Exhibit 2.1

[***] Certain information in this document, marked by brackets, has been excluded pursuant to Item 601(b)(2)(ii) of Regulation S-K under the Securities Act of 1933, as amended, because it is both (i) not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed.

DATED 22 FEBRUARY 2019

SUNDIAL UK LIMITED

as Buyer

SUNDIAL GROWERS INC.

as Guarantor

AND

NORTHEDGE CAPITAL FUND II LP

NORTHEDGE CAPITAL COINVESTMENT II LP

DAVID BALL

ANDREW HIGGINSON

AND OTHERS

as Sellers

SALE AND PURCHASE AGREEMENT

McCarthy Tétrault

125 Old Broad Street

London, England

THIS AGREEMENT is dated 22 February 2019

PARTIES:

1)	SUNDIAL UK LIMITED, a company incorporated under the laws of England and Wales, having its registered office at 125 Old Broad Street, London, England, EC2N 1AR (the “Buyer”);

2)	SUNDIAL GROWERS INC., a company incorporated under the laws of Alberta, Canada, having its registered office at 200, 919 – 11 Avenue SW, Calgary, Alberta (“Sundial” or the “Guarantor”); and

3)	THE PERSONS whose names and addresses are in Schedule 1 (the “Sellers”).

Each referred to below individually as a “Party” and jointly as the “Parties”.

BACKGROUND

1.	The Target (as defined below) is a private company limited by shares incorporated under the laws of England and Wales.

2.	The Target has an issued share capital of £2,130.58 divided into:

550,000 A ordinary shares of £0.002 each (“A Shares”);

200,000 B ordinary shares of £0.001 each (“B Shares”);

150,000 C1 ordinary shares of £0.001 each (“C1 Shares”);

20,000 C2 ordinary shares of £0.01 each (“C2 Shares”);

20,000 C3 ordinary shares of £0.01 each (“C3 Shares”);

30,000 C4 ordinary shares of £0.001 each (“C4 Shares”);

10,000 C6 ordinary shares of £0.025 each (“C6 Shares” and together with the C1

Shares, C2 Shares, C3 Shares and C4 Shares, the “C Shares”); and

58,000 D preferred shares of £0.00001 each (“D Shares”),

which shares (the “Purchased Shares”) are entirely held, as of the date hereof, by the Sellers.

3.	Project Seed Bidco Limited has also issued the Loan Notes to certain Sellers, being an aggregate of £16,945,000 A Loan Notes and £1,139,000 B Loan Notes.

4.	Each of the Sellers agrees to sell to the Buyer, and the Buyer agrees to buy from each of the Sellers, the Purchased Shares and Loan Notes, upon the terms and subject to conditions of this Agreement.

1.	DEFINITIONS

1.1	Defined Terms

In this Agreement:

“10-day VWAP” has the meaning given at Clause 10.10(a).

“Accounts” means the audited consolidated accounts of the Group and the audited accounts of each Subsidiary as at and for the fiscal years ended 30 June 2016 and 30 June 2017 respectively, consisting in each case of the profit and loss account, balance sheet, statement of cash flows, statements of changes in equity, together with the directors’ report and the notes thereto.

“Accounts Date” means 30 June 2018.

“A Loan Note” means any Loan Note issued and/or constituted pursuant to the Loan Note A Instrument.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly controls, is controlled by, or is under direct or indirect common control with, such Person, and includes any Person in like relation to an affiliate. For purposes of this Agreement, a Person shall be deemed to “control” another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise; and the term “controlled” shall have a similar meaning.

“Agreement” means this agreement, including its schedules, as amended from time to time.

“AH” means Andrew Higginson.

“AH Interests” means AH’s holding of A Shares and A Loan Notes.

“Ancillary Agreements” means the Key Employee Agreement and all other agreements, documents and instruments required to be delivered by any party pursuant to this Agreement and being in agreed form, and any other agreements, documents or instruments entered into at or prior to the Closing in connection with this Agreement or the transactions contemplated hereby.

“Assessment” means any assessment (including self-assessment), notice, demand, letter or other document issued or action taken by or on behalf of any Tax Authority, from which it appears that any Group Entity is, may be or could reasonably become subject to liability for Tax.

“B Loan Note” means any Loan Note issued and/or constituted pursuant to the Loan Note B Instrument.

“Breach Claim” means a claim by the Buyer for breach of the Warranties or a claim under the Tax Indemnity.

“Bridge Farm Lease” means the lease between Bridge Farm Nurseries Limited (1) and Neame Lea Nursery Limited (2) pursuant to which the Group occupies the Bridge Farm Property.

“Bridge Farm Property” means the land and buildings at Bridge Farm, Horseshoe Road, Spalding, Lincolnshire freehold title registered at HM Land Registry under title numbers LL160131, LL267651, LL261076 and LL93502 occupied by the Group under the terms of the Bridge Farm Lease.

“Business” means the aggregated business of the Group Entities, consisting of growing and supplying plants, flowers and produce including cannabis plants and products.

“Business Day” means any day, other than a Saturday or a Sunday, on which commercial banks are open for business in London and Calgary.

“Buyer’s Solicitors” means McCarthy Tétrault of 125 Old Broad Street, London EC2N 1AR.

“Buyer Warranties” means the warranties set out in Schedule 8.

“C$” means Canadian dollars, the lawful currency of Canada.

“Calculation Period” means either the P1 Calculation Period, the P2 Calculation Period or the P3 Calculation Period as the context requires.

“CBD” means the cannabis compound, cannabidiol.

“CBD Licence” means a controlled drugs license to undertake activities related to the production, manufacture, supply, possession of controlled drugs or the cultivation of low THC cannabis but high in CBD (with application reference number OSLXED62 pursuant to the application form contained at document 9.3.7 of the Datasite).

“Claim” means an Assessment or any demand, claim, litigation, action, hearing, lawsuit, dispute, suit, countersuit, enforcement action, order, consent agreement, settlement agreement, subpoena, inquiry, arbitration, mediation, proceeding, notice of violation, audit or investigation by or before any court, tribunal or Governmental Authority, of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity and includes any appeal or review thereof and any application for leave for appeal or review.

“Clay Lake Property” means together, (i) the land on the south side of Clay Lake Bank, Spalding, Lincolnshire, freehold title registered at HM Land Registry under title number LL241477 (ii) the freehold property known as Cowbit Farm Clay Lake, Spalding being part of the land registered at HM Land Registry under title number LL241588 and (iii) all land remaining vested in Clay Lake Farm Limited pursuant to a conveyance on sale dated 4 May 1982 between (1) Landale Armstrong Scragg (2) David Richmond Proctor (3) Landale Armstrong Scragg and David Richmond Proctor and (4) Clay Lake Farm Limited.

“Closing” means the Closing of the transaction of sale and purchase of the Purchased Shares and Loan Notes contemplated in this Agreement which will occur at the Closing Date.

“Closing Date” means the earlier of (i) the Outside Date or (ii) the tenth Business Day after the Buyer has served written notice on the Sellers confirming satisfaction or waiver (to the extent permitted hereunder) of the conditions set out in Clauses 5.2 and 5.3 (except for any conditions that by their nature can only be satisfied on the Closing Date, but subject to the satisfaction of such conditions or waiver by the Party(ies) entitled to waive such conditions) and that it wishes to proceed to Closing.

“Closing Time” has the meaning given at Clause 5.1.

“Confidential Information” has the meaning given at Clause 4.4(c).

“Completion Disclosure Letter” means the disclosure letter and any schedules or appendices thereto (including the Disclosure Letter and Disclosure Documents) and any documents listed therein, delivered by the Sellers to the Buyer as permitted under clause 3.6.

“Completion Warranties” means the Warranties given on Closing.

“Consent” means in relation to the Group Entities or the Sellers: any consent, assignment, permits, orders, certification, concession, approvals, authorisations, registrations, waivers, declarations or filings with, of or from any Governmental Authority, any party to a Contract or any third person required to enable the matters contemplated in this Agreement to be effected (excluding any HSBC Consent).

“Consideration Loan Notes” the loan notes to be issued by the Buyer to certain of the Management Sellers in the amounts calculated under Clause 2.3(d) and under Schedule 4 (if applicable) on the terms of the loan note instrument in the Agreed Form.

“Contract” means any written contract, agreement, instrument, option, lease, license, sales or purchase order, warranty, note, bond, mortgage, indenture, obligation, commitment, binding application, arrangement or understanding, having legal effect.

“CTA 2010” means the Corporation Tax Act 2010.

“Datasite” means the online data room entitled “[***]” located at [***] set up in connection with the transactions contemplated by this Agreement.

“Determined Claim” means a Breach Claim in respect of which liability is admitted, and quantum is agreed, by the Sellers (or any given Sellers concerned by the Breach Claim) or which has been adjudicated on by a court of competent jurisdiction and no right of appeal lies in respect of such adjudication, or the parties are prevented by passage of time or otherwise from making an appeal.

“Disclosed” means fairly disclosed (with sufficient details to identify the nature and scope of the matter disclosed) in or under the Disclosure Letter (and, in respect of the Completion Warranties only, in or under the Completion Disclosure Letter(s)).

“Disclosure Documents” means all of the documents contained in the Datasite (as listed in a schedule to the Disclosure Letter) and contained on a USB flash drive or disc, to be delivered by the Sellers to the Buyer on or around the date of execution of this Agreement (and, in respect of the Completion Warranties only, any additional documents added to the Completion Warranties section of the Datasite after exchange of this Agreement (as listed in a schedule to the Completion Disclosure Letter) and contained on a USB flash drive or disc, to be delivered by the Sellers to the Buyer on or before Closing.

“Disclosure Letter” means the disclosure letter and any schedules or appendices thereto (including the Disclosure Documents) delivered by the Sellers to the Buyer concurrently with the execution and delivery of this Agreement.

“Earn-out Calculation” has the meaning given at Clause 2(a) of Schedule 4.

“Earn-out Calculation Delivery Date” has the meaning given at Clause 2(a) of Schedule 4.

“Earn-out Calculation Objection Notice” has the meaning given at Clause 2(b) of Schedule 4.

“Earn-out Calculation Statement” has the meaning given at Clause 2(a) of Schedule 4.

“Earn-out Payment” means, collectively, the P1 Earn-out Payment, if any, the P2 Earn-out Payment, and the P3 Earn-out Payment, if any.

“Earn-out Review Period” has the meaning given at Clause 2(b) of Schedule 4.

“EBITDA” means the operating income of the Target, excluding depreciation, amortization, interest, taxes and other non-operating expenses whether recurring or non-recurring, for the applicable Calculation Period, calculated and prepared in accordance with UK GAAP and calculated consistently with the methodology, and using the same accounting methods, adjustments, practices, policies and procedures, with consistent definitions, judgments and valuation and estimation methodologies, used in the preparation of the Accounts without any adjustment for recurring or non-recurring addbacks.

“Employee” has the meaning given a Clause 32.1 of Part 2 of Schedule 5.

“Encumbrance” means any charge, claim, limitation, condition, equitable interest, mortgage, lien, option, pledge, security interest, servitude, easement, encroachment, right of first refusal or pre-emptive right (other than where such rights are conferred by the Target’s articles of association), right of first negotiation, hypothecation, community property interest, title retention or title reversion agreement, prior assignment or adverse claim which affects, by way of a conflicting ownership interest or otherwise, the right, title or interest in or to any particular property, or any contract to create any of the foregoing.

“Event” includes (without limitation), the expiry of a period of time, a Group Entity becoming or ceasing to be associated with any other person for any Tax purpose or ceasing to be or becoming resident in any country for any Tax purpose, the death, winding up or dissolution of any person, the earning, receipt or accrual for any Tax purpose of any income, profit or gains, the incurring of any loss or expenditure, and any transaction (including the execution and completion of this Agreement), event, act or omission whatsoever, and any reference to an Event occurring on or before a particular date shall include Events that, for Tax purposes, are deemed to have, or are treated or regarded as having, occurred on or before that date.

“Exchange Warranties” means the Warranties given at the date of this Agreement.

“FRS 102” means the Financial Reporting Standard 102 applicable in the United Kingdom and Republic of Ireland in accordance with the disclosure requirements of section 1 A of the Financial Report Standard 102.

“Fundamental Warranties” means the warranties given by the respective Sellers in Part 1 of Schedule 5 and “Fundamental Warranty” shall be construed accordingly.

“GDPR” means the General Data Protection Regulation (EU) 2016/679.

“Gosberton Lease” means the lease between TM Trustees Limited, Anthony William Ball, Shirley Jane Ball and David Robert William Ball as trustees of The Ball Family SSAS (1) and Neame Lea Nursery Limited pursuant to which the Group occupies the Gosberton Property.

“Gosberton Property” means the land and buildings at Neame Lea Nursery, Boston Road, Gosberton freehold title registered at HM Land Registry under title number LL186938 occupied by the Group under the terms of the Gosberton Lease.

“Governmental Authority” means any, domestic or foreign, (a) national, federal, supranational, state, county, local, regional, municipal or similar government, governmental, legislative, regulatory or administrative authority, branch, bureau, agency or commission or any court, tribunal, or arbitral or judicial body, (b) subdivision or authority of any of the above, (c) any governmental or private body exercising any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power or (d) the Canadian Securities Exchange.

“Group” means collectively the Target and all of its Subsidiaries (excluding, for the avoidance of doubt, Zyon), which are listed at Schedule 2, and “Group Entity” means any one of them.

“Group Tax Liability” means:

(a)	any liability of any Group Entity to make a payment of, or in respect of, or on account of, Tax (in which case the amount of the liability is the amount of the payment); and

(b)

the use or setting off of any Relief shown as an asset in the Accounts, any Relief arising in connection with an event occurring after Closing or any Relief belonging to the Buyer or an Affiliate of the Buyer where, but for that set off or use, any Group Entity would have had a liability to make a payment of or in respect of Tax (in which case, the amount of the liability is the amount of Tax for which the Group Entity would have been liable but for the set off or use).

“Guaranteed Obligations”: all present and future obligations and liabilities of the Buyer under this agreement and all agreements and obligations entered into pursuant to or in connection with it, including all money and liabilities of any nature from time to time due, owing or incurred by the Buyer under this agreement (or any agreement entered into pursuant to or in connection with it).

“Hemp Licence” means the controlled drugs licence with reference number Hemp/2018/498102 issued to Bridge Farm Nurseries Limited by the Home Office and dated 2 January 2019.

“Horseshoe Road Lease” means the lease between Bridge Farm Nurseries Limited (1) and Neame Lea Nursery Limited (2) pursuant to which the Group occupies the Horseshoe Road Property;

“Horseshoe Road Property” means the land and buildings at Horseshoe Nursery Horseshoe Road, Spalding, Lincolnshire freehold title registered at HM Land Registry under title numbers LL161180 and LL131621 occupied by the Group under the terms of the Horseshoe Road Lease;

“HMRC” means HM Revenue & Customs.

“HSBC Facilities” means:

(a)

the facility letter dated 22 May 2018 titled “£13,000,000 Sterling Base Rate Loan” between HSBC UK Bank plc, Bridge Farm Nurseries Limited, Neame Lea Fresh Limited, Neame Lea Nursery Limited and Neame Lea Marketing Limited;

(b)

the facility agreement dated 3 November 2017 titled “Facility Agreement £3,500,000” between (amongst others) HSBC Bank plc and Project Seed Topco Limited, as amended by the amendment agreement dated 13 July 2018 titled “Amendment Agreement relating to a Facility Agreement dated 3 November 2017” between (amongst others) HSBC UK Bank plc and Project Seed Topco Limited;

(c)	the asset loan agreement dated 31 May 2016 between HSBC Equipment Finance (UK) Limited and Neame Lea Nursery Limited expressed to be for a loan amount of £700,000; and

(d)	the asset loan agreement dated 23 March 2016 between HSBC Equipment Finance (UK) Limited and Neame Lea Nursery Limited expressed to be for a loan amount of £300,000.

“HSBC Consent” any consent required under the HSBC Facilities to effect Closing in the event that the indebtedness under the HSBC Facilities is not repaid on Closing.

“Independent Accountant” means an independent firm of chartered accountants of repute, carrying on business in the UK as shall be mutually agreed to by the Buyer and the Management Sellers’ Representative or failing such agreement within 5 Business Days of a written notice from either the Buyer or the Sellers’ Representative to the other proposing the identity of such independent firm of chartered accountants, as nominated by the President for the time being of the Institute of Chartered Accountants in England and Wales.

“Intellectual Property” means all intellectual property rights, including: (a) patents, utility models, trademarks and service marks, business names, domain names, rights in get-up and trade dress, goodwill and the right to sue for passing off or unfair competition, copyright and neighbouring and related rights, moral rights, rights in designs, rights in and to inventions, plant variety rights, database rights, rights in computer software and topography rights; (b) registrations and applications for any of the rights in (a) above, together with the right to apply for registration of, and be granted, renewals, extensions of and right to claim priority from, such rights; and (c) rights to use and protect the confidentiality of confidential information (including know-how, trade secrets, technical information, customer and supplier lists) and any other proprietary knowledge or information of whatever nature and howsoever arising.

“Intellectual Property Agreement” means any licence, consent or permission to use any Intellectual Property (including any written or informal arrangement).

“ITEPA 2003” means the Income Tax (Earnings and Pensions) Act 2003.

“Key Employee Agreement” means the service agreement to be entered into between the Buyer and David Ball in the agreed form.

“Knowledge of the Sellers” or any similar knowledge or awareness qualification in a Warranty means the actual knowledge or awareness that such Management Seller has, or would reasonably be expected to have, after making reasonable enquiries into the subject matter of that Warranty of each of the Management Sellers and each of [***].

“Law” means any applicable UK law including any statute, subordinate legislation or treaty, and any applicable guideline, directive, rule, standard, requirement, policy, order, judgment, injunction, award or decree of a Governmental Authority having the force of law.

“Loan Note A Instrument” means the instrument titled “Instrument constituting £15,945,000 10 per cent Series A Secured Loan Notes 2022” dated 11 August 2017 made by way of deed poll by Project Seed Bidco Limited (including any variation providing for the issue of the New Loan Notes).

“Loan Note B Instrument” means the instrument titled “Instrument constituting £658,000 10 per cent Series B Secured Loan Notes 2022” dated 11 August 2017 made by way of deed poll by Project Seed Bidco Limited (including any variation providing for the issue of the New Loan Notes).

“Loan Notes” means A Loan Notes and the B Loan Notes.

“loss” or “losses” means all liabilities and reasonable and properly incurred costs and reasonably and properly incurred expenses (excluding recoverable input VAT), claims, actions, proceedings, settlements, damages and fines (which for clarity excludes loss of goodwill or reputation or consequential losses).

“Management Accounts” means the unaudited consolidated accounts of the Group as at and for the 18-month period ended 31 December 2018, consisting of the profit and loss accounts and a balance sheet as of and for the 18-month period ended 31 December 2018.

“Management Accounts Date” means 31 December 2018.

“Management Sellers” means all of the Sellers other than NorthEdge.

“Management Sellers’ Representative” has the meaning given at Clause 9.1.

“Material Contract” means any agreement, arrangement or contract of the type listed in Clause 16.1 of Part 2 of Schedule 5.

“NE” or “NorthEdge” means NorthEdge Capital Fund II LP and NorthEdge Capital Coinvestment II LP.

“NE Fundamental Warranties” means the Fundamental Warranties given by NorthEdge.

“New Loan Notes” means the £500,000 A Loan Notes and £500,000 B Loan Notes issued on 7 January 2019, the £250,000 A Loan Notes issued on 22 January 2019, the £250,000 A Loan Notes issued on 25 January 2019 and any additional Loan Notes issued after exchange of this Agreement with the prior written consent of the Buyer.

“NE Proportions” means (after payment of the amounts outstanding in respect of Loan Notes held by NE) the proportions set out next to the name of each of the NE entities in column (7) of Schedule 1.

“Outside Date” means 30 September 2019.

“Overprovision” means the amount by which any provision for tax (other than deferred tax) in the Accounts is overstated, except where such overstatement arises as a result of any Relief (as referred to in sub-clause (b) of the definition of Group Tax Liability in this clause 1.1) or:

(a)	a change in law;

(b)	a change in the accounting bases on which the Company or any Subsidiary values its assets; or

(c)	a voluntary act or omission of the Buyer,

which, in each case, occurs after Closing.

“P1 Calculation Period” means the 12 month period ending on [***].

“P2 Calculation Period” means the 12 month period ending [***].

“P3 Calculation Period” means the 12 month period ending on [***].

“PAYE” means the mechanism prescribed by Tax Legislation for the charge, collection, assessment, recovery and making of deductions from or in respect of the following:

(a)	sums to which part 11 of ITEPA 2003 and regulations under section 684 of ITEPA 2003 apply, and

(b)	Class 1, Class 1A and Class 1B contributions referred to in section 1(2) of the Social Security Contributions and Benefits Act 1992;

“Permitted Encumbrances” means (i) liens for Taxes not yet past due and for which adequate reserves have been established and are reflected in the Financial Statements in accordance with FRS 102; (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s and carriers’ liens arising in the ordinary course of business consistent with past practice; and (iii) account charges granted by the Group in respect of the HSBC Facilities.

“Permitted Repayment” means repayment out of the cashflows of the Group to the Sellers of an amount equal to the principal amount of New Loan Notes (including interest accrued thereon) up to a maximum amount of £1,500,000 (plus accrued interest) plus any further Loan Notes issued as permitted by this Agreement with the consent of the Buyer.

“Person” means an individual, company, corporation, partnership, limited liability company, limited liability partnership, fund, syndicate, person, trust, association, organisation or other entity, including any Governmental Authority, that person’s personal representatives, successors and permitted assigns, and including any successor, by merger or otherwise, of any of the foregoing.

“Personal Information” means the type of information regulated by Privacy Laws and collected, used, disclosed or retained by any Group Entity including information regarding the customers, suppliers, Employees, Workers and agents of any Group Entity, such as an individual’s name, address, age, gender, identification number, income, family status, citizenship, employment, assets, liabilities, source of funds, payment records, credit information, personal references and health records.

“Privacy Laws” means all applicable Laws governing the collection, use, disclosure and retention of Personal Information including (i) the Data Protection Act 1998 and all other applicable national laws, regulations and secondary legislation implementing European Directive 95/46/EC; (ii) the GDPR and all related national laws, regulations and secondary legislations, including the Data Protection Act 2018; and (iii) the Privacy and Electronic Communications (EC Directive) Regulations 2003 (SI 2003/2426) and all other applicable national laws, regulations and secondary legislations implementing European Directive 2002/58/EC, in each case as amended, replaced or updated from time to time and together with any subordinate or related legislation made under any of the foregoing and having the force of law.

“Properties” means all the properties owned or occupied by the Group, details of which are in Schedule 10 each being a Property;

“Property Guarantees” means the deeds of guarantee between Target (1) and Bridge Farm Holdings Ltd in respect of each of the Bridge Farm Lease and the Horseshoe Road Lease and between Target (1) and SSAS (2) in respect of each of the Gosberton Lease and the VP Lease;

“Property Warranties” means the warranties in Part 4 of Schedule 5;

“Purchase Price” has the meaning given at Clause 2.2.

“Purchased Shares” means all of the issued share capital in the Target as set out in Recital 2 under “Background”.

“Put and Call Agreement” means the put and call agreement(s) to be entered into between the Guarantor and certain of the Management Sellers in relation to the Consideration Loan Note(s).

“Records” means together: (a) accounts, books, ledgers, financial and other records of any kind of the Group (including all documentation relating to the contracts and employees of the Group, all invoices and other records required for VAT purposes, tax records and all lists of customers and suppliers of the Group) in each case however stored; and (b) all technical and sales material of the Group, including plans, technical and sales publications, designs and other similar material.

“Relief” includes, unless the context otherwise requires, any allowance, credit, deduction, exemption or set-off in respect of any Tax or relevant to the computation of any income, profits or gains for the purposes of any Tax, or any saving or repayment of Tax (including any interest in respect of Tax).

“Representative” means, with respect to any person, any and all directors, officers, employees, consultants, financial advisors, counsel and accountants.

“Resolution Period” has the meaning given at Schedule 4.

“Restricted Sellers” means David Ball and AH.

“Saving” means the reduction in any actual liability of a Group Entity in respect of corporation tax (for which the Sellers would not have otherwise been liable under the Tax Indemnity) through the use of a Relief arising solely as a result of a liability in respect of which the Management Sellers are liable under the Tax Indemnity.

“SDLT” means stamp duty land tax.

“SDRT” means stamp duty reserve tax.

“Sellers’ Solicitor” means Browne Jacobson LLP.

“Shares” means the ordinary and preferred shares in the capital of the Target.

“SSAS” means the Ball Family SSAS as constituted by a trust deed and rules dated 18 November 2014 (copies of which are Disclosed);

“Subsidiary” means a body corporate which is controlled, directly or indirectly, by a Person and “Subsidiaries” shall be construed accordingly.

“Sundial Shares” means the common shares in the capital of the Guarantor.

“Target” means Project Seed Topco Limited, a company incorporated and registered under the laws of England and Wales under the Companies Act 2006 with company number 10802140 whose registered office is at One Eleven, Edmund Street, Birmingham, England, B3 2HJ.

“Target Transaction Costs” means all fees and expenses of any Group Entity which are, in each case, incurred prior to Closing, or after Closing if such fees and expenses are incurred by such Group Entity for the benefit of any Sellers, in each case in connection with the negotiation, preparation, execution and performance of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, including the fees and expenses of legal counsel, financial advisers and accountants (but excluding for the avoidance of doubt, the monitoring fees payable to NE under the Investment Agreement dated 12 August 2017 and any costs properly incurred in the ordinary course of carrying on the business of each Group Entity such as seeking the CBD Licence.

“Tax” or “Taxes” means all taxes, whether or not directly or primarily chargeable against or attributable to any Group Entity and regardless of whether such Group Entity has, or may have, any right of reimbursement against any other person: (i) any form of tax, levy, impost, duty, contribution, customs and other import duties, liability and charge in the nature of taxation and all related withholdings or deductions of any kind (including, for the avoidance of doubt, any National Insurance and social security contribution liabilities and corresponding obligations outside of the United Kingdom but excluding business rates and water rates and corresponding obligations outside of the United Kingdom)

wherever and whenever payable and shall further include any amount payable as a consequence of any claim, direction order or determination of any Tax Authority; and (ii) all fines, penalties, charges, and interest included in or relating to any taxes mentioned in (i) above or to any obligation in respect of any taxes mentioned in (ii) above.

“Tax Authority” means any Governmental Authority competent to impose, administer, levy, assess or collect Tax.

“Tax Claim” means a claim under the Tax Indemnity or the Tax Warranties.

“Tax Indemnity” means the indemnity set out in Clause 7.1.

“Tax Legislation” means any primary or secondary statute, instrument, enactment, order, law, by-law or regulation making any provision for or in relation to Tax and having the force of law.

“Tax Return” means any return, declaration, report, statement, information statement, form, election, amendment, claim for refund, schedule or attachment thereto or other document filed or required to be filed with a Governmental Authority with respect to Taxes.

“Tax Statute” means any directive, statute, enactment, law or regulation wherever enacted or issued, coming into force or entered into providing for or imposing any Tax, or providing for the reporting, collection, assessment or administration of any Tax liability, and including orders, regulations, instruments, bye-laws or other subordinate legislation made under the relevant statute or statutory provision and any directive, statute, enactment, law, order, regulation or provision that amends, extends, consolidates or replaces the same or that has been amended, extended, consolidated or replaced by the same in each case having the force of law as at the date of this Agreement.

“Tax Warranties” means the warranties set out at Part 3 of Schedule 5.

“TCGA 1992” means the Taxation of Chargeable Gains Act 1992;

“Technical Information” means all data, formulae, techniques, trade secrets, expertise, proprietary knowledge, know-how, designs, specifications, instructional materials and other similar information of any kind used by the Group relating to its business.

“Third Party Claim” has the meaning given at Clause 8.4(c).

“Threshold” means any loss arising under matters described in Clause 5.2 (a) or (b) in the amount of £1,000,000 (unless such loss is not covered by the Buyer’s warranty insurance in place in respect of this Agreement in which case the figure shall be £600,000) or greater.

“Transaction Document” means this agreement, all documents in the Agreed Form and all documents to be entered into under or in connection with this agreement or any Agreed Form document.

“UK GAAP” means, in relation to a Person, generally accepted accounting principles, standards and practices applied in the United Kingdom, including Financial Reporting Standards 100 to 105 issued by the Financial Reporting Council in the United Kingdom (and applied as appropriate having regard to the position of the Target), and the applicable accounting requirements of the Companies Act 2006.

“United Kingdom” or “UK” means the United Kingdom of Great Britain and Northern Ireland.

“Value Added Tax” or “VAT” means value added tax as chargeable in the UK under the provision of the Value Added Tax Act 1994 and subordinate legislation.

“VP Lease” means the lease between TM Trustees Limited, as Trustees of the Ball Family SSAS (1) and Neame Lea Nursery Limited (2) pursuant to which the Group occupies the VP Property.

“VP Property” means the land and buildings at VP Nursery laying to the North east side of Mallard Road, Low Fulney, Spalding, Lincolnshire, freehold title registered at HM Land Registry under title number LL281711 occupied by the Group under the terms of the VP Lease.

“Warranties” means the warranties set out in Schedule 5.

“Worker” means any person who is not an Employee and who personally performs work for any Group Entity but who is not in business on their own account or in a client/customer relationship.

“Zyon” means Zyon UK Flowers and Plants Limited as more particularly set out in Schedule 2.

“£” means pounds sterling, the lawful currency of the United Kingdom.

1.2	Interpretation:

(a)	The table of contents and headings contained in this Agreement are for convenience of reference only shall not affect the interpretation of this Agreement.

(b)	References to Clauses and Schedules are to the Clauses of and Schedules to this Agreement and references to paragraphs are to paragraphs of the relevant Schedule.

(c)	The Schedules form part of this Agreement and shall have effect as if set out in full in the body of this Agreement. Any reference to this Agreement includes the Schedules.

(d)

A reference to this Agreement or to any other agreement or documents referred to in this Agreement is a reference to this Agreement or such other agreement or document as amended, restated, amended and restated, supplemented, altered, changed, modified varied and/or novated in accordance with its terms from time to time.

(e)	A reference to an amendment includes a novation, alteration, change, restatement, re-enactment, supplement or variation (and amended and amend shall be construed accordingly).

(f)	Unless the context otherwise requires, words in the singular shall include the plural and the plural shall include the singular.

(g)	Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.

(h)	A reference to a body corporate shall include any company, corporation or other body corporate, wherever and however incorporated or established.

(i)	A reference to writing or written means any method of reproducing words in a legible and non-transitory form.

(j)

This Agreement shall be binding on and enure to the benefit of, the parties to this Agreement and their respective personal representatives, successors and permitted assigns, and references to a Party shall include that party’s personal representatives, successors and permitted assigns.

(k)

Any words following the terms including, include, in particular, for example or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms.

(l)	References to a document in agreed form are to that document in the form agreed by its parties and initialled by them or on their behalf for identification on the date of this agreement.

(m)

Unless otherwise provided, a reference to a statute or statutory provision is a reference to it as amended, extended or re-enacted from time to time provided that, as between the parties, no such amendment, extension or re-enactment made after the date of this Agreement shall apply for the purposes of this Agreement to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, any party.

(n)	Subject as provided in clause 1.2 (m), a reference to a statute or statutory provision shall include all subordinate legislation made from time to time under that statute or statutory provision.

(o)	Any obligation on a Party not to do something includes an obligation not to allow that thing to be done if within that Party’s control.

(p)	References to times of day are, unless the context otherwise requires, to London, England time and references to a day are to a period of twenty four hours running from midnight on the previous day.

(q)

Reference to any English legal term for any action, remedy, method of proceedings, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include what most nearly approximates in that jurisdiction to the English legal term.

(r)

The expression “ordinary course of business” or “business in the ordinary course” means the ordinary and usual course of the Business consistent in all respects (including nature and scope) with prior practice.

(s)

All agreements, obligations and liabilities on the part of the Sellers contained in or arising under this Agreement are, unless expressly stated to the contrary, several and shall be construed accordingly.

2.	PURCHASE AND SALE

2.1	Purchase and Sale

(a)

Upon the terms and subject to the conditions of this Agreement, with effect as of the Closing Date, each Seller agrees to sell and transfer to the Buyer, and the Buyer purchases from the Sellers, all of the Purchased Shares and Loan Notes set opposite its/his/her name in column (2) of Schedule 1 with full title guarantee, free and clear of all Encumbrances and with all rights and benefits (in particular, the right to receive all dividends and distributions declared, made or paid on or after the date hereof) attaching thereto, for the consideration specified at Clause 2.2.

(b)

Each Seller hereby waives any rights of pre-emption or other restrictions on transfer in respect of the Purchased Shares (or any of them) conferred by the Target’s articles of association or any other contracts or by operation of law.

(c)

Neither the Sellers nor the Buyer is obliged to complete the sale and purchase of any of the Purchased Shares or Loan Notes unless the sale and purchase of all the Purchased Shares and Loan Notes is completed simultaneously.

(d)

It is intended that the Group Entities shall repay the New Loan Notes on or before Closing from available cash resources of the Group but in the event that such Loan Notes are not redeemed on or before Closing, the Buyer shall purchase and each relevant Seller shall sell the New Loan Notes with full title guarantee, free and clear of all Encumbrances and with all rights and benefits for a consideration equal to the nominal value of the New Loan Notes together with interest accrued since the date of issue.

2.2	Purchase Price

The aggregate price payable by the Buyer for the Purchased Shares and the Loan Notes shall be:

(a)	£37,500,000 in the case of NorthEdge and AH (in respect of the AH Interests), apportioned in accordance with Schedule 1, subject to adjustment in accordance with Clause 2.3(a)(iii); and

(b)

£7,500,000 in cash plus the issue of Consideration Loan Notes to the Management Sellers (for the Purchased Shares and Loan Notes other than the AH Interests) in the principal sum calculated under clauses 2.3(d) and 2.3(b)(ii) treated in each case as fully paid.

(collectively, the “Purchase Price”).

2.3	Payment of Purchase Price

(a)	In the case of NorthEdge, the Purchase Price shall be satisfied by the Buyer as follows:

(i)

by the payment of £5,000,000 in cash (the “Exchange Deposit”) to NorthEdge (on trust for NE and Target) by no later than 5.00pm GMT on the Business Day immediately following the date of this Agreement as a non-refundable deposit in the NE Proportions;

(ii)	if Closing occurs prior to 1 July 2019, by the payment, in cash, of £32,500,000 which shall be apportioned as follows:

A.	£32,386,266 in cash to NorthEdge in the NE Proportions; and

B.	£113,734 in cash to AH,

in each case, on Closing plus the amount of any New Loan Notes held by NE plus accrued interest which have not been redeemed;

(iii)	if Closing occurs on or after 1 July 2019, by the payment of an additional £10,000,000 in cash by 15 July 2019 as a further nonrefundable deposit to NorthEdge (on trust for NE and Target) and:

A.	£22,386,266 in cash to NorthEdge in the NE Proportions; and

B.	£113,734 in cash to AH,

in each case, on Closing plus the amount payable in cash of any New Loan Notes held by NE plus accrued interest which have not been redeemed.

(b)	In the case of the Management Sellers (in respect of their Purchased Shares and Loan Notes other than the AH Interests), the Purchase Price shall be satisfied by the Buyer as follows:

(i)

by the payment of £7,500,000 in cash and the issuance of the Consideration Loan Notes at par treated as fully paid in the amounts calculated under Clause 2.3(d) to the Management Sellers on the Closing Date, in each case pro rata to their holding of the Purchased Shares (but excluding AH’s holding of A Shares) and as set out in column (8) of Schedule 1, plus the amount payable in cash of any New Loan Notes held by David Ball plus accrued interest which have not been redeemed; and

(ii)

by the payment of the Earn-out Payments from time to time, if any, to the Management Sellers pro rata to their holding of the Purchased Shares (but excluding AH’s holding of A Shares) and as set out in column (8) of Schedule 1 (to be satisfied by the issuing of Consideration Loan Notes) in accordance with the terms set out in Schedule 4 and subject always to maximum aggregate payments of an additional 1,000,000 Sundial Shares pursuant to this Clause 2.3(b)(ii).

(c)

All cash payments to be made to any Sellers in respect of the Purchase Price or any other matter under this Agreement shall be made by the Buyer (through the Buyer’s Solicitors) in pound sterling by electronic transfer of immediately available funds to the Sellers’ Solicitor (who is irrevocably authorised by each Seller to receive the same) bank account set out in Schedule 3. Each Seller acknowledges and agrees that any payment made in accordance with Clause 2.3 shall constitute good and valid discharge of the obligations of the Buyer to pay the sum in question to such Seller, without any further action of the Buyer and for the avoidance of doubt, the Buyer shall not be concerned to see the application of the monies so paid.

(d)

The value of the Consideration Loan Notes issued on Closing shall be equal to 1,500,000 multiplied by the 10 day VWAP of the Sundial Shares as at the Closing Date, provided such shares are listed on a Canadian stock exchange at such time and, if not so listed, the fair market value of such shares as at the Closing Date.

3.	WARRANTIES

3.1	Except as Disclosed,

(a)

the Management Sellers warrant jointly and severally to the Buyer that each warranty set out in Schedule 5 (other than those Fundamental Warranties set out in Schedule 5) is true, accurate and not misleading as at the date of this Agreement; and

(b)

NE warrants severally and for itself and in respect of the Purchased Shares and Loan Notes, if any, set opposite his name in column (2) of Schedule 1, to the Buyer that each Fundamental Warranty set out in section 1 of Schedule 5 (NE Fundamental Warranties) is true, accurate and not misleading as at the date of this Agreement

(c)

each of the Management Sellers warrants severally and for himself and in respect of the Purchased Shares and Loan Notes, if any, set opposite his name in column (2) of Schedule 1, to the Buyer that each Fundamental Warranty set out in section 2 of Schedule 5 (Management Sellers Fundamental Warranties) is true, accurate and not misleading as at the date of this Agreement.

3.2	The Buyer warrants to the Sellers that each Buyer Warranty is true, accurate and not misleading as at the date of this Agreement and at Closing.

3.3	Each of the Warranties and the Buyer Warranties is separate and, unless otherwise specifically provided, is not limited by reference to any other Warranty or any other provision in this Agreement.

3.4

Except for the matters Disclosed, no information of which the Buyer or the Sellers, their agents or advisers has knowledge (in each case whether actual, constructive or imputed), or which could have been discovered (whether by investigation made by the Buyer or the Sellers or on their behalf), shall prejudice or prevent any claim under the Warranties, or reduce the amount recoverable under any such claim.

3.5

Each Seller waives any claim which that Seller may have against the Group, or any officer or employee of the Group, relating to any information supplied, or any failure to supply information, to the Sellers or the Buyer, or any of their respective advisers, in connection with any Transaction Document.

3.6

The Management Sellers shall be entitled to submit one or more Completion Disclosure Letter(s) prior to Closing but for the avoidance of doubt the contents of the Completion Disclosure Letters shall not apply as being Disclosed against the Warranties given on the date of this Agreement.

4.	COVENANTS

4.1	Access to Books and Records

Subject to applicable Laws and receiving reasonable advance notice from the Buyer, the Sellers shall make available, during normal business hours prior to Closing, to the Buyer and its authorized representatives all such Contracts, policies, reports, licences, orders, permits, books of account, accounting records and other documents, information and data relating to the Business and (in each case) in the possession and / or under the control of the Sellers and which is the property of a Group Entity, as the Buyer shall reasonably require.

4.2	Conduct of Business prior to Closing

(a)

Without in any way limiting any other obligations of the Sellers hereunder, during the period from the date hereof until Closing, the Management Sellers shall use their powers in relation to the Group Entities (without any requirement to incur additional personal liabilities) to cause (so far as they are able and subject always to their fiduciary duties) the Group Entities to:

(i)

carry on the Business only in the ordinary course of business and (subject always to terms being agreed by the Group with the Buyer for the provision of funding facilities by the Buyer to the Group and such funds being made available in a timely manner) with a view to installing the necessary CBD extraction facilities forming part of Phase 1 at the Clay Lake Property to operating order by the end of June 2019 or as soon as reasonably practicable thereafter and shall not, without the prior written consent of the Buyer, enter into any transaction which, if effected before the date of this Agreement, would constitute a breach of any Warranty, covenant or other obligation hereunder of such Sellers;

(ii)

use all commercially reasonable efforts to preserve intact the Business, organisation and goodwill, and to maintain satisfactory relationships with its suppliers, governmental authorities and counterparties on a basis consistent with past practice;

(iii)

use all commercially reasonable efforts to cause its current insurance policies not to be cancelled or terminated or the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies, and where possible, for substantially similar premiums, are in full force and effect;

(iv)

use all commercially reasonable efforts to give or obtain, at or prior to the Closing Time, all notices and Consents (excluding the HSBC Consents) required by the Group Entities in respect of the Closing of the transactions contemplated by this Agreement and to provide reasonable assistance to the Buyer in respect of the Buyer seeking the HSBC Consent;

(v)

as soon as reasonably practicable advise the Buyer in writing of any facts that come to their attention which could reasonably be expected to cause any of the Warranties to be untrue in any material respect;

(vi)	use all commercially reasonable endeavours to comply with all applicable Laws in all material respects on a basis consistent with past practice;

(vii)

maintain the books, records and accounts of the Group Entities in the ordinary course of business and record all transactions required by Laws to be recorded and on a basis consistent with past practice;

(viii)	use all commercially reasonable efforts to obtain the CBD Licence;

(ix)

take or cause to be taken all necessary corporate action, steps and proceedings to approve or authorize the execution and delivery of the Ancillary Agreements and documents contemplated hereby by the Group Entities;

(x)	use commercially reasonable efforts to satisfy the conditions contained in Clause 5.2;

(xi)	not, without the prior written consent of the Buyer, not to be unreasonably withheld or delayed:

A.	enter into any Contract that would be a Material Contract if in existence on the date hereof;

B.	amend, modify, waive any rights under or terminate any Material Contract or the Hemp Licence;

C.	create or permit the creation of any Encumbrance, other than Permitted Encumbrances, on the assets of any Group Entity;

D.

grant or pay any bonus, whether monetary or otherwise, or announce, grant or implement any general wage or salary increases for any Employee (other than in the ordinary course of business) or any Sellers Provided always that the Sellers shall be permitted to award bonuses to employees of the Group in connection with Closing subject to the cost of such bonuses (including employers national insurance) being deducted from the cash consideration payable on Closing;

E.

incur or guarantee any indebtedness in the nature of borrowings (outside the current facilities), make any loans, advances or capital contributions to, or make any other investment in, any other Person, or issue or sell any securities (other than the New Loan Notes); or

F.	authorise or commit any of the foregoing.

(b)

NE consents to the Management Sellers and the Group Entities complying with this clause 4.2 and shall not use its powers in relation to the Company to frustrate the satisfaction of the requirements of clause 5.2.

(c)	The Buyer shall use commercially reasonable efforts to satisfy the conditions contained in Clause 5.3.

(d)

The Management Sellers will notify the Buyer promptly of any correspondence received from Governmental Authorities in relation to the Hemp Licence and CBD Licence and will not send any material correspondence or submissions (nor have material discussions) to or with Governmental Authorities in relation to the Hemp Licence or CBD Licence without the prior approval of the Buyer (not to be unreasonably withheld or delayed).

(e)

The Management Sellers will promptly notify the Buyer orally and in writing of any Contract, permit or licence of the Group Entities for which the notice or Consent necessary for the Sellers to consummate the transactions contemplated by this Agreement and the Ancillary Agreements (other than HSBC Consent), will require any payment of fees, the imposition of any material restrictions or any material modification in terms of the Contract, permit or licence. Neither the Sellers nor the Buyer shall have any obligation to accept any such material restriction or material modification.

4.3	Confidentiality

(a)

From and after the Closing Date, the Parties shall not, and each Party shall cause its Affiliates and Representatives to not, disclose to any third party or use for its or their own benefit any Confidential Information provided that the restriction in this Clause 4.3(a) shall not apply to:

(i)	use or disclosure of Confidential Information by the Sellers in the ordinary course of their employment pursuant to the terms of the their employee agreements;

(ii)	disclosure of Confidential Information to a director, officer or employee of the Parties or the Target whose function requires him to have the Confidential Information; or

(iii)

disclosure of Confidential Information to a Party’s professional adviser for the purpose of advising such Party or to any investor of NE (but only such terms that such professional advisers or investors undertake to comply with customary confidentiality obligations in respect of such information).

(b)

Notwithstanding Clause 4.3(a), a Party may furnish such portion of the Confidential Information as such Party reasonably determines it is legally obligated to disclose if: (i) required under applicable Law or if it receives a request to disclose all or any part of the Confidential Information under the terms of a subpoena, judicial process or order, civil investigative demand or order issued by a Governmental Authority; (ii) to the extent not inconsistent with such requirement or request and legally permissible, it notifies the other Parties of the existence, terms and circumstances surrounding such requirement or request and reasonably consults with the other Parties on the advisability of taking steps available under applicable Law to resist or narrow such request or the application of such requirement; and (iii) it exercises its commercially reasonable efforts to obtain an order or other reliable assurance (to the extent reasonable to do so) that confidential treatment will be accorded to the disclosed Confidential Information.

(c)

For purposes of this Agreement, “Confidential Information” consists of all information and data, whether written or oral, concerning any Group Entity, the Business or the transactions contemplated hereby, except for data or information that is or becomes available to the public other than as a result of a breach of this Clause 4.3. For the avoidance of doubt, “Confidential Information” as defined herein does include any information provided or made available to any Party or Representative of any Party pursuant to Schedule 4.

4.4	Public Announcements

(a)

No Party shall, nor shall any of them permit any of their respective Affiliates and Representatives to, issue any press release or otherwise make any public statement with respect to this Agreement, any of the Ancillary Agreements, any of the terms hereof or thereof or any of the transactions contemplated hereby or thereby without the prior written consent of the other Parties, except as may be required by applicable Law. If any Party determines, with the advice of counsel, that it or any of its Affiliates or Representatives is required by applicable Law to make any public statement regarding or to otherwise publicly disclose this Agreement, any of the Ancillary Agreements, any terms hereof or thereof or any of the transactions contemplated hereby or thereby, such Party shall, within a reasonable time before making, or permitting any of its Affiliates or Representatives to make, any public disclosure, consult with the other Parties regarding such disclosure and seek confidential treatment for such terms or portions of this Agreement or such Ancillary Agreement as may be requested by the other Parties.

(b)	The Parties agree to announce the execution of this Agreement in the agreed form at such time as is mutually agreed upon by the Parties.

4.5	Non-Competition; Non-Solicitation

(a)

Unless otherwise agreed in this Agreement, none of the Restricted Sellers shall, directly or indirectly (including, without limitation, jointly or in conjunction with any Person as principal or agent), without the prior written consent of the Buyer (which may be withheld at the Buyer’s sole discretion) until the date that is three (3) years after the Closing Date, carry on or engage in or have any interest, or advise, lend money to, guarantee the debts or obligations of or permit its name or any part thereof to be used in, any business within the United Kingdom or Europe that is the same as, substantially similar to and competitive with the Business as carried on at the Closing Date and proposed to be carried on pursuant to the Hemp Licence (other than acquiring, owning or holding shares of a Person listed on a recognised stock exchange or over-the-counter market that do not exceed five (5) per cent. of the outstanding equity ownership of such Person). Each Restricted Seller acknowledges that the restrictions set out in this Clause 4.5 are reasonable and necessary for the protection of the legitimate interests of the Buyer.

(b)

None of the Restricted Sellers shall, directly or indirectly (including, without limitation, jointly or in conjunction with any Person as principal or agent), without the prior written consent of the Buyer (which may be withheld at the Buyer’s sole discretion) until the date that is three (3) years after the Closing Date:

(i)

solicit, recruit, hire or employ any person who at any time on or after the date of this Agreement is an Employee or Worker of any Group Entity; provided that the foregoing shall not prohibit: (A) a general solicitation to the public or general advertising or similar methods of solicitation by search firms not specifically directed at Employees or Workers of the Group Entities; or (B) the Restricted Sellers from soliciting, recruiting or hiring any former Employee or Worker of any Group Entity who has ceased to be employed or retained by such Group Entity for at least twelve (12) months; or

(ii)

knowingly disparage any Group Entity with the intention of adversely affecting the goodwill, reputation or business relationships of any Group Entity, the Buyer or any of their respective Subsidiaries and Affiliates with the public generally, or with any of their suppliers or Employees or Workers.

(c)

None of the Restricted Sellers shall, directly or indirectly (including, without limitation, jointly or in conjunction with any Person as principal or agent), without the prior written consent of the Buyer (which may be withheld at the Buyer’s sole discretion) at any time after Closing, use, in the course of any business, any trade or service mark, business or domain name, design or logo which, at Closing, was or had been used by any Group Entity, or anything which, in the reasonable opinion of the Buyer, is capable of confusion with such words, mark, name, design or logo other than in the case of David Ball having a minority interest in Bridge Farm Holdings Limited as a family investment company which does not compete with the Group.

(d)

Each Restricted Seller acknowledges that such Seller’s covenants set out in this Clause 4.5 are an essential element of this Agreement and that any breach by any Restricted Sellers of any provision of this Clause 4.6 is likely to result in irreparable injury to the Group Entities and the Buyer. Each Restricted Seller acknowledges that in the event of such a breach, in addition to all other remedies available at law, any of the Group Entities or the Buyer shall be entitled to equitable relief, including injunctive relief.

(e)

If a court of competent jurisdiction determines that the character, duration or geographical scope of the provisions of this Clause 4.5 are unreasonable, it is the intention and the agreement of the Parties that these provisions shall be construed by the court in such a manner as to impose only those restrictions on a Party’s conduct that are reasonable in light of the circumstances and as are necessary to assure to the applicable Party the benefits of this Agreement. If, in any judicial proceeding, a court shall refuse to enforce all of the separate covenants of this Clause 4.5 because taken together they are more extensive than necessary to assure to the Parties the intended benefits of this Agreement, it is expressly understood and agreed by the Parties that the provisions hereof that, if eliminated, would permit the remaining separate provisions to be enforced in such proceeding, shall be deemed eliminated, for the purposes of such proceeding, from this Agreement.

(f)

The Restricted Sellers have granted the covenants set out in this Clause 4.5, which are an integral part of this Agreement, to preserve the value of the Purchased Shares and Loan Notes and no proceeds payable by the Buyer to the Sellers pursuant to this Agreement shall be allocable to the granting of such covenants.

(g)

Notwithstanding any provision to the contrary in this Clause 4.5, none of the Restricted Sellers shall be restricted from performing their respective duties as Employees, Workers or consultants of the Buyer or any Group Entity, if applicable, including under the employment agreement to which a Restricted Sellers is a party.

4.6	Lock-in Commitment

If so requested by the Guarantor, David Ball agrees to enter into and abide by any lock-in agreement (restricting the sale of Sundial Shares for a given period not exceeding six (6) months) that is also required to be entered into by senior or other management of the Guarantor in connection with any public offering or private placement of Sundial Shares in the twelve (12) months following such public offering or private placement.

4.7	Notwithstanding any provision of this agreement, the parties acknowledge that NorthEdge will be entitled to the following payments from the Company:

(a)	disbursements (to 31 January 2019) in the sum of £11,784.02;

(b)	flights (already invoiced to Bridge Farm Nurseries Limited) in the sum of £2,493.70;

(c)	director fees in the sum of £18,750.00; and

(d)	disbursements from 1 February 2019 to Closing of up to £3,000.00.

5.	CLOSING

5.1	Closing

Subject to compliance with the terms and conditions hereof, closing of the sale and purchase of the Purchased Shares and Loan Notes contemplated by this Agreement shall take place on the Closing Date at the offices of the Buyer’s Solicitors or such other place on such other time or such other date as NE, the Management Sellers’ Representative and the Buyer may mutually agree in writing. For purposes of this Agreement and the Ancillary Agreements, the Closing shall be deemed to have occurred at 12:01 p.m. on the Closing Date (the “Closing Time”).

5.2

Conditions of Closing for the Benefit of the Buyer Closing is subject to the following conditions, which are for the exclusive benefit of the Buyer and which are to be performed or complied with at or prior to Closing:

(a)

each of the warranties given in favour of the Buyer pursuant to this Agreement shall have been true and correct in all respects on the date of execution of this Agreement (save as Disclosed) and shall be true and correct in all material respects (except that those warranties which are qualified as to material, materiality, or similar expressions, or are subject to the same or similar type exceptions, shall be true, complete and correct in all respects) on the Closing Date (save as Disclosed) as if made on and as of such date and time and that the Threshold has not been reached, and the Management Sellers’ Representative, on behalf of each Seller (other than NE) and NE, shall have executed and delivered to the Buyer a certificate to that effect in respect of the warranties given by them respectively confirming that the Warranties in this Agreement are given on that basis;

(b)

the Sellers shall have performed, fulfilled and complied, and shall have caused the Group Entities to perform, fulfil and comply, with all of the obligations, covenants and conditions of this Agreement to be performed, fulfilled or complied with by the Sellers and the Group Entities, as applicable, at or prior to the Closing Date and that the Threshold has not been reached and the Management Sellers’ Representative, on behalf of each Seller (other than NE) and NE in respect of its obligations, will have executed and delivered to the Buyer a certificate to that effect (subject to any matters Disclosed);

(c)

no written notice having been received by the Parties of any legal or regulatory action or proceeding being pending or threatened by any Governmental Authority to enjoin, restrict or prohibit the purchase and sale of the Purchased Shares or transfer of the Loan Notes contemplated hereby or in the reasonable opinion of the Buyer (supported by Queens Counsel in the form of an amended joint opinion to the joint opinion such Queens Counsel gave on 1 February 2019), due to changes in law after the date of this Agreement or subsequent amendments to this Agreement, Closing would amount to a breach of the Proceeds of Crime Act and consent or deemed consent would not be forthcoming from the National Crime Agency;

(d)	there shall be no injunction in effect against Closing entered by a court of competent jurisdiction; and

(e)	the Sellers shall have delivered all closing deliverables set out in Clause 5.4.

Any such condition may be waived in whole or in part by the Buyer without prejudice to any claims it may have for breach of covenant or warranty hereunder.

5.3	Conditions of Closing for the Benefit of the Sellers

Closing is subject to the following conditions, which are for the exclusive benefit of each Seller and which are to be performed or complied with at or prior to Closing:

(a)

each of the warranties made in favour of the Sellers pursuant to this Agreement shall have been true and correct in all respects on the date of execution of this Agreement and shall be true and correct in all material respects on the Closing Date as if made on and as of such date and time, and the Buyer shall have executed and delivered to the Sellers a certificate to that effect;

(b)

the Buyer shall have performed, fulfilled and complied with all of the obligations, covenants and conditions of this Agreement to be performed, fulfilled or complied with by the Buyer at or prior to the Closing Date and the Buyer will have executed and delivered to the Sellers a certificate to that effect;

(c)

no written notice having been received by the Parties of any legal or regulatory action or proceeding being pending or threatened by any Governmental Authority to enjoin, restrict or prohibit the purchase and sale of the Purchased Shares or novation of the Loan Notes contemplated hereby or in the reasonable opinion of the Sellers (supported by Queens Counsel in the form of an amended joint opinion to the joint opinion such Queens Counsel gave on 1 February 2019), due to changes in law after the date of this Agreement or subsequent amendments to this Agreement, Closing would amount to a breach of the Proceeds of Crime Act and consent or deemed consent would not be forthcoming from the National Crime Agency;

(d)	there shall be in effect no injunction against Closing entered by a court of competent jurisdiction; and

(e)	the Buyer shall have delivered all closing deliverables set out in Clause 5.5.

Any such condition may be waived in whole or in part by the Management Sellers’ Representative and NE jointly without prejudice to any claims it may have for breach of covenant or warranty hereunder.

5.4	Sellers’ Closing Deliverables

At Closing, the Sellers shall (but in the case of NE the obligations under this clause shall limited to (b), (c), (d) and (m) in relation to the Purchased Shares and Loan Notes held by them) deliver or cause to be delivered to the Buyer, each in form and substance satisfactory to the Buyer, acting reasonably, the following documents:

(a)	the bring-down certificate referred to at Clauses 5.2(a) and 5.2(b);

(b)

certificates representing the Purchased Shares or an indemnity in agreed form in respect of the same accompanied by all other necessary documents and instruments to effect transfer of the Purchased Shares to the Buyer and the registration of the Purchased Shares in the name of the Buyer;

(c)	stock transfer forms in respect of the Loan Notes;

(d)

an irrevocable power of attorney, in agreed form, given by each of the Sellers in favour of the Buyer or its nominee(s) to enable the attorney (or its proxies) to exercise all voting and other rights attaching to the Purchased Shares in the period between Closing and registration of the transfer of the Purchased Shares in the Target’s register of members;

(e)	the Put and Call Agreement(s).

(f)	each register required to be kept by each Group Entity under the Companies Act 2006;

(g)	each certificate of incorporation and certificate of incorporation on change of name for each Group Entity (if available);

(h)

evidence that all Consents (excluding from HSBC) required to consummate the transactions contemplated by this Agreement have been obtained in a form and subject to terms that are acceptable to the Buyer acting reasonably;

(i)

evidence that any and all outstanding loans and any and all other financial indebtedness in the nature of borrowings (except trade credit in the ordinary course or credit pursuant to any finance lease, hire purchase agreement, overdraft facility and/or any similar or commercially similar agreement or arrangement) (together with all related accrued but unpaid interest and any related fees costs, expenses and payments) incurred or payable by any Group Entity, other than under the HSBC Facilities and the Loan Notes, have been or will be concurrently with Closing, repaid in full;

(j)	duly executed release of all claims in the agreed form in favour of the Group Entities from each Seller;

(k)	duly executed resignations and releases of claims of each director and secretary of the Group Entities in the agreed form where so requested by the Buyer;

(l)	the Key Employee Agreement duly executed by David Ball;

(m)	all such other assurances, agreements, documents and instruments as may be reasonably required by the Buyer to complete the transactions provided for in this Agreement.

5.5	Buyer’s Closing Deliverables

At Closing, the Buyer shall pay the Consideration in cash as required under clause 2.3; and shall deliver or cause to be delivered to the Sellers, each in form and substance satisfactory to the Sellers, acting reasonably, the following documents:

(a)	the bring-down certificate referred to at Clauses 5.3(a) and 5.3(b);

(b)	the Key Employee Agreement duly executed by the Buyer;

(c)	the Put and Call Agreement(s);

(d)	the Consideration Loan Notes and certificates for the principal amount of Consideration Loan Notes to be issued;

(e)

(unless the Buyer has procured all indebtedness under the HSBC Facilities has been repaid), the HSBC Consent including each relevant HSBC entities agreeing to the release of the Sellers from the terms of existing inter creditor agreement concerning the Group;

(f)	certificates representing the Consideration Loan Notes and, subject to exercise of the Put and Call Agreement(s), the Sundial Shares in the names and in the numbers specified in Schedule 1; and

(g)

all such other assurances, Consents, agreements, documents and instruments as may be reasonably required by the Management Sellers’ Representative to complete the transactions provided for in this Agreement.

6.	TERMINATION

6.1	Termination

This Agreement may be terminated, by written notice given prior to Closing:

(a)

by the Buyer if any of the conditions in Clause 5.2 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of the Buyer to comply with its obligations under this Agreement) and the Buyer has not waived such condition on or before the Closing Date;

(b)

by the Buyer by serving written notice to the other Parties prior to 31 March 2019 and by the payment of an additional £2,500,000 in cash to NorthEdge (on trust for NE and Target) in the NE Proportions within fourteen (14) days of such notice on the basis that if notice is served then the Agreement shall terminate forthwith and the payment of the required sum shall become a debt which is due;

(c)

by the Sellers if any of the conditions in Clause 5.3 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of the Sellers to comply with their respective obligations under this Agreement) and the Sellers have not waived such condition on or before the Closing Date;

(d)	by the Sellers if the Buyer fails to make payment under clause 2.3(a)(iii) if applicable;

(e)	by the Sellers if the Buyer fails to make payment of the Exchange Deposit in accordance with clause 2.3(a)(i);

(f)	by written agreement of the Buyer and the Sellers; or

(g)

by the Sellers or the Buyer if Closing has not occurred (other than through the failure of the Party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before the Outside Date.

6.2	Effect of Termination

Each Party’s right of termination under Clause 6.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Clause 6.1, all further obligations of the Parties under this Agreement will terminate, except that the obligations in Clauses 4.3 and 11.1 will survive; provided, however, that if this Agreement is terminated by a Party because of a material breach of a warranty, covenant, obligation or other provision of this Agreement by the other Party(ies) or because one or more of the conditions to the terminating Party’s obligations under this Agreement is not satisfied as a result of the other Party(ies)’s failure to comply with its(their) obligations under this Agreement, the terminating Party’s right to pursue all legal remedies with respect to such breach will survive such termination unimpaired.

7.	INDEMNITY

7.1	Tax Indemnity

Subject as provided in this Agreement, the Management Sellers hereby jointly and severally covenant with the Buyer to pay to the Buyer an amount equal to:

(a)	any Group Tax Liability in respect of:

(i)

any Event occurring or any gross receipts, income profits or gains earned, accrued or received by a Group Entity on or before the Closing Date, whether or not that liability was discharged on or before the Closing Date; or

(ii)

payments made pursuant to, in connection with or as a consequence of the payment of the Purchase Price to the Sellers under this Agreement (but excluding, for the avoidance of doubt, payments made or to be made directly pursuant to any of the Key Employee Agreements).

(b)

the loss of a Relief or the loss of a right to repayment of tax (and any associated repayment supplement) in either case where it has been shown as an asset in the Accounts or taken into account in computing and so reducing any provision for Tax in the Accounts;

(c)

any Group Tax Liability arising due to any Event that occurs after Closing under a legally binding obligation (whether or not conditional) entered into by a Group Entity on or before Closing otherwise than in the ordinary course of business;

(d)

any Group Tax Liability that is a liability of a Group Entity to account for income tax and/or National Insurance contributions (NICs), whether arising before or after Closing, in respect of the grant, exercise, surrender, exchange or other disposal of an option or other right to acquire securities, or in respect of any acquisition, holding, variation or disposal of employment-related securities (as defined for the purposes of Part 7 of ITEPA 2003) where the acquisition of the security or the grant of the option or other right to acquire the security occurred on or before Closing;

(e)

any Group Tax Liability under Part 7A of ITEPA 2003, whether arising before or after Closing, arising as a consequence of any payments or loans made to, any assets made available or transferred to, or any assets earmarked (however informally) for the benefit of any employee or former employee of a Group Entity, or for the benefit of any relevant person (for the purposes of Part 7A of ITEPA 2003), by an employee benefit trust (EBT) or another third party where the arrangement giving rise to the charge was entered into at a time when the third party was acting on the instructions of, or for the benefit of, the Sellers or an associate of any of the Sellers;

(f)	any Group Tax Liability being a liability for inheritance tax that:

(i)

is a liability of a Group Entity and arises because of a transfer of value occurring (or being deemed to occur) on or before Closing (whether or not in conjunction with the death of any person whenever it happens);

(ii)	gives rise at Closing to a charge on, or a power to sell, mortgage or charge, any of the Purchased Shares; or

(iii)

gives rise after Closing to a charge on, or a power to sell, mortgage or charge, any of the Purchased Shares because of the death of any person within seven years of a transfer of value that occurred before Closing, and in determining for the purposes of this Clause 7.1(f) whether a charge on, or power to sell, mortgage or charge any of the shares or assets of a Group Entity exists at any time, the fact that the inheritance tax is not yet payable, or may be paid by instalments, shall be disregarded, and the inheritance tax shall be treated as becoming due, and a charge or power to sell, mortgage or charge as arising, on the date of the transfer of value or other date or event on or in respect of which it becomes payable or arises, and the provisions of section 213 of the Inheritance tax Act 1984 shall not apply; and

(g)

any reasonable third party costs and expenses (excluding recoverable input VAT) properly incurred by the Buyer and/or a Group Entity in connection with any liability or amount for which the Management Sellers are liable under this Clause 7.1, including the reasonable third party costs and expenses of investigating, assessing or contesting any Assessment in respect of such liability or amount, save to the extent that such costs and expenses shall have been discharged or satisfied by the Management Sellers under any other provision of this agreement.

8.	LIMITATIONS ON SELLERS’ LIABILITY

8.1	Survival

(a)	The Warranties shall survive the Closing and shall remain in full force and effect until the date that is two (2) years after the Closing Date; provided, however, that:

(i)	the Fundamental Warranties shall survive indefinitely after the Closing Date; and

(ii)	the Tax Warranties shall each survive the Closing and remain in force and effect until the date that is seven (7) years after the Closing Date.

(b)

The covenants and agreements of the Sellers and the Buyer contained in this Agreement shall survive Closing and remain in force until the earlier of (a) any time limit which such covenant and agreement is expressed to be subject to pursuant to this Agreement; and (b) expiration of the applicable statute of limitations.

(c)

Notwithstanding the foregoing, any claim or Breach Claim (other than a Tax Claim) asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching Party to the breaching Party prior to the expiration date of the applicable survival period stated in Clauses 8.1(a) and 8.1(b) shall not thereafter be barred by the expiration of the relevant Warranty, covenant or agreement (as the case may be) (if not previously satisfied, settled or withdrawn), provided that such claim or Breach Claim shall be deemed to have been irrevocably withdrawn nine (9) months after the date on which notification was given (and no new claim or Breach Claim may be made in respect of the same facts) unless on or before that date, legal proceedings have been issued and served on the breaching Party in respect of the relevant claim or Breach Claim.

(d)

Notwithstanding the foregoing, the limitations set out in Clauses 8.1 and 8.2 with regard to a Seller shall not apply to losses based upon, arising out of, with respect to or by reason of any breach of any Warranty in the event of fraud or fraudulent misrepresentation of that Seller.

(e)	The Sellers shall not plead the Limitation Act 1980 in respect of any claims made under the Tax Warranties.

8.2	Limitation of liability

Notwithstanding anything to the contrary contained in this Agreement:

(a)	the Sellers shall not be liable for a claim under the Warranties unless:

(i)	the Sellers’ liability in respect of such claim exceeds £25,000; and

(ii)

the amount of the Sellers’ liability in respect of such claim, either individually or when aggregated with their liability for all other claims under the Warranties (other than those excluded under Clause 8(2)(a)(i)), exceeds £700,000, in which case the Sellers shall be liable for the whole amount of the claim and not just the excess;

(b)	the total liability of the Management Sellers in respect of all Breach Claims (excluding the Fundamental Warranties) shall not exceed an aggregate amount equal to £1.

(c)	the total liability of NE in respect of the Fundamental Warranties given by NE shall not exceed in aggregate the amount of the Purchase Price received by NE.

(d)

the total liability of the Management Sellers in respect of the Fundamental Warranties given by the Management Sellers shall not exceed in aggregate the amount of the Purchase Price received by each Management Seller.

(e)

the total liability of each of the Management Sellers in respect of any breach of the provisions of clause 4.2 which arises in circumstances where such Management Seller is acting in good faith and not wilfully breaching those provisions shall be limited to an amount equal to the annual salary of such Management Seller.

8.3	Duty to mitigate Loss

The Buyer must at all times (and shall cause each of the Group Entities) to take all possible and reasonable measures to mitigate any and all losses and/or costs payable by the Sellers under this Agreement (but this shall not extend to any Loss recoverable under the Tax Indemnity pursuant to Clause 7.1).

8.4	Notice and procedures

(a)

After the Closing the following applies with regard to facts or circumstances that give rise or could reasonably be expected to give rise to a Breach Claim. The Buyer must notify NorthEdge and or the Management Sellers’ Representative, as the case may be, as soon as possible but no later than five (5) Business Days after being notified or becoming aware of any fact, circumstance or event which gives or could reasonably be expected to give rise to the Breach Claim. The failure to give such written notice shall not, however, relieve the Sellers of their liability (but such Breach Claim shall exclude any loss which is increased by the delay). Such notice by the Buyer shall describe the Breach Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the quantum of the Breach Claim. For clause 8.4(b) to apply, the recipients of such notice shall have twenty (20) Business Days after its receipt to respond in writing to such Breach Claim.

(b)

The Buyer shall allow NorthEdge and or the Management Sellers’ Representative, as the case may be, and their professional advisers to investigate the matter or circumstance alleged to give rise to the Breach Claim, and whether and to what extent any amount is payable in respect of the Breach Claim and the Buyer shall assist any such investigation by giving such information and assistance (including access to the Group Entities premises and personnel and the right to examine and copy any accounts, documents or records) as NorthEdge and or the Management Sellers’ Representative or any of their professional advisers may reasonably request. If a recipient does not so respond within such twenty (20) Business Days period, they shall be deemed to have rejected such Breach Claim, in which case the Buyer shall be free to pursue such remedies as may be available to the Buyer on the terms and subject to the provisions of this Agreement.

(c)

In the event that the Buyer (i) receives notice of the assertion or commencement of any Claim made or brought by any Person who is not a Party to this Agreement or an Affiliate of a Party to this Agreement or a Representative of the foregoing against the Buyer which does or could reasonably be expected to result in a Breach Claim or (ii) becomes aware of any right that any Group Entity has to recover any sum from a third party in relation to any matter or thing that has given rise to, or is likely to give rise to, a Claim (a “Third Party Claim”), the Buyer shall give NorthEdge and or the Management Sellers’ Representative, as the case may be, reasonably prompt written notice thereof, but in any event not later than five (5) Business Days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Sellers of their liability (but such Breach Claim shall exclude any loss which is increased by the delay). Such notice by the Buyer shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the quantum of the Third Party Claim. The Sellers shall cooperate in good faith in such defence or recovery. The Buyer agrees to take account of the reasonable instructions of the Sellers in respect of such Third Party Claim; provided, that the Sellers (or a Seller as the case may be) shall not have the right to participate in any such Third Party Claim that (A) is asserted directly by or on behalf of a Person that is a material supplier or customer of any Group Entity and defending any such Third Party Claim would be damaging to the goodwill, material business or material commercial interests of the Buyer or the Group Entities, (B) is asserted by a Governmental Authority, (C) seeks an injunction or other equitable relief against the Buyer.

(d)

Notwithstanding any other provision of this Agreement, a Party shall not enter into settlement of any Third Party Claim without the prior written consent of the other Party or Parties so affected, except as provided in this Clause 8.4(d). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Buyer or the Group Entities and provides, in customary form, for the unconditional release of the Buyer or the Group Entities from all liabilities and obligations in connection with such Third Party Claim and the Sellers (or a Seller as the case may be) desire to accept and agree to such offer, the Sellers (or a Seller as the case may be) shall give written notice to that effect to the Buyer and request the consent of the Buyer to accept such offer. If, within seven (7) Business Days after its receipt of such notice, the Buyer notifies the Sellers (or a Seller as the case may be) of its refusal to consent to such firm offer, the Buyer may decide to continue to contest or defend such Third Party Claim by providing notice to the Sellers (or a Seller as the case may be) of its intent to do same at the same time of its refusal notice and in such event, the maximum liability of the Sellers (or a Seller as the case may be) as to such Third Party Claim shall not exceed the amount of such settlement offer. If, within seven (7) Business Days after its receipt of the Sellers’ (or a Seller’s as the case may be) notice, the Buyer fails to consent to such firm settlement and also fails to assume defence of such Third Party Claim, the Sellers (or a Seller as the case may be) may settle the Third Party Claim upon the terms set out in such firm offer to settle such Third Party Claim. The Buyer shall not agree to any settlement without the prior written consent of the Sellers (or a Seller’s as the case may be), which consent shall not be unreasonably withheld or delayed.

8.5	Exclusions

(a)	General exclusions

The Sellers shall have no liability in respect of any Breach Claim to the extent that:

(i)	an allowance, provision or reserve is made in the Accounts or Management Accounts in respect of the matter or circumstances giving rise to the Breach Claim; or

(ii)

such liability arises in respect of corporation tax (but not interest, penalties, charges or similar impositions on such tax) on the income, profits or gains of any Group Entity which were not but should have been reflected in the Accounts or Management Accounts; or

(iii)

where the Buyer or any Group Entity is entitled to make a claim under a policy of insurance in respect of any matter or circumstances giving rise to the Breach Claim unless the Buyer first makes (or procures that the Group Entities makes) a claim against its insurers pursuant to the relevant policy. The Management Sellers’ liability in respect of any such Breach Claim shall then be reduced by the amount covered under such policy of insurance (less any reasonable cost, charges and expenses incurred by the Buyer recovering that sum), or extinguished if the amounts recovered exceeds the amount of the Breach Claim; or

(iv)

the liability arises or is increased as a result of a change after Closing of: (A) the financial year of any Group Entity; or (B) the accounting standards, policies, methods or principles of any Group Entity except where such change is made and is necessary to comply with generally accepted accounting practices as at Closing; or

(v)

the liability arises or is increased as a result of a change in any law, legislation, regulation or published practice of any Tax Authority (including any new law, legislation, rule or regulation or published practice of any Tax Authority) that comes into force or otherwise takes effect after the Closing Date; or

(vi)

the liability arises or is increased as a result of any voluntary act, omission, transaction (other than transactions contemplated by this Agreement and the Ancillary Agreements) or arrangement of the Buyer or the Group Entities after Closing (for the avoidance of doubt, an act will not be regarded as voluntary if it is undertaken under a legally binding obligation entered into by a Group Entity on or before Closing or imposed on any Group Entity by any legislation whether coming into force before, on or after Closing or to avoid or mitigate a penalty imposable by any legislation, or if carried out at the written request of the Sellers);

(vii)

the matter, fact or circumstance giving rise to the Breach Claim (other than a claim under the Tax Indemnity) is contingent or unquantifiable unless and until either such contingent liability becomes an actual liability or such unquantifiable liability becomes quantifiable and, in either case, such liability is due and payable.

(b)	Tax exclusions

Without prejudice to the other provisions of this clause 8, the Sellers shall have no liability in respect of a Tax Claim to the extent that:

(i)	such liability was paid or discharged on or before Closing and such payment or discharge was reflected in the Accounts or Management Accounts; or

(ii)

any Relief (other than any Relief shown as an asset in the Accounts, any Relief arising in connection with an event occurring after Closing or any Relief belonging to the Buyer or an Affiliate of the Buyer) is available to the Target to set against or otherwise mitigate the liability; or

(iii)	such liability is interest and penalties arising directly as a result of the Buyer’s failure to comply with its obligations under this Agreement; or

(iv)	such liability or other amount consists of stamp duty or stamp duty reserve tax payable on the transfer or agreement to transfer the Purchased Shares pursuant to the Agreement; or

(v)

such liability would not have arisen or would have been reduced or extinguished but for the failure or omission by a Group Entity after the Closing Date to make any valid claim, election, surrender, revocation or disclaimer or give any notice or consent or do any other thing after the Closing Date the making, giving or doing of which was taken into account in computing any provision or reserve for Tax in the Accounts; or

(vi)

such liability would not have arisen but for the withdrawal or amendment by the Buyer or a Group Entity after the Closing Date of any election, claim, surrender, disclaimer, notice or consent in respect of Tax made before the Closing Date by the Company, save where doing so is either a legal requirement, or is required to comply with generally accepted accounting practices as at Closing or is in the ordinary course of business of the Target; or

(vii)

such liability would not have arisen, or could have been reduced or extinguished, but for the Buyer or a Group Entity failing to pay (or delaying in paying) over to the relevant Tax Authority any payment received from the Sellers in respect of a Tax Claim; or

(viii)	such liability arises as a result of a transaction in the ordinary course of business of the Target between the Accounts Date and the Closing Date.

8.6	Double Recovery

(a)

None of the Buyer nor any of the Group entities shall be entitled to recover damages, or obtain payment, reimbursement, restitution or indemnity more than once in respect of the same laws, shortfall, damage, deficiency, breach or other event or circumstances.

(b)

If the Sellers (or any of them) have paid any amount to the Buyer in respect of a Breach Claim and the Buyer subsequently recovers a sum which is referable to the Breach Claim from a third party (Double Recovery Amount), the Buyer will reimburse the Sellers (or Sellers as the case may be) within 10 Business Days of receipt of the Double Recovery Amount, an amount equal to the lower of the sum paid by the Sellers (or any of them) in respect of the relevant Breach Claim and the Double Recovery Amount (less any Tax suffered and reasonable expenses incurred in making such recovery).

(c)

Where more than one Seller has made payment in relation to a Breach Claim which is the subject of a third party recovery by the Buyer, the Buyer will reimburse the relevant Sellers in the same proportions as such Sellers contributed to payment for the relevant Breach Claim. If any amount is repaid to any Sellers in accordance with Clause 8.16(b), the amount so repaid shall be deemed to have never been paid by the Sellers to the Buyer.

(d)

Where the Management Sellers have paid an amount in discharge of a Group Tax Liability under the Tax Indemnity or under the Tax Warranties in respect of any liability for Tax of a Group Entity and the Buyer or the Group Entity is or becomes entitled to recover from some other person (not being the Buyer, the Group Entity or any other company within the Buyer’s Tax group), any amount in respect of such Group Tax Liability, the Buyer shall or procure that the relevant Group Entity shall:

(i)	notify the Management Sellers of their entitlement as soon as reasonably practicable; and

(ii)

if required by the Management Sellers and, subject to the Buyer being secured and indemnified to the Buyer’s reasonable satisfaction by the Management Sellers against any Tax that may be suffered on receipt of that amount and any reasonable costs and expenses incurred in recovering that amount, take or procure that the relevant Group Entity takes reasonable steps as requested by the Management Sellers to enforce that recovery against the person in question (keeping the Management Sellers informed of the progress of any action taken), provided that the Buyer shall not be required to take any action pursuant to this clause 8.6(d) which, in the Buyer’s reasonable opinion, is likely to adversely affect any Group Entity’s or the Buyer’s Tax affairs or harm any Group Entity’s or the Buyer’s commercial or employment relationship (potential or actual) with that or any other person.

8.7	Payment

(a)

Once a Breach Claim becomes a Determined Claim, the breaching Party shall satisfy its payment obligations in respect of such Determined Claim within fifteen (15) Business Days of such claim becoming a Determined Claim by paying the appropriate sum into the bank account as specified in Schedule 3, in the manner specified in this Agreement.

(b)	No Party shall be entitled to require that any Breach Claim be made or brought against any other Person before a Claim is brought or a claim is made against it hereunder.

8.8	Tax Matters

The Buyer and the Sellers agree to treat all amounts paid by any Sellers or the Buyer under this agreement as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by applicable Law.

8.9	Duration and Extent

The Sellers shall not be liable in respect of a claim under Clause 7.1 unless they have received from the Buyer written notice of the claim under clause 7.1, which relates to such liability within seven years from Closing.

8.10	Credit for Tax Savings

(a)

If the Buyer becomes aware that a Saving has arisen or may arise it shall notify the Sellers as soon as practicable. In that case, or where the Sellers otherwise believe that a Saving may exist, Clause 8.10(b) shall apply.

(b)

If, on or before the seventh anniversary of Closing, at the Sellers’ request and expense, the auditors of the Group Entities (“Auditors”) determine that any Group Entity has obtained a Saving, the Buyer shall as soon as reasonably practicable repay to the Sellers the lesser of:

(i)	the amount of the Tax Saving (as determined by the Auditors); and

(ii)

the amount paid by the Sellers in respect of the liability which gave rise to the Saving, less any reasonable costs and expenses incurred and any additional Tax suffered by the Buyer or any Group Entity in respect of that liability.

(c)	A Saving shall only be dealt with in accordance with Clause 8.10(a) above once such a Relief reduces a liability of a Group Entity to make an actual payment of Tax.

8.11	Overprovisions

If the auditors for the time being of a Group Entity certify (at the request and expense of the Management Sellers) that any provision for Tax in the Accounts has proved to be an Overprovision, then:

(a)	the amount of any Overprovision shall first be set off against any payment then due from the Management Sellers under the Tax Indemnity;

(b)

to the extent that there is an excess, a refund shall be made to the Management Sellers of any previous payment or payments made by the Management Sellers under the Tax Indemnity (and not previously refunded under this agreement) up to the amount of such excess; and

(c)

to the extent that such excess as referred to in clause 8.11(b) is not exhausted, the remainder of that excess shall be carried forward and set off against any future payment or payments which become due from the Management Sellers under the Tax Indemnity.

8.12	Conduct of Claims (Tax)

(a)

If the Buyer or the Company shall become aware of any Claim which is likely to give rise to a liability of the Management Sellers under the Tax Indemnity or the Tax Warranties (“Third Party Tax Claim”) the Buyer shall (or shall procure that the relevant Group Entity shall) as soon as reasonably practicable (and in any case where there is a time limit for making an appeal or taking other action within a prescribed period, at least ten business days before the expiry of that period) give notice of such Third Party Tax Claim to the Management Sellers, provided that such notice shall not be a condition precedent to the liability of the Management Sellers under the Tax Warranties or the Tax Indemnity.

(b)

If the Management Sellers become aware of a Third Party Tax Claim, the Management Sellers shall notify the Buyer in writing as soon as reasonably practicable and on receipt of the notice, the Buyer shall be deemed to have given the Management Sellers notice of the Third Party Tax Claim in accordance with clause 8.12(a).

(c)

Subject to the following provisions of this clause 8.12, if the Management Sellers shall indemnify and secure the relevant Group Entity and the Buyer to the reasonable satisfaction of the Buyer against all liabilities, costs, damages or expenses (including interest on overdue Tax and any additional Group Tax Liability) which may be incurred thereby the Buyer shall (and shall procure that the relevant Group Entity shall), in accordance with any reasonable instructions of the Management Sellers promptly given by notice to the Buyer seek to avoid, dispute, resist, appeal, compromise or defend such Third Party Tax Claim, including (without limitation) seeking to postpone (so far as legally permissible and without adversely affecting the Tax affairs of any Group Entity or the Buyer) the payment of any Tax.

(d)

The Buyer shall not, nor shall any Group Entity, be obliged to appeal or procure an appeal against any assessment to Tax if the Buyer, having given the Management Sellers written notice of that assessment, does not receive written instructions to do so from the Management Sellers within ten Business Days of the notice to do so.

(e)	Subject to clause 8.12(g), the Buyer shall ensure that:

(i)

the Management Sellers are kept fully and promptly informed of all material matters relating to the Third Party Tax Claim and, without limitation, the Management Sellers are sent copies of all relevant assessments and correspondence sent to or received from any Tax Authority in relation to the Third Party Tax Claim; and

(ii)

in any case where such action is likely to give rise to, or to increase, the liability of the Management Sellers under the Tax Indemnity or the Tax Warranties, neither the Buyer nor the relevant Group Entity shall admit liability to the relevant Tax Authority concerning, or agree, compromise or settle, the Third Party Tax Claim without having received the consent of the Management Sellers (such consent not to be unreasonably withheld or delayed).

(f)

Notwithstanding the foregoing provisions of this clause 8.12, and without prejudice to the liability of the Management Sellers under the Tax Indemnity or the Tax Warranties, neither the Buyer nor any Group Entity shall be obliged to take or procure the taking of any action under clause 8.12(b) in respect of any Third Party Tax Claim:

(i)

if the Management Sellers do not request the Buyer to take any action under clause 8.12(c) or the Management Sellers fail to indemnify and secure the Buyer or the relevant Group Entity to the Buyer’s reasonable satisfaction in a reasonable period of time (starting with the date of the notice given to the Management Sellers), considering the nature of the Third Party Tax Claim and the existence of any time limit for avoiding, disputing, defending, resisting, appealing, seeking a review or compromising that Third Party Tax Claim, and that period will not in any event exceed a period of ten Business Days;

(ii)

to the extent that the Third Party Tax Claim involves an appeal against a determination by the Tax Chamber of the First-tier Tribunal or, for appeals lodged before 1 April 2009, a determination by the Tax Chamber of the First-tier Tribunal or higher tribunal, unless the Management Sellers have obtained the opinion of Tax counsel of at least ten years’ standing that the appeal has a reasonable prospect of success; or

(iii)	where any of the Management Sellers (or any Group Entity before Closing) have engaged in fraudulent conduct or deliberate default relating to the subject matter of the Third Party Tax Claim.

(g)

Neither the Buyer, nor any Group Entity shall be liable to any of the Sellers for non-compliance with any of the provisions of this clause 8.12 if the Buyer or any Group Entity has acted in good faith in accordance with the instructions of any one or more of the Management Sellers.

(h)	In the event of any inconsistency between this clause 8.12 and clause 8.4 (Notice and procedures), this clause 8.12 shall prevail.

8.13	Corporation Tax returns

(a)

The Management Sellers or their duly authorised agent shall at the relevant Group Entity’s cost and expense prepare the corporation tax returns and computations of the Group Entities for all accounting periods ended on or before the Accounts Date, to the extent that the same have not been prepared before Closing, and submit them to the Buyer at least 20 days prior to the due date for submission of any such returns.

(b)

The Buyer shall procure that the returns and computations referred to in clause 8.13(a) shall be authorised, signed and submitted to the relevant Tax Authority without amendment or with such amendments as the Buyer reasonably considers to be necessary and as the Management Sellers agree to (such agreement not to be unreasonably withheld or delayed) and shall give the Management Sellers or their agent all such assistance as may reasonably be required to agree those returns and computations with the relevant Tax Authority, save where the return or computation is not full, true and accurate, in which case the Buyer shall afford the Management Sellers a reasonable opportunity to correct any such error.

(c)

The Management Sellers or their duly authorised agent shall at the relevant Group Entity’s cost and expense prepare all documentation (including correspondence) relating to the corporation tax returns and computations of the Group Entities for all accounting periods ended on or prior to the Accounts Date provided that the Management Sellers shall not without the prior written consent of the Buyer (not to be unreasonably withheld or delayed) transmit any communication (written or otherwise) to the relevant Tax Authority or agree any matter with the relevant Tax Authority, and the Management Sellers shall keep the Buyer informed of any other matters in relation to its dealings with such corporation tax returns.

(d)

The Buyer shall procure that the relevant Group Entity affords such access to its books, accounts and records as is necessary and reasonable to enable the Management Sellers or their duly authorised agent to prepare the corporation tax returns and computations of the Group Entities for all accounting periods ended on or before the Closing Date and conduct matters relating to them in accordance with this clause 8.13.

(e)

The Buyer or its duly authorised agents shall be responsible for and have the conduct of preparing, submitting to and agreeing with the relevant Tax Authority at the cost of the relevant Group Entity all corporation tax returns and computations of the Group Entities in respect of the accounting period during which Closing takes place (“Straddle Period Returns”), but shall not submit the Straddle Period Returns without giving reasonable opportunity to the Management Sellers to comment upon the Straddle Period Returns and shall incorporate any reasonable comments of the Management Sellers into the Straddle Period Returns (to the extent relating to the Sellers’ period of ownership of the Group Entities) before they are submitted. The Buyer shall not be obliged to include any comment that contains manifest error, but in the case of such error shall afford to the Management Sellers a reasonable opportunity to correct such error.

(f)	For the avoidance of doubt:

(i)	where any matter relating to Tax gives rise to a Third Party Tax Claim, the provisions of clause 8.12 shall take precedence over the provisions of this clause 8.13 and

(ii)	the provisions of this clause 8.13 shall not prejudice the rights of the Buyer to make a claim under the Tax Indemnity or the Tax Warranties.

8.14	Buyer’s Covenant

(a)

The Buyer covenants to pay to the Sellers an amount equal to any liability to Tax of the Sellers incurred as a result of the Buyer’s failure after Closing to procure payment by a Group Entity of Tax which is the primary liability of a Group Entity (together with any reasonable third-party costs and expenses reasonably and properly incurred by the Sellers in connection with such Tax).

(b)

The covenant contained in clause 8.14(a) above will not apply to any Tax in respect of which the Buyer could make, or has made, a valid claim under the Tax Indemnity (save in circumstances where the Management Sellers have paid an amount in respect of the Tax in question to the Buyer and the relevant liability of a Group Entity has not been discharged or paid) or to any Tax which the Management Sellers have recovered from the Buyer under any statutory right of recovery in respect of that Tax (and the Management Sellers shall procure that no such recovery is sought to the extent that payment is made hereunder).

(c)

The provisions of clauses 8.7 (Payment) and 8.12 (Conduct of Claims (Tax)) above will apply to the covenant in 8.14(a) as they apply to the Tax Indemnity, replacing references to the Management Sellers and the Buyer with the Buyer and the Sellers (and vice versa) and making any other necessary modifications as required.

8.15	Institutional Seller

(a)

NorthEdge shall have no obligation or liability whatsoever under this Agreement other than in respect of (i) the Purchased Shares and Loan Notes (if any) registered in its name; and (ii) as otherwise specifically set out in this Agreement.

(b)

Except in the event of a breach by NE of the terms of this Agreement, no party shall have a right of contribution or indemnity from NorthEdge (howsoever arising) in respect of any obligation or liability which that party may have or any loss which that party may suffer in respect of the sale of the Purchased Shares.

(c)

Save in respect of a breach of the NE Fundamental Warranties referred to in clause 3.1(b) or any other breach by NE of the terms of this Agreement, in no circumstances shall NorthEdge be obliged to make any payment or repayment to any other party under or in respect of this Agreement or any breach or alleged breach of any provision of this Agreement.

9.	MANAGEMENT SELLERS’ REPRESENTATIVE

9.1	David Ball shall act as the representative of the Management Sellers under this Agreement (the “Management Sellers’ Representative”).

9.2

Each Management Seller hereby irrevocably authorises the Management Sellers’ Representative to be his or her representative for the purposes of giving any notice or consent on the part of such Sellers for the purposes of this Agreement or conducting, on behalf of such Management Sellers generally, any negotiation with the Buyer or any of its Affiliates or their respective Representatives. Accordingly, any notice, consent, approval or agreement to be given by the Management Sellers shall be sufficiently given on behalf of each of them if it is given by the Management Sellers’ Representative and where this Agreement refers to or allows any action, consent or other decision of the

Management Sellers or any of them to be taken, such action, consent or other decision shall be deemed to have been validly and effectively performed, given or taken by each of them if it is taken by or approved (in the appropriate manner or form and to any extent) by the Management Sellers’ Representative, and the Buyer may conclusively rely on the signature or action of the Management Sellers’ Representative as evidence of this authority without regard to any duty which the Management Sellers’ Representative may owe the Management Sellers.

9.3	The Management Seller’s Representative shall have no liability to the Management Sellers for exercising any rights under clause 9 provided they are exercised in good faith.

9.4

In the event of any inconsistency between the terms of this Clause 9 and this Agreement or any other agreement entered into in connection with the transactions contemplated herein, the terms of this Clause 9 shall prevail.

10.	GUARANTEE AND SHARE ADJUSTMENT

10.1

In consideration of the Sellers entering into this agreement, Guarantor guarantees to the Sellers the due and punctual performance, observance and discharge by the Buyer of all the Guaranteed Obligations if and when they become performable or due under this agreement (or (as the case may be) any agreement entered into pursuant to or in connection with it).

10.2

If the Buyer defaults in the payment when due of any amount that is a Guaranteed Obligation the Guarantor shall, immediately on demand by the Sellers, pay that amount to the Sellers in the manner prescribed by this agreement (or (as the case may be) any agreement entered into pursuant to or in connection with it) as if it were the Buyer.

10.3

The Guarantor as principal obligor and as a separate and independent obligation and liability from its obligations and liabilities under clause 10.1 and clause 10.2, agrees to indemnify and keep indemnified the Sellers in full and on demand from and against all and any losses, costs, claims, liabilities, damages, demands and expenses suffered or incurred by the Sellers arising out of, or in connection with, the Guaranteed Obligations not being recoverable for any reason, or the Buyer’s failure to perform or discharge any of the Guaranteed Obligations.

10.4

The guarantee in this Clause 10 is and shall at all times be a continuing security and shall cover the ultimate balance of all monies payable by the Buyer to the Sellers in respect of the Guaranteed Obligations, irrespective of any intermediate payment or discharge in full or in part of the Guaranteed Obligations.

10.5	The liability of the Guarantor under the guarantee in this Clause 10 shall not be reduced, discharged or otherwise adversely affected by:

(a)	any act, omission, matter or thing which would have discharged or affected the liability of the Guarantor had it been a principal obligor instead of a guarantor or indemnifier;

(b)	anything done or omitted by any person which, but for this provision, might operate or exonerate or discharge the Guarantor or otherwise reduce or extinguish its liability under the guarantee;

(c)	any amendment, variation, novation or supplement (however fundamental and whether or not more onerous) of or to this agreement and/or the Guaranteed Obligations;

(d)	any illegality, invalidity or unenforceability of any obligation or liability of any person under this agreement;

(e)	any incapacity or lack of power, authority or legal personality of or dissolution of the Buyer or any other person;

(f)	any change in the constitution, status or control of the Buyer or Guarantor;

(g)	any insolvency, liquidation, administration or other equivalent or similar proceedings;

(h)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against the Buyer or the Guarantor; or

(i)	the release of the Buyer or any other person under the terms of any composition or arrangement with any creditor (unless expressly applicable to the Guarantor).

10.6

The Guarantor waives any right it may have to require the Sellers (or any trustee or agent on its behalf) to proceed against or enforce any other right or claim for payment against any person before claiming from the Guarantor under this Clause 10.

10.7

The Guarantor shall, on a full indemnity basis, pay to the Sellers on demand the amount of all costs and expenses (including legal and out-of-pocket expenses and any value added tax on them) incurred by the Sellers in connection with:

(a)	the preservation, or exercise and enforcement, of any rights under or in connection with the guarantee in this Clause 10 or any attempt so to do; and

(b)	any discharge or release of this guarantee.

10.8

Until all amounts which may be or become payable by the Buyer under or in connection with this agreement have been irrevocably paid in full, and unless the Sellers otherwise direct in writing, the Guarantor shall not exercise any security or other rights it may have by reason of performing its obligations under this Clause 10, whether such rights arise by way of set-off, counterclaim, subrogation, indemnity or otherwise.

10.9

The guarantee in this Clause 10 shall be in addition to and independent of all other security which the Sellers may hold from time to time in respect of the discharge and performance of the Guaranteed Obligations.

10.10	Share Adjustment

The Put and Call Agreement shall incorporate the following terms:

(a)

subject to clause 10.10(b), if the market price of the Sundial Shares is not equal to or greater than C$30.00 per share for the last 10 consecutive trading days of the twelve (12) month period immediately following the Closing Date (based on the volume-weighted average Canadian dollar closing price of the Sundial Shares on a Canadian stock exchange (“10-day VWAP”)), the Guarantor will issue additional Sundial Shares to the Management Sellers on the first anniversary date of the Closing Date, pro rata to their holding of the Purchased Shares (but excluding AH’s holding of A Shares) and as set out in column (8) of Schedule 1, as specified below;

(b)

if on the first anniversary of the Closing Date, the ordinary shares of the Guarantor are not listed on a Canadian stock exchange, each Management Seller shall have the right to elect for the application of clause 10.10(a) to be deferred until the date of listing of such shares on such an exchange in which case, for the purposes of this Clause 10.10, the 10-day VWAP shall be deemed to be the closing price of the Sundial Shares on the first day of trading on such stock exchange;

(c)

in the event that additional Sundial Shares are required to be issued pursuant to Clause 10.10(a), the aggregate number of additional Sundial Shares to be issued shall be equal to C$30.00, minus the 10-day VWAP referred to in Clause 10.10(a) multiplied by that number of Sundial Shares issued to the Management Sellers on the Closing Date (and still owned by such persons) and then divided by the 10-day VWAP referred to in Clause 10.10(a); and

(d)

in the case of a share split or consolidation or similar reorganisation concerning the Sundial Shares during the relevant periods, an adjustment shall be made to the issue price and/or the number of Sundial Shares used in clause 10.10(a) to take into account such split, consolidation or reorganisation and put the Parties in the position they would have been in prior to the split, consolidation or reorganisation.

11.	GENERAL PROVISIONS

11.1	Fees and Expenses

Except as otherwise provided herein, the Buyer shall pay for its own fees and expenses and each Seller shall pay for its own fees and expenses (including the fees and expenses of legal counsel, investment advisers and accountants); provided, that no such fees and expenses payable by any Sellers shall be paid from any assets of any Group Entity.

11.2	Further Assurance

(a)

The Sellers shall (at their own expense) promptly execute and deliver such documents and perform such acts as the Buyer may require from time to time, acting reasonably, for the purpose of giving the Buyer full and unrestricted legal and beneficial title to the Purchased Shares and Loan Notes.

(b)	The Sellers undertake to the Buyer that, if and for so long as he or it remains the registered holder of any of the Purchased Shares after Closing, he or it shall:

(i)

hold such Purchased Shares, together with all dividends and any other distributions of profits or other assets in respect of such Purchased Shares, and all rights arising out of or in connection with them, in trust for the Buyer;

(ii)	at all times after Closing, deal with and dispose of such Purchased Shares, dividends, distributions, assets and rights as the Buyer shall direct;

(iii)	exercise all voting rights attached to such Purchased Shares in such manner as the Buyer shall direct; and

(iv)	if required by the Buyer, execute all instruments of proxy or other documents as may be necessary to enable the Buyer to attend and vote at any meeting target,

provided that nothing in this Clause 10.2(b) shall enable the Buyer to direct the Sellers to, or enable the Buyer as attorney to, incur any liability or financial obligation on the part of any Sellers.

11.3	Payments

(a)

Unless expressly stated otherwise, all payments to be made under this Agreement shall be made in pound sterling by electronic transfer of immediately available funds into the bank accounts specified in Schedule 3.

(b)

Save as expressly otherwise provided in this Agreement, if a Party defaults in the payment when due of any liquidated sum payable under this Agreement, it shall pay interest at a rate of 5% per annum over the base rate from time to time of HSBC Bank Plc on that sum from the date on which payment is required to be made up to but excluding the date such payment is made. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed.

(c)

All payments made by the Parties under this Agreement shall be made free of any counterclaim or set-off (except as provided otherwise herein), suspension and without deduction or withholding of any kind other than any deduction or withholding required by Law. If any deductions or withholdings are required by law to be made from any of the sums payable under this Agreement, the payer shall provide any evidence of the relevant withholding as the payee may reasonably require and shall pay to the payee any sum as will, after the deduction or withholding is made, leave the payee with the same amount as it would have been entitled to receive without that deduction or withholding, save to the extent that such deduction or withholding would not have arisen but for the payee not being resident in the UK for Tax purposes.

11.4	Amendment and Modification

This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each Party.

11.5	Waiver

No failure or delay of either Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of either Party to any such waiver shall be valid only if set out in a written instrument executed and delivered by a duly authorised representative on behalf of such Party.

11.6	Notice

All notices and other communications hereunder shall be in writing and shall be deemed duly given: (a) on the date of delivery if delivered personally or if delivered or email, upon electronic confirmation of delivery; (b) on the first Business Day following the date of dispatch if delivered utilising a next-day service by a reputable next-day courier; or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set out below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

(a)	if to the Management Sellers’ Representative at:

Green Acre, Green Lane, Gosberton, Spalding, Lincolnshire PE11 4PA

Attention: [***]

Email: [***]

if to NorthEdge at:

13th Floor, Number One Spinningfields, 1 Hardman St, Manchester M3 3EB

Attention: [***]

[***]

with a copy in each case (which shall not constitute notice) to:

Browne Jacobson LLP

Mowbray House

Castle Meadow Road

Nottingham NG2 1BJ

Attention: [***]

[***]

(b)	if to the Buyer or the Guarantor:

200, 919 – 11 Avenue SW

Calgary, Alberta

T2R 1P3

Attention: [***]

Email: [***]

with a copy (which shall not constitute notice) to:

McCarthy Tétrault

26th Floor,

125 Old Broad Street

London, EC2N 1AR

Attention: [***]

Email: [***]

11.7	Assignment

Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by either Party without the prior written consent of the other Party, and any such assignment without such prior written consent shall be null and void; provided, however, that (i) the Buyer or NE may assign any and all of its rights (including in the case of the Buyer the right to acquire any of the Purchased Shares and have novated to it any Loan Notes) to any Affiliate of the Buyer or NE (as the case may be) and (ii) David Ball may transfer some but not all his Purchased Shares or Loan Notes to a company controlled by him or to his spouse, in each case, without the prior consent of the other Parties, and provided that such assignee enters into a written agreement with the other Parties to be bound by the provisions of this Agreement in all respects and to the same extent as the assignor is bound (except in the case of David Ball’s spouse whose liability shall be limited to transferring the relevant securities); provided further, that no assignment or delegation shall (a) limit the assignor’s obligations hereunder if any such delegated obligations are not fully performed in compliance with this Agreement; or (b) shall increase the liability of any Party under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective heirs, executors, administrators, legal representatives, successors and assigns.

11.8	Enforcement

(a)	Except as expressly provided in this Agreement, the rights and remedies provided under this Agreement are in addition to, and not exclusive of, any rights or remedies provided by Law.

(b)

Without prejudice to any other rights or remedies that the Buyer may have, each Sellers acknowledges and agrees that damages alone would not be an adequate remedy for any breach of the terms of Clause 4.3 (Confidentiality) or Clause 4.5 (Non-Competition; Non-Solicitation) by any Sellers. Accordingly, the Buyer shall be entitled to the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of the terms of those clauses.

11.9	Severability

If any provision or part provision of this Agreement is or becomes invalid, illegal or unenforceable, it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not possible, the relevant provision or part provision shall be deemed deleted. Any modification to or deletion of a provision or part provision under this clause shall not affect the validity and enforceability of the rest of this Agreement.

11.10	Entire Agreement

This Agreement and, the Ancillary Agreements constitute the entire agreement between the parties with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreements between the parties with respect thereto. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the Parties other than as expressly set out in this Agreement and each Party hereby waives any rights arising from any such representations, warranties, terms, conditions, undertakings or collateral agreements which may have been made, except this clause shall not limit liability for fraud.

11.11	No right to rescind or nullify

Except as otherwise provided in this Agreement, to the extent permitted by Applicable Law, the Parties hereby waive their rights, if any, to rescind or nullify, in whole or in part, or to demand in legal proceedings the rescission in whole or in part, or nullification of, this Agreement (whether on the basis of error or otherwise), or to cancel or terminate this Agreement.

11.12	11.12 Third-Party Rights

(a)	A Person who is not a Party to this Agreement shall not have any right under the Contract (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

(b)	The rights of the Parties to terminate, rescind, or agree any variation, waiver or settlement under this Agreement are not subject to the consent of any other person.

11.13	Counterparts

This Agreement may be executed in any number of counterparts, each of which when executed shall constitute a duplicate original, but all the counterparts shall together constitute the one and the same agreement.

11.14	.pdf Signature

This Agreement may be executed by portable document format and a facsimile or signature delivered in portable document format shall constitute an original for all purposes.

11.15	Governing Law and Jurisdiction

(a)

This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) are governed by and construed in accordance with the laws of England.

(b)

Each Party irrevocably agrees that the courts of England shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this Agreement or its subject matter or formation (including non-contractual disputes or claims).

[Signature pages follow]

IN WITNESS whereof the Parties hereto or their duty appointed representative have executed this Agreement as of the date first stated above.

EXECUTED by SUNDIAL UK LIMITED acting by

EDWARD ARTHUR HELLARD, sole director:	/s/ Edward Arthur Hellard

EXECUTED by SUNDIAL GROWERS INC. acting by

EDWARD ARTHUR HELLARD, director:	/s/ Edward Arthur Hellard

/s/ Robert Freer

EXECUTED and DELIVERED as a DEED by NORTHEDGE

CAPITAL II GP LLP as general partner of NORTHEDGE

CAPITAL FUND II LP acting by its attorney

ROBERT FREER under a power of attorney

dated 20 February 2019 in the presence of,

/s/ [***]
(Signature of witness)

Name:	[***]

Address:	[***]

Occupation:	[***]

/s/ Robert Freer

EXECUTED and DELIVERED as a DEED by NORTHEDGE

CAPITAL II GP LLP as general partner of NORTHEDGE

CAPITAL FUND II LP acting by its attorney ROBERT

FREER under a power of attorney dated 20 February

2019 in the presence of,

/s/ [***]
(Signature of witness)

Name:	[***]

Address:	[***]

[***]

Occupation:	[***]

/s/ Robert Freer

EXECUTED and DELIVERED as a DEED by NORTHEDGE

CAPITAL II GP LLP as general partner of NORTHEDGE

CAPITAL FUND II LP acting by its attorney ROBERT FREER

under a power of attorney dated 20 February 2019 in the presence of,

/s/ [***]
(Signature of witness)

Name:	[***]

Address:	[***]

Occupation:	[***]

/s/ Robert Freer

EXECUTED and DELIVERED as a DEED by NORTHEDGE

CAPITAL II GP LLP as general partner of NORTHEDGE

CAPITAL FUND II LP acting by its attorney ROBERT FREER

under a power of attorney dated 20 February 2019 in the presence of,

/s/ [***]
(Signature of witness)

Name:	[***]

Address:	[***]

Occupation:	[***]

/s/ David Ball

EXECUTED and DELIVERED as a DEED by ANDREW HIGGINSON

acting by his attorney DAVID BALL under a power of attorney

dated 12 February 2019 in the presence of

/s/ [***]
(Signature of witness)

Name:	[***]

Address:	[***]

Occupation:	[***]

/s/ David Ball

EXECUTED by: DAVID BALL

in the presence of

/s/ [***]
(Signature of witness)

Name:	[***]

Address:	[***]

Occupation:	[***]

/s/ Louise Motala

EXECUTED by: LOUISE MOTALA

in the presence of

/s/ [***]
(Signature of witness)

Name:	[***]

Address:	[***]

Occupation:	[***]

/s/ Richard Priestley

EXECUTED     by:         RICHARD PRIESTLEY

in the presence of

/s/ [***]
(Signature of witness)

Name:	[***]

Address:	[***]

Occupation:	[***]

/s/ Andrew Fuller

EXECUTED by: ANDREW FULLER

in the presence of

/s/ [***]
(Signature of witness)

Name:	[***]

Address:	[***]

Occupation:	[***]

SCHEDULE 4

EARN-OUT PAYMENTS

1.

Subject to the provisions of this Schedule 4 and Clause 2.3(b)(ii) of the Agreement and at such time and in accordance with the procedures set out below, the Buyer shall issue to the Management Sellers, collectively, for each Calculation Period the number of Consideration Loan Notes treated as fully paid, if any, calculated as follows:

(a)	Subject to Clause 1(b) and 1(c) below, if the EBITDA for the Calculation Period:

(i)

is equal to or greater than £[***], the Earn-out Payment will be such number of Consideration Loan Notes as would entitle the Management Sellers to receive [***] Sundial Shares pursuant to the Put and Call Agreement; and

(ii)

for each full increment of £[***] by which EBITDA exceeds £[***] an additional number of Consideration Loan Notes as would entitle the Management Sellers to receive [***] Sundial Shares pursuant to the Put and Call Agreement; and

(iii)	is less than £[***], the Earn-out Payment will be zero.

(b)

If the EBITDA for any preceding Calculation Period exceeded the threshold or thresholds for triggering the issuance of Sundial Shares in accordance with Clause 1(a) above, the subsequent initial threshold for the issuance of Sundial Shares in respect of the current Calculation Period shall [***]. For example, if EBITDA was £[***] in a prior Calculation Period, EBITDA in the current Calculation Period [***] and in such event Consideration Loan Notes as would entitle the Management Sellers to receive [***] Sundial Shares would be issued for such current Calculation Period.

2.	Procedures Applicable to Determination of the Earn-Out Payments:

(a)

Within [***] of the end of each Calculation Period (each such date, an “Earn-out Calculation Delivery Date”), the Buyer shall prepare and deliver to the Management Sellers’ Representative a written statement (in each case, an “Earn-out Calculation Statement”) setting forth in reasonable detail its determination of the EBITDA for the applicable Calculation Period and its calculation of the resulting Earn-out Payment (in each case, an “Earn-out Calculation”). The Earn-out Calculation Statement shall include the accounts of the Target over the respective calculation period, and any work papers and back-up materials used in preparing the Earn-out Calculation Statement. The Earn-out Calculation Statement shall be prepared in accordance with UK GAAP applied using the same accounting methods, adjustments, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Accounts.

(b)

The Management Sellers’ Representative shall have [***] after the receipt of the Earn-out Calculation Statement for each Calculation Period (in each case, the “Earn-out Review Period”) to review the Earn-out Calculation Statement and the Earn-out Calculation set out therein. During the Earn-out Review Period, the Management Sellers’ Representative shall have the right to inspect the books and records of the Target, during normal business hours at the Target’s offices, upon reasonable notice and solely for purposes reasonably related to the determination of the EBITDA and the resulting Earn-out Payment. On or prior to the last day of the Earn-out Review Period, the Management Sellers’ Representative may object to the Earn-out Calculation set out in the Earn-out Calculation Statement for the applicable Calculation Period by delivering a written notice of objection (the “Earn-out Calculation Objection Notice”) to the Buyer. Any Earn-out Calculation Objection Notice shall specify the items in the applicable Earn-out Calculation disputed by the Management Sellers’ Representative and shall describe in reasonable detail the basis for such objection, as well as the amount in dispute. If the Management Sellers’ Representative fails to deliver an Earn-out Calculation Objection Notice to the Buyer before the expiration of the Earn-out Review Period, then the Earn-out Calculation set out in the Earn-out Calculation Statement shall be final and binding on the Parties hereto, including, without limitation, the Management Sellers.

(c)

If the Management Sellers’ Representative delivers an Earn-out Calculation Objection Notice before the expiration of the Earn-out Review Period, the Buyer and the Management Sellers’ Representative shall negotiate in good faith to resolve the disputed items and agree upon the resulting amount of the EBITDA and the Earn-out Payment for the applicable Calculation Period and, if the same are so resolved within such period, the EBITDA so agreed in writing, shall be final and binding on the Parties hereto, including, without limitation, the Management Sellers. If the Buyer and the Management Sellers’ Representative are unable to reach agreement within [***] after such an Earn-out Calculation Objection Notice has been given, all unresolved disputed items shall be promptly submitted for resolution to the Independent Accountants who, acting as experts and not arbitrators, shall be directed to render a written report on the unresolved disputed items with respect to the applicable Earn-out Calculation as promptly as practicable, but in no event greater than [***] after such submission to the Independent Accountants, and to resolve only those unresolved disputed items set out in the Earn-out Calculation Objection Notice. The Parties agree that any adjustments shall be made [***]. If unresolved disputed items are submitted to the Independent Accountants, the Buyer and the Management Sellers’ Representative shall each furnish to the Independent Accountants such working papers, schedules and other documents and information relating to the unresolved disputed items as the Independent Accountants may reasonably request. The Independent Accountants shall resolve the unresolved disputed items based solely on the applicable definitions and other terms in this Agreement and the presentations by the Buyer and the Management Sellers’ Representative, and not by independent review. The Independent Accountants shall decide only the unresolved disputed items and their decisions as to each unresolved disputed item must be within range of values assigned to each such item in the Earn-out Calculation Statement and the Earn-out Calculation Objection Notice, respectively. The resolution of the dispute and the calculation of EBITDA that is the subject of the applicable Earn-out Calculation Objection Notice by the Independent Accountants shall be final and binding on the Parties hereto, including, without limitation, the Management Sellers.

(d)

The costs of such dispute resolution, including fees and expenses of the Independent Accountants shall be borne by the Management Sellers collectively, on the one hand, and the Buyer, on the other hand, [***]. The fees and expenses of the Parties incurred in connection with the dispute resolution shall be borne by such Party.

3.	Independence of Earn-out Payments:

The Guarantor’s obligation to pay an Earn-out Payment to the Management Sellers in accordance with Schedule 4 shall not oblige the Guarantor to pay any preceding or subsequent Earn-out Payment.

4.	Timing of Payment of Earn-out Payments:

Any Earn-out Payment that the Buyer is required to issue pursuant to this Schedule shall be issued to the relevant Management Sellers, pro rata to their holding of the Purchased Shares (but excluding AH’s holding of A Shares) and as set out in column (8) of Schedule 1, and registered as instructed in writing by such Management Sellers not more than [***] following the date upon which the determination of EBITDA for the applicable Calculation Period becomes final and binding upon the Parties as provided in this Schedule (including any final resolution of any dispute raised by the Management Sellers’ Representative in an Earn-out Calculation Objection Notice).

5.	Operation of the Business during the Calculation Periods:

During the period from the Closing Date up to and including the P3 Calculation Period:

(a)	neither the Buyer nor its Affiliates shall impose any management fees and/or charge other costs and fees for services or goods which are not agreed in writing in advance by Management Sellers;

(b)	the Buyer and its Affiliates shall:

(i)	operate the Target in a manner intended to maximise revenue growth, profitability and long-term value creation;

(ii)	save as approved by the Management Sellers’ Representative in writing, not directly compete with the business of the Target by accepting any work or activities of Target;

(iii)

not persuade or cause or attempt to persuade any customer, supplier of or Person otherwise doing business with the Target to terminate his relationship with the Target or knowingly take any action that may result in the impairment of such relationship;

(iv)	maintain the Target as separate stand-alone subsidiary;

(v)	provide the Target with reasonable working capital as envisaged within Target’s business plans and permit the Target to continue to operate in accordance with such business plans;

(vi)	procure that all transactions between the Target and the Buyer or its Affiliates shall be on arm’s length terms; and

(vii)	maintain separate accounting books and records for the Target and permit the Management Sellers’ Representative to inspect such books and records in accordance with this Agreement.

SCHEDULE 5

WARRANTIES

Unless otherwise stated or where the context requires otherwise, a reference in this schedule to “Group” includes each Group Entity so that each warranty is given in respect of each Group Entity.

Part 1 - Fundamental Warranties

Section 1 NE Fundamental Warranties

1.	Capacity

1.1.1

NorthEdge has full power and authority, and has taken all action necessary (including obtaining all necessary consents or approvals) to enter into and perform its obligations under each Transaction Document.

1.1.2	Each Transaction Document will, when executed, form obligations binding on NorthEdge in accordance with its terms.

2.	Ownership Of Shares

2.1

Those of the Purchased Shares held by NorthEdge (NorthEdge Shares) are fully paid or credited as fully paid and are the whole of NorthEdge’s holding of shares in the issued and allotted share capital of the Target.

2.2	NorthEdge is the only legal and beneficial owners of the NorthEdge Shares.

2.3	There is no Encumbrance affecting any of the NorthEdge Shares. There is no commitment to create an Encumbrance affecting any of the NorthEdge Shares.

2.4

No NorthEdge Share is subject to a restrictions notice (as defined in paragraph (2) of schedule 1B of the Act) and so far as NorthEdge is aware there is no fact or circumstance which might lead to such a restrictions notice being issued in respect of any NorthEdge Share.

2.5

NorthEdge is entitled to sell the NorthEdge Shares with full title guarantee on the terms of this agreement without the consent of any third party. That sale will not result in any breach of or default under any agreement or obligation binding on NorthEdge.

2.6	None of the NorthEdge Shares were the subject of a transfer at an undervalue (within the meaning of Part VI or Part IX Insolvency Act 1986) within the last five years.

2.7	There is no proceeding (as defined in paragraph 26.1 of part 2 of this Schedule 5) or dispute in existence or threatened against any NorthEdge relating to:

2.7.1	the NorthEdge Shares;

2.7.2	any entitlement of NorthEdge to dispose of the NorthEdge Shares, and, so far as NorthEdge is aware, there is no fact or circumstance which is likely to give rise to any such proceedings or dispute.

3.	Loan Notes

3.1

All the A Loan Notes held by NorthEdge that may be constituted and/or issued under the Loan Note A Instrument (being a nominal amount of £16,945,000) have been constituted and issued and are fully paid. All the A Loan Notes (save for the A Loan Notes held by Andrew Higginson) are fully legally and beneficially owned by NorthEdge in the numbers set out in Schedule 1.

3.2	No A Loan Note is jointly held.

3.3

No event has occurred which (in the absence of the provisions of any applicable intercreditor deeds or intercreditor arrangements) requires any A Loan Note or the principal amount of any A Loan Note to be redeemed or repaid or makes any interest on any Loan Note due and payable. No “PIK Note” (as such term is defined in the Loan Note A Instrument) has been issued or has received any consent that would enable it to be issued.

3.4

There is no Encumbrance affecting any of the A Loan Notes. There is no commitment to create an Encumbrance affecting any of the A Loan Notes. No commitment to create any such Encumbrance has been given, nor has any person claimed any right to such an Encumbrance.

3.5

No person has the right (whether exercisable now or in the future and whether contingent or not) to call for the issue, allotment, conversion, redemption, repayment, sale or transfer of any A Loan Notes and NorthEdge has not agreed to confer any such rights, and no person has claimed any such rights.

3.6

NorthEdge is entitled to sell the Loan Notes set out opposite its name in Schedule 1 (and any other Loan Note it has any legal or beneficial interest in) with full title guarantee on the terms of this agreement without the consent of any third party. Any such sale will not result in any breach of or default under any agreement or obligation binding on NorthEdge.

3.7

Subject to the obtaining of any necessary consents, licenses and authorisations, all rights and benefits (including proprietary rights under any relevant security documentation) and, where applicable, all obligations which the parties have agreed will be novated, assigned or otherwise effectively transferred to the Buyer in connection with the A Loan Notes pursuant to the transactions contemplated by this agreement are (subject to obtaining any necessary consent, licenses and authorisations required), capable of being so novated, assigned or otherwise transferred.

4.	Solvency

4.1

No bankruptcy order has been made relating to NorthEdge; no petition or application has been presented to make NorthEdge bankrupt; and no application has been made for an adjudication that NorthEdge may be made bankrupt.

4.2

No application has been made relating to NorthEdge for an interim order under section 253 Insolvency Act 1986. No person has been appointed by the court to prepare a report relating to NorthEdge under section 273 Insolvency Act 1986. No interim receiver has been appointed to the property of NorthEdge under section 286 Insolvency Act 1986.

4.3	NorthEdge is not unable to pay, and there is no reasonable prospect of NorthEdge being unable to pay, any debt as those expressions are defined in section 268 Insolvency Act 1986.

4.4	NorthEdge has not suffered any proceedings or orders equivalent or analogous to any of those described in this paragraph 4 under the law of any other jurisdiction.

Section 2 Management Seller Fundamental Warranties

1.	Capacity

1.1.1

Each Management Seller has full power and authority, and has taken all action necessary (including obtaining all necessary consents or approvals) to enter into and perform their obligations under each Transaction Document.

1.1.2	Each Transaction Document will, when executed, form obligations binding on the Management Sellers in accordance with its terms.

2.	Ownership Of Shares

2.1

Those of the Purchased Shares held by the Management Sellers (Management Sellers’ Shares) are fully paid or credited as fully paid and are the whole of Management Sellers’ holding of shares in the issued and allotted share capital of the Target.

2.2	The Management Sellers are the only legal and beneficial owners of the Management Sellers’ Shares.

2.3

There is no Encumbrance affecting any of the Management Sellers’ Shares or any unissued shares, debentures or other securities of the Group. There is no commitment to create an Encumbrance affecting any of the Management Sellers’ Shares or any unissued shares, debentures or other securities of any Group Entity.

2.4

No Management Sellers’ Share is subject to a restrictions notice (as defined in paragraph 1(2) of schedule 1B of the Act) and so far as the Management Sellers are aware there is no fact or circumstance which might lead to such a restrictions notice being issued in respect of any Management Sellers’ Share.

2.5

No person has the right (whether exercisable now or in the future and whether contingent or not) to call for the issue, allotment, conversion, redemption, repayment, sale or transfer of any shares, debentures or other securities of any Group Entity.

2.6

The Management Sellers are entitled to sell the Management Sellers’ Shares with full title guarantee on the terms of this agreement without the consent of any third party. That sale will not result in any breach of or default under any agreement or obligation binding on any Management Seller.

2.7	None of the Management Sellers’ Shares were the subject of a transfer at an undervalue (within the meaning of Part VI or Part IX Insolvency Act 1986) within the last five years.

2.8	There is no proceeding (as defined in paragraph 26.1 of part 2 of this Schedule 5) or dispute in existence or threatened against any Management Sellers or Group Entity relating to:

2.8.1	the Management Sellers’ Shares;

2.8.2	any unissued shares, debentures or other securities of any Group Entity; or

2.8.3	any entitlement of the Management Sellers to dispose of any Management Sellers’ Shares,

and, so far as any of the Management Sellers are aware, there is no fact or circumstance which is likely to give rise to any such proceedings or dispute.

3.	Loan Notes

3.1	Each and every Loan Note that has been constituted and/or issued is fully paid.

3.2

All the A Loan Notes that may be constituted and/or issued under the Loan Note A Instrument (being a nominal amount of £16,945,000) have been constituted and issued and are fully paid. All the A Loan Notes (save for the A Loan Notes held by NorthEdge) are fully legally and beneficially owned by Andrew Higginson in the numbers set out in Schedule 1.

3.3

Of the B Loan Notes that may be constituted and/or issued under the B Loan Note Instrument, a nominal amount of £1,139,000 have been constituted and issued. All the B Loan Notes are fully, legally and beneficially owned by a Management Seller in the numbers set out in Schedule 1. Any further B Loan Note that is constituted and/or issued may only be issued to a Seller and no other person.

3.4	No Loan Note is jointly held.

3.5

No event has occurred which (in the absence of the provisions of any applicable intercreditor deeds or intercreditor arrangements) requires any Loan Note or the principal amount of any Loan Note to be redeemed or repaid or makes any interest on any Loan Note due and payable. No “PIK Note” (as such term is defined in the Loan Note A Instrument) has been issued or has received any consent that would enable it to be issued.

3.6

There is no Encumbrance affecting any of the Loan Notes or any unissued Loan Notes or any shares, debentures or other securities of any Group Entity. There is no commitment to create an Encumbrance affecting any of the Loan Notes or any unissued Loan Notes or any shares, debentures or other securities of any Group Entity. No commitment to create any such Encumbrance has been given, nor has any person claimed any right to such an Encumbrance.

3.7

No person has the right (whether exercisable now or in the future and whether contingent or not) to call for the issue, allotment, conversion, redemption, repayment, sale or transfer of any Loan Notes, shares, debentures or other securities of any Group Entity, and no Seller or Group Entity has agreed to confer any such rights, and no person has claimed any such rights.

3.8

Each Seller is entitled to sell the Loan Notes set out opposite its name in Schedule 1 (and any other Loan Note it has any legal or beneficial interest in) with full title guarantee on the terms of this agreement without the consent of any third party. Any such sale will not result in any breach of or default under any agreement or obligation binding on any Seller.

3.9

Subject to the obtaining of any necessary consents, licenses and authorisations, all rights and benefits (including proprietary rights under any relevant security documentation) and, where applicable, all obligations which the parties have agreed will be novated, assigned or otherwise effectively transferred to the Buyer in connection with the Loan Notes pursuant to the transactions contemplated by this agreement are (subject to obtaining any necessary consent, licenses and authorisations required), capable of being so novated, assigned or otherwise transferred.

4.	Solvency

4.1

No bankruptcy order has been made relating to any Seller; no petition or application has been presented to make any Seller bankrupt; and no application has been made for an adjudication that any Seller may be made bankrupt.

4.2

No application has been made relating to any Seller for an interim order under section 253 Insolvency Act 1986. No person has been appointed by the court to prepare a report relating to any Seller under section 273 Insolvency Act 1986. No interim receiver has been appointed to the property of any Seller under section 286 Insolvency Act 1986.

4.3	No Seller is unable to pay, and there is no reasonable prospect of any Seller being unable to pay, any debt as those expressions are defined in section 268 Insolvency Act 1986.

4.4	No Seller has suffered any proceedings or orders equivalent or analogous to any of those described in this paragraph 4 under the law of any other jurisdiction.

Part 2 – General Warranties

1.	Share Capital

1.1	Each issue of shares in the Group, and each registration of a transfer of shares in the Group, has complied with the articles of association of the relevant Group Entity in force at the relevant time.

1.2	Each permission necessary for each issue or transfer of shares in the Group has been obtained.

1.3	The Group has not at any time:

1.3.1	purchased, redeemed or reduced any of its share or loan capital (or agreed to do any of those things); or

1.3.2	issued any shares for a consideration payable other than in cash.

1.4	There are no rights of pre-emption or restrictions affecting the transfer of the Purchased Shares to the Buyer.

2.	The Target and the Group

2.1	The Target

2.1.1	The Target is a limited liability company incorporated under the laws of England and Wales and has been in continuous existence since incorporation.

2.1.2	Since its incorporation, the Target has not been a subsidiary of any other company.

2.2	Subsidiaries

2.2.1

The Target is not, and has never been, the owner or registered holder of any shares, loan capital or other securities of any company other than the Subsidiaries. The Target has not agreed to become the owner or registered holder of any such shares, loan capital or other securities.

2.2.2	The Target has never had a participating interest in any other company or undertaking other than the Subsidiaries.

2.2.3	The Target is the legal and beneficial owner of each allotted and issued share in the capital of each Subsidiary. Each such share is fully paid or credited as fully paid.

2.2.4

There is no Encumbrance affecting any of the shares in a Subsidiary or any unissued shares, debentures or other securities of a Subsidiary. There is no commitment to create an Encumbrance affecting any such shares, debentures or other securities.

2.2.5

No person has the right (whether exercisable now or in the future and whether contingent or not) to call for the issue, allotment, conversion, redemption, repayment, sale or transfer of any shares, debentures or other securities of a Subsidiary.

2.2.6

There is no proceeding (as defined in paragraph 21.1 of part 2 of this Schedule 5) or dispute in existence or threatened against the Group relating to any shares, debentures or securities of a Subsidiary. So far as the Sellers are aware there is no fact or circumstance which might give rise to any such proceeding or dispute.

2.2.7	None of the shares in the capital of a Subsidiary were the subject of a transfer at an undervalue (within the meaning of Part VI or Part IX Insolvency Act 1986) within the last five years.

3.	Directors

3.1

The only directors of the Target are the persons named as such in part 1 of Schedule 2. The only directors of the Subsidiaries are the persons named as such for each Subsidiary in part 2 of Schedule 2.

3.2	The Target and its Subsidiaries do not have any shadow directors.

3.3

No person who has been an officer of a Group Entity at any time in the last five years has been subject to a disqualification order or undertaking under the Company Directors Disqualification Act 1986.

4.	Group Administration

4.1	Accurate copies of the memorandum and articles of association of the Target and the Subsidiaries at the date of this agreement are included in the Disclosure Documents which:

4.1.1	have attached to them copies of all resolutions and other documents required by law; and

4.1.2	fully set out the rights and restrictions attaching to each class of shares in the Target and the Subsidiaries.

4.2

The Group has always operated its business and conducted its affairs, including the issue of shares or securities and the payment of dividends, in accordance with their constitutions (as defined in section 17 of the Act).

4.3

Each register and any books or records which the Group Entity is required by law to keep has been properly kept and contains an accurate record of the matters which it is required to record. No notice or allegation has been received or made that any of those registers, books or records is inaccurate or should be rectified.

4.4	The Group Entities, their officers and employees have all complied in all material respects with the provisions of the Act in relation to the Group’s activities.

4.5	All documents required by law to be delivered by a Group Entity to the Registrar of Companies or any other person:

4.5.1	have been duly and properly delivered; and

4.5.2	were accurate.

4.6	There is no written resolution of a Group Entity with a circulation date before the date of this agreement which has not yet been passed or lapsed in accordance with the Act.

4.7	All dividends and distributions declared, made or paid by a Group Entity have been declared, made or paid in accordance with:

4.7.1	the Group Entity’s constitution (at the relevant time);

4.7.2	all applicable legislation; and

4.7.3

any agreement or arrangement made with any third party regulating the payment of dividends and distributions by the Group Entity, accurate copies of which agreements or arrangements are included in the Disclosure Documents.

4.8

There is no power of attorney or other authority under which a person may enter into an obligation on a Group Entity’s behalf (other than an authority for an officer or employee to enter into an agreement in the normal and ordinary course of that person’s duties).

5.	Information

5.1	The information in Schedule 1, Schedule 2 and Schedule 7 is accurate.

6.	Accounts

6.1	General

The Accounts (an accurate copy of which is included in the Disclosure Documents):

6.1.1

show a true and fair view of the financial position, state of affairs and total comprehensive income of the Group as at the Accounts Date and of its profit (or loss) and cash flow for the period ended on that date;

6.1.2	comply with the Act and all other relevant statutes and statutory instruments;

6.1.3	have been prepared in accordance with FRS102 using appropriate accounting policies and estimation techniques as required by FRS102;

6.1.4	have been audited by an individual or firm registered to act as auditors in the United Kingdom and the auditor’s report on the Accounts is unqualified;

6.1.5	save as expressly disclosed in the Accounts have been prepared on a basis wholly consistent with that used for the preparation of the Group’s accounts for the last three financial periods; and

6.1.6	have been:

(a)	circulated to every person entitled to receive a copy under section 423 of the Act; and

(b)	filed with the Registrar of Companies,

in each case in accordance with the requirements of the Act.

6.2	Financing

The Group has not engaged in any financing (including incurring any borrowing or indebtedness in the nature of acceptances or acceptance credits but excluding trade credit afforded to or by the Group in the ordinary course of its business) which would not be required to be shown or reflected in the Accounts.

6.3	Auditor liability limitation agreements

The Group has never entered into a liability limitation agreement (as defined in section 534 of the Act) with its auditors and there is no arrangement or agreement in place to do so.

7.	Management Accounts

7.1	The Management Accounts (an accurate copy of which is included in the Disclosure Documents):

7.1.1	have been prepared with due care and attention;

7.1.2	have been prepared in accordance with good management accounting practice on a basis consistent with previous management accounts prepared by the Group and with the Accounts;

7.1.3	reflect with reasonable accuracy the financial position and state of affairs of the Group as at the Management Accounts Date;

7.1.4	reflect with reasonable accuracy the trading and profit of the Group for the period from the Accounts Date to the Management Accounts Date; and

7.1.5	are consistent with the accounting records of the Group.

7.2	The results shown by the Management Accounts were not materially affected by:

7.2.1	transactions of a nature not usually undertaken by the Group;

7.2.2	any extraordinary, exceptional or non-recurring items required to be disclosed by Accounting Practice;

7.2.3	charges or credits relating to any prior or subsequent periods; or

7.2.4	any change in the accounting policies or practices from those applied in the preparation of previous management accounts of the Group.

8.	Records

8.1	The Records

8.1.1	are in the Group’s possession; and

8.1.2	have always been properly kept in accordance with the law relating to the matters recorded in them.

8.2	None of the Records are recorded, stored, maintained, operated or otherwise dependent on or held by any means which are not under the exclusive ownership and direct control of the Group.

8.3	No notice or allegation has been received or made that any of the Records are inaccurate or should be rectified.

9.	Business Since The Accounts Date

Since the Accounts Date:

9.1	the Group’s business has been carried on in the normal and ordinary course without any interruption or change in its manner, nature or scope, and so as to maintain it as a going concern;

9.2	there has been no adverse change in the overall financial or overall trading position or turnover of the Group;

9.3	the Group has not, other than in the normal and ordinary course of its business:

9.3.1	acquired or disposed of, or agreed to acquire or dispose of, any business or asset; or

9.3.2	assumed or incurred, or agreed to assume or incur, a liability, obligation, expense or capital expenditure (whether, in any case, actual or contingent);

9.4	none of the fixed assets shown in the Accounts or acquired by the Group since the Accounts Date have been lost, damaged or destroyed and there has been no material reduction in their value;

9.5	the Group has not made, or agreed to make, any material price reductions or allowances or price increases on sales of stock or the provision of services;

9.6

the Group has not incurred any expense or made any payment other than in the normal and ordinary course of business and all payments received by the Group have been paid into the Group’s bank account and appear in the appropriate books of account;

9.7

the Group has not borrowed any money which it has not repaid (other than in the normal and ordinary course of its business within limits agreed with the Group’s bankers) and no loan to or loan capital of the Group has been repaid, in whole or in part, or has become due and payable or liable (with or without notice or lapse of time) to be declared due and payable;

9.8	the Group has not been adversely affected by:

9.8.1 the termination, or a change in the terms, of an important agreement;

9.8.2 the loss of or material reduction in orders from a customer;

9.8.3 the loss of or material reduction in any source of supply; or

9.8.4 any abnormal factor not affecting similar businesses,

and so far as the Sellers are aware there is no fact or circumstance which is likely to give rise to any such adverse effect;

9.9	the Group has not paid or declared any dividend or other distribution of capital or income;

9.10	the Group has not allotted, issued or acquired any share or loan capital, or agreed or arranged to do any of those things;

9.11	no resolution of the members of the Group (or any class of them) has been passed; and

9.12

no payment has been made by the Group to or on behalf of any Seller (or any person connected with any Seller) other than the payment of salaries in the normal and ordinary course of business and at the rates specified in the Disclosure Letter.

10.	Assets

10.1

Each asset included in the Accounts or acquired by the Group since the Accounts Date (other than stock sold in the normal and ordinary course of business) and each asset used by the Group or which is in the reputed ownership of the Group is:

10.1.1	legally and beneficially owned by the Group free from any Encumbrance or any claimed Encumbrance or other dispute;

10.1.2	where capable of possession, in the possession or under the sole control of the Group; and

10.1.3	situated in the United Kingdom.

10.2	None of the assets referred to in paragraph 10.1 has been purchased on terms that title does not pass to the Group until full payment is made to the supplier.

10.3	There are maintenance contracts with independent specialist contractors for all material assets of the Group, accurate copies of which contracts are included in the Disclosure Documents.

10.4

The Group’s asset register included in the Disclosure Documents is an accurate record of all the fixtures, plant, machinery, vehicles and equipment owned or used by the Group, showing whether each item is owned or, if not, the arrangement under which it is used.

11.	Hire Purchase And Leased Assets

11.1	The Disclosure Documents contain:

11.1.1	an accurate list of all the material assets (the “Leased Assets”) used by the Group which are subject to a lease, hire, hire purchase, credit sale or conditional sale agreement; and

11.1.2	accurate copies of all the agreements or arrangements relating to those Leased Assets.

11.2	Nothing has occurred or so far as the Sellers are aware is likely to occur which might result in an increase in the rent payable for any Leased Asset.

11.3	All payments due under the agreements or arrangements relating to the Leased Assets have been duly and properly paid.

11.4

There are maintenance contracts with independent specialist contractors for each Leased Asset which the Group is obliged to maintain or repair under the agreements or arrangements relating to the Leased Assets. Accurate copies of those maintenance contracts are included in the Disclosure Documents.

12.	Debts

12.1	No debt shown in the Accounts or which has subsequently arisen in the Group’s favour:

12.1.1	is overdue by more than three calendar months;

12.1.2	has been realised for less than its full face value;

12.1.3	has been released, deferred, subordinated or written off or has become irrecoverable in whole or in part;

12.1.4	is subject to any dispute, counterclaim or set off and so far as the Sellers are aware there is no fact or circumstance which might give rise to any such dispute, counterclaim or set off;

12.1.5	is the subject of any assignment, factoring agreement, discounting arrangement or other Encumbrance;

12.1.6	has arisen other than in the normal and ordinary course of the Group’s business; or

12.1.7	is one to which the Group is entitled other than as the original creditor.

12.2	An accurate list of all debts owed to the Group as at the close of business on the Business Day before the date of this agreement is included in the Disclosure Documents.

13.	Intellectual Property

13.1	Ownership

13.1.1	The registered Group Intellectual Property is valid and enforceable and nothing has been done or omitted to be done by which it may cease to be valid.

13.1.2	The registered Group Intellectual Property is:

(a)	legally and beneficially owned by the Group alone, free from any licence, Encumbrance, restriction on use or disclosure obligation; or

(b)	licensed to the Group, as exclusive licensee, under an Intellectual Property Agreement.

13.1.3	No third party has any right, title or interest in any Intellectual Property used in or required for the Group’s business other than that which is the subject of an Intellectual Property Agreement.

13.1.4	All moral rights relating to the Group Intellectual Property have been irrevocably and unconditionally waived.

13.1.5	The Group has not granted and is not obliged to grant a licence, assignment or other right relating to any of the Group Intellectual Property.

13.2	Claims and infringements

13.2.1

The Group Intellectual Property is not and, so far as the Sellers are aware, will not be, the subject of a claim or opposition from any person (including an employee or former employee of the Group) as to title, validity, enforceability, entitlement or otherwise.

13.2.2

There is, and has been, no proceeding (as defined in paragraph 21.1 of this part 2 of Schedule 5 and including any infringement proceedings) or other dispute concerning any of the Group Intellectual Property. No such proceeding or dispute is pending or threatened by or against the Group. So far as the Sellers are aware, no fact or circumstance exists which is likely to give rise to such a proceeding or dispute.

13.2.3	So far as the Sellers are aware, the processes and working practices employed, and the products and services dealt in, by the Group on or before the date of this agreement:

(a)	do not involve the unlicensed use of a third party’s Intellectual Property or confidential information;

(b)	do not infringe the Intellectual Property (including moral rights) of another person; and

(c)	have not given, and will not give, rise to a claim against the Group or a liability to pay compensation.

13.2.4

No third party has made, is making or, so far as the Sellers are aware, is likely to make any unauthorised use of any of the Group Intellectual Property or has infringed or is infringing any Group Intellectual Property.

13.2.5	Neither the Group nor any other party to any Intellectual Property Agreement or any other agreement relating to the Group Intellectual Property is in breach of such agreement.

13.3	Adequacy of Group Intellectual Property

13.3.1	The Group Intellectual Property comprises all the Intellectual Property of a material nature necessary for the Group to operate its business as carried on at the date of this agreement.

13.3.2

No Group Intellectual Property or Intellectual Property Agreement is due to lapse, expire or terminate within three years from Closing, the loss, termination or expiry of which would cause material adverse effect to the Group.

13.3.3

All Group Intellectual Property will either be owned by the Group, or available for use subject to an Intellectual Property Agreement, on substantially the same terms and conditions immediately following Closing. None of those rights shall be adversely affected by anything contemplated by this agreement.

13.4	Creation of Intellectual Property

13.4.1	All registered Group Intellectual Property created, developed or discovered by any person retained, commissioned, employed or otherwise engaged by the Group at any time is fully vested in the Group.

13.4.2	No claim for compensation under section 40 Patents Act 1977 has been made or is likely to be made against the Group relating to the Group Intellectual Property.

13.5	Dealings in and maintenance of Group Intellectual Property

13.5.1

Any use of Group Intellectual Property by a third party outside the ordinary course of business is subject to an Intellectual Property Agreement, details of which are in the Disclosure Letter and an accurate copy of which is included in the Disclosure Documents. Save in the ordinary course of business the Group has not authorised any use of, or granted any rights under, the Group Intellectual Property other than as Disclosed.

13.5.2

Nothing has been done or omitted to be done which jeopardises the validity, existence or enforceability of any Group Intellectual Property or any Intellectual Property Agreement relating to the Group Intellectual Property.

13.5.3

All Intellectual Property Agreements relating to the Group Intellectual Property which are material to the Group’s business are valid and in force and, where applicable, have been recorded at the relevant registry. Details of those agreements are in the Disclosure Letter and accurate copies of them are included in the Disclosure Documents.

13.5.4	There is no Intellectual Property Agreement:

(a)	relating to any Intellectual Property other than the Group Intellectual Property; or

(b)	under which the Group is, or may become, liable to pay a royalty or similar charge.

13.5.5

All material documents concerning title to and interest in the Group Intellectual Property (including registration certificates) form part of the records of the Group and will be delivered to the Buyer at Closing.

13.5.6

The Group has not received an adverse opinion from its advisors or any applicable registry relating to an application for any Group Intellectual Property, the failure to gain registration of which would adversely affect the Group.

13.5.7	The Group has taken all steps necessary and required to maintain and protect the Group Intellectual Property.

14.	Confidential Information and Technical Information

14.1	The Confidential Information and Technical Information is legally and beneficially owned by the Group alone, free from any licence, Encumbrance or restriction on use.

14.2	The Confidential Information and Technical Information has always been kept strictly confidential by the Group.

14.3

The Group has not disclosed any Confidential Information or Technical Information to any person except where such disclosure was properly made in the normal and ordinary course of the Group’s business.

15.	Computer Systems

15.1	Definitions

In this paragraph 15 the following additional definitions apply:

Computer Equipment

any computer hardware or data processing systems (in each case of a material nature) owned by the Group or used in the Group’s business, including all items that connect with that hardware or systems and all relevant technical documentation;

Computer Software

any computer software owned by the Group or used in the Group’s business; and

Computer Systems

the Computer Software and the Computer Equipment.

15.2	Disclosure

15.2.1	The Disclosure Letter contains accurate details of:

(a)	the Computer Equipment and the Computer Software;

(b)	the functions of the Group’s business dependent on the Computer Systems, or in connection with which the Computer Systems are or have been used;

(c)	all licences, maintenance agreements, escrow agreements and (where the warranties have not expired) development agreements relating to the Computer Software; and

(d)	all maintenance and support agreements in place relating to the Computer Systems.

15.2.2	The Disclosure Documents contain accurate copies of the licences, maintenance, escrow, development and support agreements referred to in paragraphs 15.2.1(c) and 15.2.1(d) above.

15.3	Ownership and third party rights

15.3.1	The Computer Equipment is legally and beneficially owned by the Group alone, free from any licence, Encumbrance or restriction on use.

15.3.2

All Intellectual Property in all Computer Software (except that which is licensed to the Group as referred to in paragraph 15.2.1(c)) is legally and beneficially owned by the Group alone, free from any licence, Encumbrance or restriction on use.

15.3.3

No third party has, or has claimed to have, any right to prevent the Group from continuing to use the Computer Systems except as provided in the documents referred to in paragraph 15.2.1(c) Any restrictions in those documents do not adversely affect the present or planned operation of the Group’s business.

15.3.4

None of the Group’s records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process whether computerised or not and including all means of access to or from such records, systems, controls, data or information) which are not under the exclusive ownership and direct control of the Group.

15.3.5

The Group has in its possession or control all executable versions, in both source and object code, of all Computer Software (except that which is licensed to the Group as referred to in paragraph 15.2.1(c)).

15.4	Functionality

15.4.1	The Computer Systems have sufficient capability and capacity for the efficient operation of the Group’s business as currently carried on and as projected for the next 12 months.

15.4.2	The individual components and items which together form the Computer Systems are compatible with each other and none of them are redundant to any material extent.

15.5	Operational matters

15.5.1

So far as the Sellers are aware, the Group has sufficient technically competent and trained employees to ensure the proper operation, monitoring and use of the Computer Systems. The Computer Systems are sufficiently documented to enable their full and proper use without reliance on the special knowledge or memory of any person.

15.5.2

So far as the Sellers are aware, the maintenance and support provided to the Group under the maintenance and support agreements referred to in paragraph 15.2.1(d) is sufficient for the full uninterrupted use of the Computer Systems.

15.5.3

The Group and all third parties have complied in all material respects with all licences, maintenance, escrow, development and support agreements relating to the Computer Systems. None of those licences or agreements is terminable by a third party by less than 12 months’ notice or is due to expire within 12 months of Closing. So far as the Sellers are aware no third party is unable to provide support in accordance with its obligations under any such licence or agreement.

15.5.4	The Group does not have a disaster recovery plan.

15.5.5

So far as the Sellers are aware, the Group has prudent procedures in place to ensure the security of the Computer Systems and data stored on it including by the use of properly administered and run password protection, data encryption, up to date industry standard virus checking software and procedures for taking and storing on site (at least once every 12 hours) and off site (at least once every 24 hours) back-up copies of the Computer Software and all data stored on the Computer Equipment.

15.5.6	In the last 12 months the Group has not suffered any material failures or breakdowns of any of the Computer Systems.

15.5.7

The Group is not a party to a facilities management agreement (whether as a provider or a recipient of services) nor is the Group a subscriber to or provider of bureau, out sourcing or similar services.

16.	Contracts

16.1	Terms

The Group is not, and is not in negotiations to become, bound by or entitled to the benefit of any agreement or arrangement, or subject to any liability, which:

16.1.1	is of an unusual, onerous or abnormal nature or is not of an entirely arm’s length nature;

16.1.2	is outside the normal and ordinary course of business:

16.1.3	is for a fixed term of more than six months or is incapable of complete performance in accordance with its terms within six months of Closing;

16.1.4	is incapable of termination by the Group in accordance with its terms on not more than 90 days’ notice served at any time;

16.1.5	is capable of termination by a third party for convenience;

16.1.6	save in the normal and ordinary course of business, involves total outstanding expenditure by the Group of more than £50,000 in relation to the purchase of stock;

16.1.7	cannot be fulfilled or performed by the Group on time without undue or unusual expenditure of money or effort;

16.1.8	cannot be fulfilled or performed by the Group in accordance with its terms with the Group’s current personnel, assets and finance;

16.1.9

is likely to result in a direct loss to the Group, or is not expected to make a normal profit margin consistent with the prudent conduct of the Group’s business, or involves an abnormal degree of risk to the Group;

16.1.10	is an option or similar agreement, arrangement or obligation affecting the Group’s business or any of its assets;

16.1.11	relates to the sale of shares or assets and contains warranties or indemnities or other provisions under which the Group has any liability or obligation (actual or contingent);

16.1.12	is one by which the Group grants or is granted sole or exclusive rights;

16.1.13	is a distributorship, agency, franchise, marketing or management agreement or arrangement;

16.1.14	involves liabilities which may fluctuate in accordance with any currency exchange or any index;

16.1.15	is for a loan, guarantee, indemnity or suretyship;

16.1.16	involves, or is likely to involve, the sale of goods or the supply of services with a total sales value of more than 10% of the Group’s turnover for the preceding financial period;

16.1.17	requires the performance by the Group of any obligations outside the United Kingdom;

16.1.18	is an agreement for the supply of any administrative or other services or facilities to the Group; or

16.1.19	confers or purports to confer a benefit or right on any person who is not a party to the relevant agreement or arrangement.

16.2	Validity and compliance

16.2.1	All the agreements or arrangements of a material nature by which the Group is bound or to the benefit of which it is entitled are:

(a)	in full force and effect; and

(b)	valid, binding and enforceable obligations on all the parties to those agreements or arrangements.

16.2.2	In relation to each of the agreements or arrangements by which the Group is bound or to the benefit of which it is entitled:

(a)	neither the Group nor the Sellers have any knowledge of the invalidity of, or a ground for termination, avoidance or repudiation of any such agreement or arrangement;

(b)	no party to any such agreement or arrangement has given notice of its intention to terminate, or has sought to repudiate or disclaim, an agreement or arrangement;

(c)	no written notice of any actual or proposed changes to the prices or other material terms of any such agreement or arrangement has been received by the Group;

(d)

there has been no breach of any such agreement or arrangement and so far as the Sellers are aware there is no fact or circumstance which is likely to give rise to a such breach (with or without notice or lapse of time);

(e)

there is no dispute or claim relating to any such agreement or arrangement and so far as the Sellers are aware there is no fact or circumstance which is likely to give rise to any such dispute or claim; and

(f)

no party to any such agreement or arrangement is entitled to exercise any set off or counterclaim or to delay or withhold payment of any monies falling due under that agreement or arrangement or to make payment to any party other than the party specified in that agreement or arrangement.

16.3	Tenders

16.3.1

The Disclosure Documents contain accurate copies of all material tenders, quotations or offers made by the Group which are or may become capable of giving rise to a contract required to be disclosed under this paragraph 16 by the issue of an order or acceptance by any other party.

16.3.2

No tender, quotation or offer has been made by the Group other than in the normal and ordinary course of business on terms calculated to yield a gross profit margin consistent with the conduct of the Group’s business up to Closing.

16.4	Other arrangements

16.4.1	The Group has never been a party to a transaction to which section 190, 197, 198, 201, 203 or 223 of the Act apply.

16.4.2

The Group has not within the last five years paid any compensation to a third party agent in accordance with the Commercial Agents (Council Directive) Regulations 1993. There is no fact or circumstance which might give rise to a claim for such compensation being made against the Group.

17.	Joint Ventures and Partnerships

The Group is not, nor has it agreed to become:

17.1	a member of any joint venture, consortium, European Economic Interest Grouping, partnership or other unincorporated association;

17.2	a party to any agreement or arrangement for sharing profit, commissions or other income; or

17.3

a member of any partnership, trade association, society or other group (whether formal or informal, and whether or not having a separate legal identity) and no such body is relevant to or has any material influence over the Group.

18.	Trading

18.1	General

18.1.1	The Group does not carry on business under licence or other than as principal.

18.1.2	The Group does not use any name for any purpose other than its full corporate name.

18.1.3

The Group does not have, and has never conducted any part of its business through, any branch, place of business or agency outside the United Kingdom. The Group does not have any substantial assets outside the United Kingdom.

18.1.4

No agent, distributor, representative, supplier or other party (not being an employee) is entitled to any fixed or varying payment or credit in connection with the Group’s business (past, present or future).

18.1.5	During the last 12 months no substantial customer or supplier of the Group has:

(a)	stopped, or indicated an intention to stop, trading with or supplying the Group;

(b)	reduced, or indicated an intention to reduce, to a material extent its trading with or supplies to the Group; or

(c)	changed, or indicated an intention to change, to a material extent the terms on which it is prepared to trade with or supply the Group (other than normal price and quota changes).

18.1.6	So far as the Sellers are aware no substantial customer or supplier of the Group is likely to:

(a)	stop trading with or supplying the Group;

(b)	reduce to a material extent its trading with or supplies to the Group; or

(c)	change the terms on which it is prepared to trade with or supply the Group (other than normal price and quota changes).

18.1.7

So far as the Sellers are aware the attitude of clients, customers, suppliers and employees regarding the Group will not be prejudicially affected by the execution or performance of any Transaction Document.

18.1.8

The Group has not entered into an agreement or arrangement with a client, customer or supplier on terms materially different to its standard terms of business, an accurate copy of which is included in the Disclosure Documents.

18.2	Customers

18.2.1	No customer (including any person connected with such customer) accounts for more than 5% of the total value of all sales made by the Group in the last 12 months.

18.2.2	An accurate list of all material customers of the Group who have made purchases from the Group during the last 12 months is included in the Disclosure Documents.

18.2.3	Except for a condition or warranty implied by law or contained in its standard terms of business or otherwise given in the normal and ordinary course of business, the Group has not:

(a)	given a condition or warranty, or made a representation, relating to goods manufactured or sold, or services supplied, (or agreed to be manufactured, sold or supplied) by it; or

(b)	accepted an obligation that could give rise to a liability after the goods have been manufactured or sold, or services have been supplied, by it.

18.3	Suppliers

18.3.1	No supplier (including any person connected with such supplier) accounts for more than 5% of the total value of all purchases made by the Group in the last 12 months.

18.3.2	An accurate list of all material suppliers of the Group from whom the Group has made purchases during the last 12 months is included in the Disclosure Documents.

18.3.3

The Group has paid its creditors within the times agreed with them. The amounts owing by the Group to a creditor and the relevant duration as at the close of the Business Day before Closing are set out in the Disclosure Documents.

18.3.4

No supplier to the Group is entitled to charge interest on any monies owed to it by the Group. The Group has no liability (whether actual or contingent) for unpaid interest relating to the late payment of any invoice or other liability paid or settled before Closing.

19.	Defective Products or Services

19.1	Full details of all material customer claims, complaints or returns relating to the Group made during the last 12 months are contained in the Disclosure Letter.

19.2	Save as Disclosed (including the ordinary level as accrued in the Accounts and Management Accounts) there are no outstanding claims against the Group relating to:

19.2.1	delays in delivery or closing of contracts; or

19.2.2	any other liability for goods sold or supplied, or services supplied (or agreed to be sold or supplied) by the Group,

and no such claims are threatened or anticipated.

19.2.3	The Group has not accepted any liability or obligation to take back or otherwise do or not do anything in respect of any goods sold or supplied, or services supplied, by the Group.

20.	Data Protection and Privacy

20.1

The collection, use and retention of the Personal Information by the Group Entities, the disclosure or transfer of the Personal Information by the Group Entities to any third parties and transfer of the Personal Information by the Group Entities to the Buyer as part of the Buyer’s due diligence comply with all Privacy Laws.

20.2	There are no restrictions on any Group Entity’s collection, use, disclosure and retention of the Personal Information except as provided by Privacy Laws.

20.3	There are no Claims pending, ongoing or, to the Knowledge of the Sellers, threatened, with respect to any Group Entity’s collection, use, disclosure or retention of the Personal Information.

20.4

No decision, judgment or order, whether statutory or otherwise, is pending or has been made, and no notice has been given pursuant to any Privacy Laws, requiring any Group Entity to take (or to refrain from taking) any action with respect to the Personal Information.

20.5	The Group Entities:

(a)

introduced and applied appropriate data protection policies and procedures concerning the collection, use, storage, retention and security of Personal Information, and implemented regular staff training, use testing, audits or other documented mechanisms to ensure and monitor compliance with such policies and procedures;

(b)	appointed a data protection officer if required to do so under the Privacy Laws;

(c)	maintained complete, accurate and up to date records of all their Personal Information processing activities as required by the Privacy Laws;

(d)	carried out and maintained complete, accurate and up to date records of, all data protection impact assessments required by the Privacy Laws;

(e)	issued appropriate privacy notices to data subjects which comply with all applicable requirements of the Privacy Laws;

(f)

implemented appropriate technical and organisational measures to protect against the unauthorised or unlawful processing of, or accidental loss or damage to, any Personal Information processed by the Group Entities and ensure a level of security appropriate to the risk represented by the processing and the nature of the Personal Information to be protected; and

(g)	put in place an adequate data breach response plan that enables the Group Entities to comply with the related requirements of the Privacy Laws.

21.	Litigation

21.1

In this paragraph 21 a reference to a proceeding includes a reference to any civil, criminal, arbitration, mediation, dispute resolution, administrative or other proceeding, action or claim in any jurisdiction.

21.2

Except for the collection of unpaid debts arising in the normal and ordinary course of business, neither the Group nor a person for whose acts or defaults the Group may be vicariously liable is involved, or has during the last three years been involved, in a proceeding.

21.3	There is no proceeding pending or threatened by or against the Group or a person for whose acts or defaults the Group may be vicariously liable.

21.4

So far as the Sellers are aware, there is no fact or circumstance which is likely to give rise to a proceeding involving the Group or a person for whose acts or defaults the Group may be vicariously liable.

21.5

So far as the Sellers are aware, neither the Group nor a person for whose acts or defaults the Group may be vicariously liable, has been concerned or involved in any act, event or omission which is likely to give rise to a proceeding involving the Group after the date of this agreement.

21.6

Neither the Group, nor any person for whose acts or defaults the Group may be vicariously liable, is entitled to or bound by any outstanding judgment, order, decree, award or decision of a court, tribunal, arbitrator, mediator or governmental or other competent authority or agency in any jurisdiction.

22.	Compliance

22.1	General

22.1.1	The Group and (in relation to the business and assets of the Group) its officers and employees have always complied in all material respects with all applicable laws of any relevant jurisdiction.

22.1.2

There has been no breach of, or default under any statute, regulation, directive, order, decree or judgement of any court or any governmental agency of the United Kingdom (or any other country in which the Group conducts business) by the Group.

22.1.3	Neither the Group nor, so far as the Sellers are aware, any of its officers or employees has committed any criminal, illegal or unlawful act or any breach of contract or any legislation.

22.1.4	The Group is not and has not at any time been engaged in:

(a)	a regulated activity in the United Kingdom within the meaning of section 22 Financial Services and Markets Act 2000; or

(b)	any activity governed by any consumer credit laws.

22.2	Investigations

22.2.1

There is no, nor has there ever been any, governmental or other investigation or inquiry, or disciplinary or enforcement proceeding, in any jurisdiction relating to the Group. No such investigation, inquiry or proceeding is pending or threatened. So far as the Sellers are aware there is no fact or circumstance which is likely to give rise to any such investigation, inquiry or proceeding.

22.2.2	Saved as disclosed, so far as the Sellers are aware no report has been made to the National Crime Agency relating to the Group or any of its officers or employees.

23.	Permits

23.1

In this paragraph 23, Permit means a permit, licence, consent, approval, certificate, qualification, specification, registration or other authorisation, or a filing of a notification, report or assessment, necessary in any jurisdiction for:

23.1.1	the proper and effective operation of the Business;

23.1.2	the Group’s ownership, possession, occupation or use of any of its assets; or

23.1.3	the marketing, manufacture, sale or supply of any goods or services by the Group.

23.2	The Group has obtained and has always complied with all Permits.

23.3	Each Permit is:

23.3.1	in full force and effect;

23.3.2	in the name of the Group; and

23.3.3	not limited in duration or subject to any onerous conditions.

23.4	Accurate details of each Permit are in the Disclosure Letter and accurate copies of each Permit are included in the Disclosure Documents.

23.5	No expenditure or work is or will be necessary to comply with, maintain or obtain a Permit.

23.6

So far as the Sellers are aware there are no facts or circumstances that is likely to lead to the revocation, suspension, cancellation, variation or non-renewal of, or the inability to transfer, any Permit. Each action required for the renewal or extension of each Permit has been taken.

23.7

No Permit, and no condition to which any Permit is subject, is personal to the Sellers. So far as the Sellers are aware there is no reason why equivalent Permits (on no less favourable terms) would not be granted to the Group following the acquisition of the Purchased Shares by the Buyer.

24.	Environment and Health and Safety

24.1	In this paragraph 24 the following additional definitions apply:

CRC

the CRC Energy Efficiency Scheme established by the CRC Order;

CRC Order

the CRC Energy Efficiency Scheme Order 2010 and the CRC Energy Efficiency Scheme Order 2013;

Environment

the natural and man-made environment including all or any of the following media: air (including air within buildings and other natural or man-made structures above or below the ground), water, land, and any ecological systems and living organisms (including man) supported by those media;

EHS Laws

all applicable laws, statutes, regulations, subordinate legislation, bye-laws, common law and other national, international, federal, European Union, state and local laws, judgments, decisions and injunctions of any court or tribunal, and codes of practice and guidance notes, in each case to the extent that they relate to or apply to the Environment, energy efficiency, climate change or the health and safety of any person;

EHS Matters

all matters relating to:

(a)	pollution or contamination of the Environment;

(b)	the presence, disposal, release, spillage, deposit, escape, discharge, leak, migration or emission of Hazardous Substances or Waste;

(c)	the exposure of any person to Hazardous Substances or Waste;

(d)	the health and safety of any person, including any accidents, injuries, illnesses and diseases;

(e)	the creation or existence of any noise, vibration, odour, radiation, common law or statutory nuisance or other adverse impact on the Environment; or

(f)	the condition, protection, maintenance, remediation, reinstatement, restoration or replacement of the Environment or any part of it;

EHS Permits

any permits, licences, consents, certificates, registrations, notifications or other authorisations necessary under any EHS Laws for the operation of the Group’s business or relating to any Property;

Harm

harm to the Environment including, in the case of man, offence caused to any of his senses or harm to his property;

Hazardous Substances

any material, substance or organism which, alone or in combination with others, is capable of causing Harm, including radioactive substances, materials containing asbestos and Japanese knotweed; and

Waste

any waste and anything that is discarded, disposed of, spoiled, abandoned, unwanted or surplus, irrespective of whether it is capable of being recovered or recycled or has any value.

24.2	Compliance

24.2.1	The Group has obtained and has always complied with all EHS Permits.

24.2.2	Each EHS Permit is:

(a)	in full force and effect;

(b)	in the name of the Group; and

(c)	not limited in duration or subject to any onerous conditions.

24.2.3	No expenditure or work is or will be necessary to comply with, maintain or obtain an EHS Permit.

24.2.4

So far as the Sellers are aware, there are no facts or circumstances that are likely to lead to the revocation, suspension, cancellation, variation or non-renewal of, or the inability to transfer, any EHS Permit. Each action required for the renewal or extension of each EHS Permit has been taken.

24.2.5

No EHS Permit, and no condition to which any EHS Permit is subject, is personal to the Sellers. So far as the Sellers are aware (having not made any enquiries) there is no reason why equivalent EHS Permits (on no less favourable terms) would not be granted to the Group following the acquisition of the Shares by the Buyer.

24.2.6

The Group has always operated in compliance with all EHS Laws in force from time to time. So far as the Sellers are aware, there are no facts or circumstances that may lead to any breach of or liability under any EHS Laws or any claim or liability in respect of EHS Matters.

24.2.7	The Group does not meet the qualifying criteria for, and is not required to participate in, the CRC.

24.3	Hazardous Substances and Waste

24.3.1	There are no Hazardous Substances at, on or under, nor have any Hazardous Substances been emitted, escaped or migrated from, any Property.

24.3.2

So far as the Sellers are aware, there are, and have been, no landfills, underground storage tanks, or uncontained or unlined storage treatment or disposal areas for Hazardous Substances or Waste (whether permitted by EHS Laws or otherwise) present or carried out at, on or under any Property or within 200 metres of any Property and, so far as the Sellers are aware, no such operations are proposed.

24.3.3	The Group has never been required to hold, nor has it ever applied for, a waste disposal licence, a waste management licence or an environmental permit for waste operations under any EHS Laws.

24.4	Claims and investigations

24.4.1

There have been no claims, investigations, prosecutions or other proceedings against or threatened against any Seller, the Group or any of its officers or employees relating to Harm arising from the operation of the Group’s business or occupation of any Property or for any breach or alleged breach of any EHS Permits or EHS Laws. So far as the Sellers are aware there are no facts or circumstances that are likely to lead to any such claim, investigation, prosecution or other proceeding. Neither the Group nor any Seller has ever received any notice, communication or information alleging any liability relating to any EHS Matters or that any remediation works are required.

24.4.2

Neither the Group nor any Seller has ever received any enforcement, prohibition, stop, remediation, improvement or other notice from, or been subject to any civil sanction imposed by, any enforcement authority (including the Environment Agency, the Health and Safety Executive or the relevant local authority) relating to any EHS Matters or any breach of EHS Laws in respect of the Group’s business, the Group or any Property.

24.5	Disclosure of information

Accurate copies of the following documents or information relating to the Group or any Property are included in the Disclosure Documents:

24.5.1	current EHS Permits;

24.5.2	environmental and health and safety policy statements;

24.5.3	reports (dated within the period of twelve months ending on the date of Closing) relating to environmental and health and safety audits, investigations or other assessments;

24.5.4	registrations, reports and evidence packs required to be submitted or kept by the CRC Order;

24.5.5	records of accidents, illnesses and reportable diseases within the twelve months ending on the date of Closing;

24.5.6	assessments of substances hazardous to health;

24.5.7	correspondence on EHS Matters between the Group and any relevant enforcement authority for the period of twelve months ending on the date of Closing; and

24.5.8	copies or details of all Waste disposal contracts.

24.6	Liabilities

24.6.1	The Group has no actual liability under any EHS Laws by reason of it having owned, occupied or used any land or buildings other than the Properties.

24.6.2	The Group has not given or received any warranties or indemnities or entered into any other agreement relating to any liabilities, duties or obligations that arise under EHS Laws.

25.	Competition

25.1	The Group is not and has never been a party to any agreement, arrangement or practice, nor has it engaged in any course of conduct or practice, which:

25.1.1

has been the subject of any enquiry or investigation under the Fair Trading Act 1973, the Competition Act 1980 or the Enterprise Act 2002 or under any competition or anti-trust law anywhere in the world;

25.1.2	infringes or has infringed the Competition Act 1998 or the Enterprise Act 2002 (whether or not it was or is exempted or excluded under the Competition Act 1998);

25.1.3

infringes or has infringed Article 10(1) Treaty of the Functioning of the European Union (TFEU) (previously Article 81 of the EC Treaty) (whether or not it is or was exempted under Article 101(3) of TFEU (previously Article 81(3) of the EC Treaty)) or Article 102 of TFEU (previously Article 82 of the EC Treaty);

25.1.4	infringes or has infringed any competition, anti-trust or restrictive trade practices law, rule or regulation anywhere in the world;

25.1.5

is or has been the subject of any measure, including any undertaking or commitment on the part of the Group to, or any requirement, decision or order of any regulatory authority, agency, tribunal or court anywhere in the world relating to competition, anti-trust or restrictive trade practices or similar matters; or

25.1.6

is or has been the subject of any fine or penalty, imposed or threatened to be imposed, for any reason (including infringement of any law, regulation, administrative provision or similar matter relating to fair competition, antitrust, monopolies, mergers or similar matters) by or authority, agency, tribunal or court anywhere in the world relating to competition, anti-trust or restrictive trade practices or similar matters.

25.2

The Group has not received a notice of any breach by it of any competition, anti-trust, anti-restrictive trade practice or consumer protection law, rule or regulation anywhere in the world. The Group is not, nor has it ever been, involved in any investigation, inquiry or proceeding (as defined in paragraph 21.1 of this part 2 of Schedule 5) relating to any such matters. No such investigation, inquiry or proceeding is pending or threatened by or against the Group. So far as the Sellers are aware there is no fact or circumstance which is likely to give rise to any such investigation, inquiry or proceeding.

25.3	Neither the Group nor any of its directors, agents or employees has made any application to the European Commission or any other competition authority for any of the following:

25.3.1	a declaration of inapplicability;

25.3.2	negative clearance;

25.3.3	leniency; or

25.3.4	a letter of comfort,

in each case relating to any agreement, decision or practice relating to the business of the Group.

25.4

The Group is not party to or otherwise bound by any agreement or arrangement which restricts the Group’s freedom to carry on the whole or any part of its business, or to use or exploit any of its assets, in any part of the world as it thinks fit.

25.5

The Group has not received, nor is it due to receive, any aid granted by a member state of the European Union or through state resources within the meaning of Article 107 of the TFEU (previously article 87(1) of the EC Treaty).

25.6

The Group has not within the last two years been party to any merger, concentration or other similar arrangement which was capable of review by any competition, antitrust, restrictive trade practices or similar authority in any jurisdiction.

26.	Insurance

26.1

The Disclosure Letter contains accurate details of all insurance and indemnity policies maintained by the Group or in which the Group has an interest (together, the Policies). Accurate copies of the Policies are included in the Disclosure Documents.

26.2

Each of the Policies is valid and enforceable and is not void or voidable. Neither the Group, nor any director, employee or agent of the Group, has done anything or omitted to do anything which is likely to make any of the Policies void or voidable.

26.3

All premiums due in respect of the Policies have been duly and punctually paid. The Group has not done or omitted to do anything which is likely to result in an increase in the premium payable under any of the Policies.

26.4	The Group has never been refused any insurance or only offered insurance at a cost substantially higher than the normal market rate for such insurance.

26.5	All reports or recommendations from the Group’s insurance brokers or other advisors have been implemented in full.

26.6	The Group has disclosed to each of its insurers any information which that insurer would consider material for disclosure in relation to an insurance policy.

26.7	There is no claim outstanding under any of the Policies. So far as the Sellers are aware there is no fact or circumstance which is likely to give rise to such a claim.

26.8	The Group has not acquired any benefit under any policy of insurance other than as original beneficial owner.

27.	Employees

27.1	Employees and terms

27.1.1	In this paragraph 27 Employees means all the employees, workers, officers, consultants or agents of the Group.

27.1.2	The Disclosure Documents contain accurate and anonymised details of:

(a)

the total number of the Group’s Employees (including details of those who are on maternity leave or absent because of disability or other long-term leave of absence and, in each case, have or may have a right to return to work with the Group);

(b)

the name, date of start of employment, period of continuous employment, salary and other benefits, grade and age of each Employee and, where an Employee has been continuously absent from work for more than one month, the reason for the absence;

(c)	the terms of the contract of each Employee entitled to remuneration at an annual rate, or an average annual rate over the last three years, of more than £30,000;

(d)	any disciplinary procedure taken against an Employee within the last two years; and

(e)	any grievance procedure taken by an Employee within the last two years.

27.1.3	Since the Accounts Date:

(a)

the basis of the remuneration payable to the Employees has not altered and the Group is not obliged to increase, nor has it made provision to increase, the total annual remuneration payable to its Employees by more than 5%; and

(b)	no alterations have been made to:

(i)	the terms of employment or conditions of service of any Employee;

(ii)	the pension or other benefits of any Employee or any former Employee or officer of the Group (or any dependant of any such person); or

(iii)	the terms of any agreement or arrangement (whether written or unwritten and whether binding or not) with any trade union, employee representative or body of employees.

27.1.4

There is no employment contract between the Group and any Employee which cannot be terminated by one months’ notice or less without giving rise to a claim for damages or compensation (other than a statutory redundancy payment or statutory compensation for unfair dismissal).

27.1.5

There is no employment or consultancy contract or other contract of engagement between the Group and a person which is in suspension or has been terminated but is capable of being revived or enforced or in respect of which the Group has a continuing obligation.

27.1.6

During the period of twelve months ending the date of Closing, the Group has not received notice of resignation from any person occupying a senior, managerial, technical, sales or research position. So far as the Sellers are aware the sale of the Purchased Shares to the Buyer will not result in any officer or senior employee leaving the Group.

27.1.7	The Group is not a party to any consultancy contract.

27.1.8

The Group owes no amount to any Employee or former Employee (or any dependent of such a person) other than for accrued remuneration or reimbursement of business expenses which, to the extent due, have been paid or discharged in full.

27.1.9

There is no agreement or arrangement between the Group and an Employee or former Employee relating to the employment, cessation of employment or retirement of such a person which is not included in the written terms of employment or previous employment of such a person.

27.1.10	During the period of twelve months ending the date of Closing, the Group has not provided, or agreed to provide, a gratuitous payment, loan or benefit to an Employee or any dependent of an Employee.

27.1.11

During the period of twelve months ending the date of Closing, The Group has maintained up-to-date, accurate records regarding each of its Employees, including details of terms of employment, payments of statutory sick pay and statutory maternity pay, disciplinary matters, health and safety matters and termination of employment.

27.1.12

During the period of twelve months ending the date of Closing, the Group has not entered into an agreement to which the Transfer of Undertakings (Protection of Employment) Regulations 2006 may apply. No event has occurred which may involve the Group in the future acquiring all or part of an undertaking to which those regulations may apply.

27.1.13	The Group has not dismissed any person in contemplation of this transaction at any time in the last 12 months.

27.1.14	No outstanding offer of employment has been made by the Group to any person. No person has accepted an offer of employment made by the Group but not yet commenced such employment.

27.1.15	None of the Employees is disabled for the purposes of the Equality Act 2010.

27.1.16	All of the Employees have the right to work in the UK and the Group has complied with all of its obligations in this regard.

27.1.17

Save as Disclosed, there are no temporary workers within the Group’s business. The Group has complied with its obligations under the Agency Workers Regulations 2010 in relation to any Disclosed temporary workers and has not failed to respond to any request by any temporary work agency under Regulation 14(3) of the Agency Worker Regulations 2010 in regards to the terms and conditions of employees of the Group, at any time.

27.1.18

The Group has paid the necessary amounts to maintain suitable cover in relation to the insurance which it is contractually obliged to provide for the Employees, including private medical insurance, permanent health insurance or long term disability insurance, accidental insurance or dismemberment insurance.

27.1.19

The Group has always calculated and paid holiday pay to the Employees correctly in accordance with the Working Time Directive (93/104/EC), the Working Time Regulations 1998 and current case law (including Lock v British Gas Trading Limited (Case C-539/12) and Bear Scotland Ltd v Fulton & anor UKEATS/0047/13).

27.2	Payments on termination

Save as Disclosed, the Group has not:

27.2.1

incurred a liability for breach or termination of an employment contract, including a redundancy payment, protective award or compensation for wrongful dismissal, unfair dismissal or failure to comply with an order for the reinstatement or re-engagement of an Employee;

27.2.2	incurred a liability for breach or termination of a consultancy agreement;

27.2.3

during the period of twelve months ending the date of Closing, made or agreed to make a payment or provided or agreed to provide a benefit to an Employee or former Employee (or to any dependant of such person) or made any other agreement or arrangement relating to the actual or proposed termination, retirement or suspension of employment, or variation of an employment contract; or

27.2.4

incurred a liability relating to any accident or injury which is not covered by insurance, or received notice of claim from an Employee or former Employee indicating a potential liability in respect of any such accident or injury.

27.3	Compliance with law

27.3.1	The Group has complied with:

(a)

each obligation imposed on it by, and each order and award made under, statute, the Treaty of Rome, TFEU, EC Directive, regulation, code of conduct and practice, collective agreement, custom and practice relevant to:

(i)	the relations between the Group and its Employees or a trade union; or

(ii)	the terms of employment of the Group’s Employees;

(b)	each recommendation, insofar as it is relevant to the Group, made by the Advisory, Conciliation and Arbitration Service and each award and declaration made by the Central Arbitration Committee;

(c)	the Employment Rights Act 1996;

(d)	the Working Time Regulations 1998 (in particular, as regards the hours worked by the Employees and the Group’s record-keeping obligations); and

(e)	the Information and Consultation of Employees Regulations 2004, (to the extent that any of the above have legal effect).

27.3.2

There are no enquiries or investigations existing, pending or threatened affecting the Group relating to any Employee or former Employee by the Equality and Human Rights Commission, the Health and Safety Executive or any other body with similar functions or powers in relation to workers.

27.4	Redundancies and transfer of business

27.4.1	Within the last year the Group has not:

(a)

given notice of redundancies to the relevant Secretary of State or started consultations with a trade union under Chapter II of Part IV Trade Union and Labour Relations (Consolidation) Act 1992 or failed to comply with its obligations under Chapter II of Part IV of that Act; or

(b)

been a party to a relevant transfer (as defined in the Transfer of Undertakings (Protection of Employment) Regulations 2006) or failed to comply with a duty to inform and consult employee representatives or a trade union under those Regulations.

27.4.2	No Employee is entitled or potentially entitled to any enhanced redundancy payment or early retirement benefits, whether on the grounds of redundancy or otherwise.

27.5	Trade unions

27.5.1	The Group has no agreement or arrangement with and does not recognise a trade union, works council, staff association or other body representing any of its Employees.

27.5.2

The Group is not involved in, and no fact or circumstance exists which might give rise to, a dispute with a trade union, works council, staff association or other body representing any of its Employees.

27.5.3	The Group has not received any formal request under the Information and Consultation of Employees Regulations 2004.

27.5.4	No collective agreements affect any Employee’s terms and conditions of employment.

27.6	Incentive schemes

The Group does not have and is not proposing to introduce a share incentive, share option, profit sharing, bonus, commission or other incentive scheme for any of its Employees.

27.7	Employment claims

27.7.1

There are no legal or other proceedings between the Group and any Employee or former Employee. No such proceedings are pending or threatened by or against the Group. So far as the Sellers are aware there is no fact or circumstance which is likely to give rise to any such proceedings.

27.7.2	No court or Tribunal case, claim or action has been brought by any Employee or former Employee against the Group within the last two years.

28.	Pensions

In this paragraph 28, the following expressions shall have the following meanings:

Disclosed Schemes

the pension schemes to which some or all of the Group Companies contribute pursuant to their obligations under the Pensions Act 2008, namely operated by the Peoples Pension (reference numbers 103740 (for Neame Lea Nursery Limited weekly paid employees), 103739 (for Neame Lea Nursery Limited weekly paid employees), 108875 (for Neame Lea Marketing Limited) and 35576 (for Bridge Farm Nurseries Limited)), NEST Pensions (reference number EMPR006578184), the SSAS and every other arrangement disclosed in the Disclosure Letter in relation to this paragraph 28;

Employees

the Group’s employees, directors, former employees and former directors;

Relevant Benefits

pensions, allowances, lump sums or other benefits payable on or after termination of service, retirement, death, during periods of sickness or incapacity or in similar circumstances.

28.1

Save for under the Disclosed Schemes, the Group does not have any legal, voluntary or moral obligation to pay, contribute towards or meet the cost of any Relevant Benefits for the benefit of or in respect of any person. No proposal, announcement or assurance has been given to any Employee as to the introduction, continuance, increase or improvement of or the payment of a contribution towards any Relevant Benefits.

28.2

There is no obligation to provide benefits under or make contributions to the Disclosed Schemes except as revealed in the documents provided to the Buyer and no discretion or power has been or will before Closing be exercised under the Disclosed Schemes to:

28.2.1	augment benefits in respect of any of the Employees;

28.2.2	pay non-statutory transfer values;

28.2.3	admit to membership an Employee who would not otherwise have been eligible for membership of the Disclosed Schemes;

28.2.4	provide in respect of a member a benefit which would not otherwise have been provided in respect of such member; or

28.2.5	pay a contribution to any of the Disclosed Schemes in respect of an Employee which would not otherwise have been paid.

28.3

All death in service and disability benefits (other than refunds of contributions) which may be payable under the Disclosed Schemes are fully insured under a policy with an insurance Group authorised to carry on long-term insurance business under the Financial Services and Markets Act 2000 and all premiums payable in respect of such policies have been paid. There is no reason why such policies might be invalidated or why the insurance Group might seek to avoid liability under them. No special terms including as to premiums have been imposed in relation to that insurance.

28.4

All amounts payable by, to and in respect of the Disclosed Schemes have been paid. All employer and employee contributions to the Disclosed Schemes have been made promptly at the time that they were due.

28.5	No employer other than the Group Companies participates in the Disclosed Schemes.

28.6	No payment or repayment of any of the assets of the Disclosed Schemes has been made to any employer participating in the Disclosed Schemes.

28.7

There are no disputes, proceedings, claims or actions in progress, pending or threatened (other than routine claims for benefits) in relation to the Disclosed Schemes or otherwise in relation to the Group’s provision (or failure to provide) Relevant Benefits to Employees (including complaints to the Pensions Ombudsman or investigations by the Pensions Regulator) and there are no existing circumstances likely to give rise to any such disputes, proceedings, claims or actions.

28.8

The Disclosed Schemes are money purchase schemes (as defined in section 181(1) of the Pension Schemes Act 1993) and the benefits currently, prospectively and contingently payable under the Disclosed Schemes (other than those which are fully insured) are solely the benefits which can be provided by the funds available in respect of each member under the Disclosed Schemes in question.

28.9

The Disclosed Schemes are registered pension schemes as defined in section 150(2) of the Finance Act 2004 and there are no circumstances which would give HM Revenue & Customs reason to withdraw such registration.

28.10

The Disclosed Schemes do not distinguish between male and female members (except in relation to maternity and paternity leave) in the provision of benefits relating to periods of service on or after 17 May 1990 and no adverse alteration has been made to benefits already accrued at the date of making any changes to equalise benefits for men and women.

28.11

The Disclosed Schemes do not distinguish between members on grounds of age in the provision of benefits relating to periods of service on or after 1 December 2007 except to the extent that such different treatment falls within one or more of the excepted rules, practices, actions or decisions set out in the Equality (Age Exceptions for Pension Schemes Order) 2010.

28.12

The Group and the Disclosed Schemes have not at any time treated an Employee less favourably in the provision of or Relevant Benefits or access to the Disclosed Schemes on the grounds of disability, race, sexual orientation, religious belief, marital status, hours of work or fixed-term or temporary agency worker status.

28.13

The Disclosed Schemes have at all times been administered in accordance with the provisions of all relevant statutes, regulations and other overriding legal requirements and in accordance with the trusts, powers and provisions of the Disclosed Schemes and with due regard to the general requirements of law.

28.14	Each Group and the managers of the Disclosed Schemes have complied in all material respects with their obligations under the Disclosed Schemes.

28.15	No circumstances have arisen in relation to any of the Disclosed Schemes that required any party to report a breach of the law under section 70 of the Pensions Act 2004.

28.16	No event has occurred or will occur before, on or as a result of Closing which has resulted in or could result in the Disclosed Schemes being terminated, or wound up in whole or in part.

28.17	No Group has at any time participated in any occupational pension scheme (as defined in section 1 of the Pension Schemes Act 1993).

28.18

No Group is or has in the six years prior to closing been an associate of or connected with (within the meaning of sections 435 and 249 respectively of the Insolvency Act 1986) any person who is an employer in relation to a pension scheme to which sections 38 to 51 of the Pensions Act 2004 apply.

28.19

No Employee’s contract of employment has transferred to any Group from another employer in circumstances where: (i) the Transfer of Undertakings (Protection of Employment) Regulations 1981 or the Transfer of Undertakings (Protection of Employment) Regulations 2006 applied; and (ii) where such Employee had rights or entitlements under any occupational pension scheme in respect of their employment prior to the transfer other than rights relating solely to benefits for old age, invalidity or survivors (within the meaning of regulation 10(2) of the Transfer of Undertakings (Protection of Employment) Regulations 2006).

28.20

Each Group has complied with its automatic enrolment obligations as required by the Pensions Act 2008 and associated legislation. No notices, fines or other sanctions have been issued by the Pensions Regulator and no instances of non-compliance with the automatic enrolment obligations have been notified to the Pensions Regulator in respect of any Group. Full details of this compliance are set out in the Disclosure Letter, including (but not limited to) all documents and records relating to each Group’s compliance with its obligations.

29.	Financial Facilities

29.1	Bank accounts

29.1.1	The Disclosure Letter contains accurate details of:

(a)	all investment, deposit and bank accounts maintained by or on behalf of the Group;

(b)	the banks or other financial institutions at which those accounts are kept; and

(c)	all direct debit, standing order or similar authorities applicable to those accounts.

29.1.2	The Disclosure Documents contain:

(a)	an accurate statement of the credit or debit balances on each of the accounts referred to in paragraph 29.1.1 as at a date not more than two Business Days before the date of this agreement; and

(b)	accurate statements showing and reconciling those statements with the cash book balances of the Group at the date of this agreement.

29.1.3

Since the statements referred to in paragraph 29.1.2(b) there have been no payments out of any of the Group’s accounts except for routine payments in the normal and ordinary course of business and the balances on current account are not now substantially different from the balances shown on those statements.

29.2	Borrowings

29.2.1

The Disclosure Letter contains accurate details of all overdrafts, loans or other financial facilities outstanding or available to the Group (excluding trade credit made available to/by the Group in the ordinary course of the Group’s business), whether or not those facilities are of a type which would be required to be shown or reflected in the Accounts (including any indebtedness for moneys borrowed or raised under any acceptance credit, bond, note, bill of exchange or commercial paper, finance, lease, hire purchase agreement, trade bills (other than those on terms normally obtained) forward sale or purchase agreement or conditional sale agreement or other transaction having the commercial effect of a borrowing). The Disclosure Documents contain accurate copies of all documents relating to such matters.

29.2.2	Neither a Seller nor the Group has done anything which might affect or prejudice the continuance, in full force and effect, of the facilities referred to in paragraphs 29.1.1 and 29.2.1.

29.2.3	The total amount borrowed by the Group does not exceed any limitations on its borrowing powers contained in:

(a)	the Group’s constitution; or

(b)	any debenture or other deed or document binding on the Group.

29.2.4	The Group has not incurred any indebtedness other than in the normal and ordinary course of business.

29.2.5	The Group does not have outstanding, nor has it agreed to create or issue, any loan capital.

29.3	Guarantees, indemnities and Encumbrances

29.3.1

There is no Encumbrance, or obligation (including a conditional obligation) to create an Encumbrance, on the whole or any part of the Group’s assets, undertaking or goodwill. No person has made any claim to be entitled to such an Encumbrance.

29.3.2	The Group has not given any guarantee, indemnity, comfort or support (whether legally binding or not) relating to any obligation of another person.

29.3.3	No person has given any guarantee, indemnity, comfort or support (whether legally binding or not) or created any Encumbrance relating to any obligation of the Group.

29.3.4	Save in respect of reservation of title for any goods supplied, all Encumbrances in favour of the Group requiring registration by law have been so registered.

29.4	Events of default

29.4.1 No event has occurred or been alleged which:

(a)

is an event of default, or otherwise gives rise to an obligation to repay, under an agreement relating to borrowing or indebtedness in the nature of borrowing (or will do so with the giving of notice or lapse of time); or

(b)

will lead to an Encumbrance formed or created in connection with borrowing or indebtedness in the nature of borrowing, a guarantee, an indemnity or other obligation of the Group becoming enforceable (or will do so with the giving of notice or lapse of time), and so far as the Sellers are aware there is no fact or circumstance which might give rise to any such matter.

29.4.2	The Group has not repaid any sum in the nature of borrowings in advance of any due date.

29.5	Loans

The Group has not made a loan which remains outstanding or which has not been repaid in full by its due date.

29.6	Grants

29.6.1	The Group has not applied for a or received any grant or financial assistance from any supranational, national or local authority, government agency or other body;

29.6.2

No fact or circumstance (including the execution and performance of this agreement) exists which might entitle a body to require repayment of, or refuse an application by the Group for, the whole or part of any grant or financial assistance.

30.	Insolvency

30.1	No order or application has been made or resolution passed for the winding up of the Group or for the appointment of a provisional liquidator to the Group.

30.2

No petition has been presented and no application has been made to court for an administration order relating to the Group. No notice of an intention to appoint an administrator of the Group has been given or filed.

30.3	No receiver or receiver and manager has been appointed of the whole or part of the Group’s business or assets.

30.4

No voluntary arrangement has been proposed under section 1 Insolvency Act 1986 relating to the Group. No compromise or arrangement has been proposed, agreed to or sanctioned under part 26 of the Act relating to the Group.

30.5	The Group is not insolvent or unable to pay its debts within the meaning of section 123 Insolvency Act 1986. The Group has not stopped paying its debts as they fall due.

30.6	No distress, execution or other process has been levied on an asset of the Group.

30.7	There is no unsatisfied judgment or court order outstanding against the Group.

30.8	None of the Group’s assets have been the subject of a transaction at an undervalue within the meaning of Part VI or Part IX Insolvency Act 1986.

30.9	No action is being taken by the Registrar of Companies to strike the Group off the register.

30.10	The Group has not suffered any proceedings or orders equivalent or analogous to any of those described in this paragraph 30 under the law of any other jurisdiction.

31.	Effect of sale

Neither the acquisition of the Purchased Shares by the Buyer nor the execution or performance of any Transaction Document will:

31.1	conflict with or result in a breach of or default under or require the consent of a person under:

31.1.1

any governmental, public or contractual obligation binding on the Group or any Seller, including the provisions of any Encumbrance which is binding on the Group, any Seller, any of the Shares or any of the Group’s assets;

31.1.2	any court order, judgment, decree, award or injunction which is binding on the Group, any Seller, any of the Shares or any of the Group’s assets; or

31.1.3	an agreement, arrangement or obligation by which the Group or any Seller is bound or a legal or administrative requirement in relation to the Group or any Seller in any jurisdiction;

31.2	result in the Group losing the benefit of an asset, licence, grant, subsidy, right or privilege which it enjoys at the date of this agreement in any jurisdiction;

31.3

relieve any person from any obligation under any agreement or arrangement by which the Group is bound or entitle any person to terminate any such obligation or any right or benefit enjoyed by the Group under any such agreement or arrangement;

31.4	result in the creation, imposition, crystallisation or enforcement of any Encumbrance on or over any of the Group’s assets;

31.5	make the Group liable to offer for sale, transfer or otherwise dispose of or acquire any assets; or

31.6	entitle any person to receive from the Group any finder’s fee, brokerage, commission or similar payment in connection with the matters provided for in the Transaction Documents.

32.	Insider Agreements

32.1	The Group’s business is not carried on by or for the benefit of any person other than the Group.

32.2

Neither a Seller nor any person connected with a Seller is, or has in the last five years been, involved, engaged or interested in any other Group or business which overlaps or competes with, or is likely to compete with, or has affected the trading results and performance of, the Group.

32.3

There is no, and during the last three years there has not been any, agreement or arrangement (legally enforceable or not) affecting the Group to which a Seller is or was a party and in which a Seller, an officer or former officer of the Group (or a person connected with any of them) is or was interested, other than a bona fide contract of employment made between the Group and such a person in the normal and ordinary course of business.

32.4	Other than properly accrued remuneration or business expenses details of which have been Disclosed:

32.4.1	there is no amount owing by the Group to any Seller, officer or former officer of the Group (or any person connected with any such person); and

32.4.2

no Seller, officer or former officer of the Group (or any person connected with any such person) has any claim against the Group on any account whatsoever, including any claim for compensation for loss of office, unfair dismissal or redundancy.

32.5

There is no amount owing to the Group from any Seller, officer or former officer of the Group (or any person connected with any such person). The Group has no claim against any Seller, officer or former officer of the Group (or any person connected with any such person) on any account whatsoever.

33.	Anti-bribery

33.1	The Group has complied with all applicable laws relating to anti-bribery and anticorruption, including the Bribery Act 2010.

33.2

No associated person of the Group (within the meaning of section 8 Bribery Act 2010) has bribed another person (within the meaning of section 7(3) Bribery Act 2010) intending to obtain or retain business or any advantage in the conduct of business for the Group. The Group has in place adequate procedures (within the meaning of section 7(2) Bribery Act 2010) designed to prevent such associated persons from undertaking such conduct.

33.3

Neither the Group nor any of its associated persons (within the meaning of section 8 Bribery Act 2010) is or has been subject to any investigation, inquiry or enforcement proceedings by any governmental, administrative or regulatory body or any customer regarding any actual or alleged offence under the Bribery Act 2010. No such investigation, inquiry or proceeding is pending or threatened. So far as the Sellers are aware there is no fact or circumstance which might give rise to any such investigation, inquiry or proceeding.

33.4	The Group has not:

33.4.1	acquired any asset with monies representing the proceeds of crime or criminal property; or

33.4.2	received monies representing the proceeds of crime or criminal property.

34.	Zyon

34.1	The Group is the legal and beneficial owner of 8,000 ordinary shares of £1.00 each in Zyon (“Zyon Shares”).

34.2	The Zyon Shares constitute 40% of the ordinary share capital of Zyon.

34.3	Each of the Zyon Shares is fully paid or credited as fully paid.

34.4	There is no Encumbrance affecting any of the Zyon Shares. There is no commitment to create an Encumbrance affecting any of the Zyon Shares.

34.5

There is no proceeding (as defined in paragraph 21.1 of this part 2 of Schedule 5) or dispute in existence or threatened against the Group relating to any Zyon Shares. So far as the Sellers are aware there is no fact or circumstance which might give rise to any such proceeding or dispute.

34.6

So far as the Sellers are aware, except for the collection of unpaid debts arising in the normal and ordinary course of business, neither Zyon nor a person for whose acts or defaults the Group may be vicariously liable is involved in a proceeding.

34.7	So far as the Sellers are aware, there is no proceeding pending or threatened by or against Zyon or a person for whose acts or defaults Zyon may be vicariously liable.

34.8	So far as the Sellers are aware, there is no fact or circumstance which is likely to give rise to a proceeding involving Zyon or a person for whose acts or defaults Zyon may be vicariously liable.

34.9

So far as the Sellers are aware, neither Zyon nor a person for whose acts or defaults Zyon may be vicariously liable, has been concerned or involved in any act, event or omission which is likely to give rise to a proceeding involving Zyon after the date of this agreement.

34.10	So far as the Sellers are aware:

34.10.1	no order or application has been made or resolution passed for the winding up of Zyon or for the appointment of a provisional liquidator to Zyon;

34.10.2

no petition has been presented and no application has been made to court for an administration order relating to Zyon and no notice of an intention to appoint an administrator of the Group has been given or filed;

34.10.3	no receiver or receiver and manager has been appointed of the whole or part of Zyon’s business or assets;

34.10.4

No voluntary arrangement has been proposed under section 1 Insolvency Act 1986 relating to Zyon and no compromise or arrangement has been proposed, agreed to or sanctioned under part 26 of the Act relating to Zyon;

34.10.5	Zyon is not insolvent or unable to pay its debts within the meaning of section 123 Insolvency Act 1986 and Zyon has not stopped paying its debts as they fall due;

34.10.6	No distress, execution or other process has been levied on an asset Zyon;

34.10.7	There is no unsatisfied judgment or court order outstanding against Zyon;

34.10.8	None of Zyon’s assets have been the subject of a transaction at an undervalue within the meaning of Part VI or Part IX Insolvency Act 1986;

34.10.9	No action is being taken by the Registrar of Companies to strike Zyon off the register.

34.11	So far as the Sellers are aware, during the last 12 months no substantial customer or supplier of Zyon has:

34.11.1	stopped, or indicated an intention to stop, trading with or supplying Zyon;

34.11.2	reduced, or indicated an intention to reduce, to a material extent its trading with or supplies to Zyon; or

34.11.3	changed, or indicated an intention to change, to a material extent the terms on which it is prepared to trade with or supply Zyon (other than normal price and quota changes).

34.12	So far as the Sellers are aware no substantial customer or supplier of Zyon is likely to:

34.12.1	stop trading with or supplying Zyon;

34.12.2	reduce to a material extent its trading with or supplies to Zyon; or

34.12.3	change the terms on which it is prepared to trade with or supply Zyon (other than normal price and quota changes).

34.13	No Group has any obligation to advance any monies (whether by way of loan, equity subscription or otherwise) to Zyon.

Part 3 - Tax Warranties

1.	Tax returns

1.1

The Group has duly and properly made all claims disclaimers elections and surrenders and given all notices and consents and done all other things in respect of Tax the making giving or doing of which was assumed to have been made for the purposes of the Accounts. All such claims, disclaimers, elections, surrenders, notices, consents and other things have been accepted as valid by the relevant Tax Authority and none have been revoked or otherwise withdrawn or so far as the Sellers are aware are likely to be revoked or otherwise withdrawn.

1.2

The Group has duly and punctually made or submitted all returns, computations, notices, registrations and accounts which ought to have been made for the purposes of Tax (including all returns, documents or information in respect of PAYE and National Insurance) and all such returns (and all other information supplied to any Tax Authority for such purpose):

1.2.1	were at the time when they were submitted complete, correct and up-to-date and remain complete and correct in all material respects;

1.2.2

have not been disputed or resulted in a request for further information by the Tax Authority concerned (other than routine enquiries concerning the corporation tax computations of the Group, all of which have now been satisfactorily answered); and

1.2.3

so far as the Sellers are aware there are no facts or circumstances likely to give rise to any dispute, discrepancy or claim relating to the Tax affairs of the Group in respect of any financial period prior to the date of this agreement.

1.3

The Tax affairs of the Group have not in the last three years been the subject of investigation or enquiry by any Tax Authority and no Tax Authority has indicated that it intends to investigate the Tax Affairs of the Group. There are no facts or circumstances likely (so far as the Sellers are aware) to give rise to any such investigation.

1.4

The Group has duly and punctually paid all Tax which it has become liable to pay and is under no liability to pay any fine, charge, surcharge penalty or interest in connection with any Assessment for Tax and there is no Tax the payment of which has been postponed by agreement, concession, dispensation or arrangement (whether formal or informal) with the relevant Tax Authority or by virtue of any right under the Tax Statutes or the practice of any Tax Authority.

1.5	The Group has not in the last seven years been concerned in any transaction to which any of the following provisions have been applied:

1.5.1	sections 135 to 137 (inclusive) (company reconstructions) TCGA 1992;

1.5.2	sections 733 to 742 CTA 2010 (counteraction of corporation tax advantage);

1.5.3	section 139 (Reconstruction involving transfer of business) TCGA 1992;

1.5.4	section 192 (tax exempt distributions) TCGA 1992 and sections 1073 to 1099 CTA 2010 (demergers);

1.5.5	sections 1033 to 1048 CTA 2010 (purchase of own shares);

1.5.6	part 18 CTA 2010 (transactions in land); and

1.5.7	part 19 CTA 2010 (sale and lease-back etc.).

1.6

The Group has (to the extent required by law) preserved and retained in its possession complete and accurate records relating to its Tax affairs (including PAYE and National Insurance records, VAT records and records relating to transfer pricing) and has sufficient records relating to past events to calculate the profit, gain, loss, balancing charges or allowances or any reliefs (all for Tax purposes) which would arise on any disposal or on the realisation of any assets owned at the Accounts Date or acquired since that date.

2.	Accounts

2.1

The provision or reserve for Tax in the Accounts is (to the extent required by UK GAAP) sufficient to cover all liabilities of the Group for Tax as at the Accounts Date and all Tax for which the Group may after the Accounts Date become or have become liable in respect of or by reference to:

2.1.1	any income, profits or gains for any period which ended on or before the Accounts Date; or

2.1.2	any distributions made on or before the Accounts Date or provided for in the Accounts; or

2.1.3	any Event occurring on or before the Accounts Date.

2.2	Full potential provision has (to the extent required by UK GAAP) been made and shown (or disclosed of by way of note) in the Accounts for deferred Tax or any contingent liability to Tax.

3.	Deductions and Withholdings

The Group has made all deductions and withholdings in respect of, or on account of, any Tax (including amounts to be deducted under PAYE) from any payments made by it which it is obliged or entitled to make and (to the extent required to do so) has accounted in full to the relevant Tax Authority for all amounts so deducted or withheld and has (to the extent required by law) duly provided certificates of deduction of tax to the recipients of payments from which deductions have been made.

4.	Overseas Elements

4.1

The Group has never been resident or had a branch, agency, place of business, any permanent establishment (within the meaning of section 1141 CTA 2010) or subsidiary incorporated outside the United Kingdom and has never carried out any trading activities outside the United Kingdom for the purposes of any Tax Legislation.

4.2	The Group has never been (nor is it liable to be) assessed to Tax as the agent or representative of any person not resident in the United Kingdom.

4.3

The Group does not and has never held shares in a company which is not resident in the United Kingdom and which would be a close company if it were resident in the United Kingdom, in circumstances that any chargeable gain accruing to that other company could be apportioned to the Group under section 13 TCGA 1992.

5.	Close Companies

5.1	The Group is not and has not at any time been a close investment holding company within the meaning of section 34 CTA 2010.

5.2

The Group has not at any time during the period of seven years ending on the date of this agreement made any payment which falls to be treated as a distribution under section 1064 CTA 2010 (certain expenses of close companies treated as distributions).

5.3

The Group has not made or waived any loan, advance or payment or given any consideration which could fall to be chargeable to tax under chapter 3 of part 10 CTA 2010 (charge to tax in case of loan to a participator) and which have remained outstanding at any time during the period of seven years ending on the date of this agreement and the Group has not released or written off or agreed to write off the whole of any such loans or advances.

5.4

The Group has not made any transfers of value (as specified in section 94(1) IHTA 1984) and there has been no variation in the Group’s share or loan capital within section 98 (Effect of alterations of capital) IHTA 1984. The Group is not liable for any Tax under section 199 (Dispositions by transferor) IHTA 1984.

6.	Capital Gains

6.1

The sum which would be allowed as a deduction from the consideration under section 38 (Acquisition and disposal costs etc.) TCGA 1992 of each asset of the Group (other than trading stock) if disposed of on the date of this Agreement would not be less than (in the case of an asset held on the Accounts Date) the book value of that asset shown or included in the Accounts or (in the case of an asset acquired since the Accounts Date) an amount equal to the consideration given for its acquisition.

6.2

No transaction has been entered into by the Group in the seven years ending on the date of this agreement in circumstances falling within section 17 (disposals and acquisitions treated as made at market value) TCGA 1992 and the Group is not entitled to any capital loss to which section 18(3) (transactions between connected persons) TCGA 1992 may apply.

6.3	The Group has not been a party to or involved in the seven years ending on the date of this agreement in any transaction to which sections 29-34 (value shifting) TCGA 1992 may be applicable.

6.4

Neither the Group nor any company which was a member of the same group of companies as the Group at the relevant time has made any claim under sections 152 to 157 inclusive TCGA 1992 (replacement of business assets) or sections 175 (replacement of business assets by member of a group) or 247 (roll-over relief on compulsory acquisition) TCGA 1992 in respect of an asset owned by the Group immediately prior to Closing.

6.5	The Group does not own any depreciating asset in respect of which a held over gain may accrue pursuant to sections 154(2) and/or 175(3) TCGA 1992.

7.	Events since the accounts date

7.1	None of the following events have occurred in relation to the Group since the Accounts Date:

7.1.1	a deemed (as opposed to actual) acquisition disposal or supply of assets goods services or business facilities;

7.1.2	a disposal or supply of assets goods services or business facilities by the Group for a consideration which is treated for the purposes of Tax as less than the actual consideration;

7.1.3	a distribution within the meaning given by section 1000 CTA 2010 (meaning of distribution) or within section 1064 CTA 2010 (certain expenses of close companies treated as distributions);

7.1.4

a transaction or arrangement which includes or a series of transactions or arrangements which include any step or steps having no commercial or business purpose apart from the deferral, reduction or avoidance of a liability to Tax;

7.1.5	an Event giving rise to a balancing charge;

7.1.6	the Group ceasing or being deemed to cease to be a member of any group or associated with any other Group for the purposes of Tax;

7.1.7	an Event which results in the Group being liable for Tax for which it is not primarily liable; or

7.1.8	an Event which gives rise to a liability of the Group for any penalty, surcharge or interest on Tax.

7.2

For the purposes of this paragraph 7 “business facilities” means business facilities of any kind including but not limited to a loan of money in a letting, hiring or licensing of any tangible or intangible property.

8.	Concessions

The Group has not entered into an arrangement with any Tax Authority (whether general or specific to the Group) which affects the amount of Tax chargeable on the Group or which purports to modify or provide exemption from any obligation to make or submit any computation, notice or return to any Tax Authority.

9.	Corporation Tax — Loan Relationships

9.1

There are no outstanding debts owed by or to the Group, or any securities issued by the Group (other than the Shares) or which the Group owns or in which it has an interest which will not be repaid at Closing other than trade debts within the exemption at section 251(1) (Debts — general provisions) TCGA 1992 and which do not arise out of loan relationships of the Group for the purposes of part 5 CTA 2009.

9.2

The Group has (for all accounting periods beginning prior to 1 January 2005) applied an authorised accruals method of accounting (as was defined in section 85 FA 1996) in respect of all loan relationships (as defined in section 302 CTA 2009) to which it is a party and for all periods of account beginning on or after 1 January 2005 has applied an amortised cost basis of accounting (as defined in section 313(4) CTA 2009).

9.3

The Disclosure Letter contains full and accurate particulars of any loan relationships to which the Group is a party, whether as debtor or creditor, where any other party to that loan relationship is connected with the Group for the purposes of part 5 CTA 2009 or where the Group or the other party to the loan relationship has a major interest in the other as “major interest” is defined in section 473 CTA 2009.

9.4

The Disclosure Letter contains full and accurate particulars of any debtor relationship (as defined in section 302(6) CTA 2009) of the Group which relates to a deeply discounted security (as defined in section 430 ITTOIA 2005) to which sections 406 to 412 CTA 2009 apply.

9.5	The Group has not in the seven years ending on the date of this agreement entered into any transaction to which section 444 (Transactions not at arm’s length—general) CTA 2009 applies.

9.6	The Group has not been in the last seven years, and is not entitled to be, released from any liability which arises under a debtor relationship of that Group.

10.	Capital Allowances

10.1

No balancing charge in respect of any capital allowances claimed or given would arise if any asset of the Group were to be realised for a consideration equal to the amount of the book value of such asset as shown or included in the Accounts (or, in the case of any asset acquired since the Accounts Date, for a consideration equal to the consideration given for the acquisition).

10.2

So far as the Sellers are aware, all necessary conditions for the availability of all capital allowances claimed by the Group (or, where computations are made for capital allowances purposes for pools of assets, all the assets in that pool) have at all material times in the last seven years been satisfied and remain satisfied.

11.	Secondary Liability

So far as the Sellers are aware, no Event has occurred in consequence of which the Group is or may be held liable to pay or bear any Tax which is primarily chargeable against or attributable to some person firm or company other than the Group.

12.	Stamp Taxes

12.1	The Group has duly paid all stamp duty for which it is or has been or may be made liable and without limitation:

12.1.1	all stampable documents which are required to prove the Group’s title to any asset have been duly stamped; and

12.1.2	there are no documents outside the United Kingdom which if they were brought into the United Kingdom would give rise to a liability to stamp duty payable by the Group.

12.2

The Group has duly paid all SDRT for which it is or has become liable and the Group has not been party to any transfer of chargeable securities (within the meaning of section 99 FA 1986) in respect of which the Group is liable to pay any SDRT.

12.3	The Group is not liable to any penalty in respect of any stamp duty or SDRT.

12.4

The Disclosure Letter sets out full and accurate details of any chargeable interest (as defined in section 48 FA 2003) acquired or held by the Group in respect of which the Sellers are aware or ought reasonably to be aware that a land transaction return or additional land transaction return will be required to be filed with a Tax Authority or payment of SDLT made on or after Closing.

12.5

SDLT has been paid in full in respect of all land transactions to which SDLT applies and in respect of which the Group is the purchaser within the meaning of section 43(4) FA 2003 and the Group has never claimed relief from SDLT under part 1 (Group Relief) or part 2 (Reconstruction and Acquisition Relief) of Schedule 7 FA 2003 in the three years prior to the date of this agreement.

12.6	The Group has not made any application to defer any payment of SDLT where such SDLT remains still to be paid.

12.7

The Group has not entered into any transaction for the acquisition of any interest in real property which may give rise to an obligation after Closing to make a return and/or a payment of SDLT pursuant to section 80 (Adjustment where contingency ceases or consideration is ascertained) or paragraph 8 of Schedule 17A (settlement of contingencies etc.) FA 2003.

13.	Anti-Avoidance

13.1	The Group has not in the period of three years ending on the date of this agreement been party to any non-arm’s length transaction.

13.2

The Group has not in the period of three years ending on the date of this agreement been party to or otherwise involved in any scheme or arrangement designed partly or wholly for the purpose of avoiding, deferring or reducing any liability to Tax or amounts to be accounted for under PAYE.

13.3

The Group has never entered into a scheme or arrangement where either the Group or the scheme provider, promoter or introducer is required by law to notify details of the scheme or arrangement to a Tax Authority.

14.	Value Added Tax

14.1

The Group is registered for VAT in the United Kingdom under schedule 1 (Registration in respect of taxable supplies) VATA 1994 and has not at any time in the last six years been treated as (nor applied to be) a member of a group of companies for VAT purposes.

14.2

The Group is a taxable person for VAT purposes, has complied with all the requirements of VATA 1994 and all applicable regulations and orders, and has fully maintained complete, correct and up-to-date records, invoices and other necessary documents.

14.3	All VAT due and payable to the Commissioners of HM Revenue & Customs has been declared and paid in full.

14.4	The Group has not in the last 4 years made any exempt supplies.

14.5	The Disclosure Letter contains material details of any assets of the Group to which the provisions of part XV (the capital goods scheme) VAT Regulations apply.

14.6

The Group has not in the last seven years been a party to a transaction to which Article 5 (transfer of business as a going concern) of the Value Added Tax (Special Provisions) Order 1995 has (or has purported to have been) applied.

14.7	The Group is not registered (nor required to be registered for local VAT or its equivalent in any State other than the United Kingdom.

14.8

The Group has not made and is not otherwise bound by any election made pursuant to paragraph 2 (effect of the option to tax: supplies become taxable) or paragraph 21 (real estate elections) of schedule 10 VATA 1994 in respect of any interest in property owned by the Group immediately prior to Closing.

15.	Groups

15.1	The Group has not (other than in relation to another Group Entity), at any time in the last seven years been:

15.1.1	a member of a group of companies as defined by section 170 TCGA 1992; or

15.1.2	a 51% subsidiary of any company as defined by section 1154(2) CTA2010 and the Group does not have (and never has had) any 51% subsidiary as so defined; or

15.1.3	owned by a consortium (as defined in section 153 CTA 2010) and the Group is not nor has it ever been a member of a consortium.

15.2	The Group (other than in relation to another Group Entity) does not have and has not had at any time in the last seven years any associated company within the meaning of section 25 CTA 2010.

16.	Share Schemes, Bonus Schemes and Employee Benefits Contributions

16.1

Other than the Shares, no security, nor any interest in any security, has been acquired by any person where the right or opportunity to acquire the securities or the interest in the securities was made available by reason of the employment (that expression having the same meaning which it is given in section 421B ITEPA 2003) of any person with the Group. For the purposes of this warranty “security” has the meaning given to that term in section 420 ITEPA 2003 and “securities” shall be construed accordingly.

16.2

The Disclosure Letter sets out full details of all securities options (within the meaning given in section 420(8) ITEPA 2003) acquired by any person where the right or opportunity in acquiring any such securities option was made available by reason of employment with the Group of that person or of any other person.

16.3

The Group has complied with each reporting obligation for PAYE purposes in connection with all payments to or amounts treated as paid to or benefits provided for or on behalf of the Group’s directors, other officers, employees, former directors, officers and employees.

17.	Construction Industry

The Group is not and has never been either a contractor or a sub-contractor for the purposes of chapter 3 part 3 FA 2004.

18.	Inheritance Tax

18.1

So far as the Sellers are aware the Group is not liable to be assessed to Inheritance Tax as donor or donee of any gift or as a transferor or transferee of value (actual or deemed) nor as a result of any disposition, chargeable transfer or transfer of value (actual or deemed) made by or deemed to be made by any other person.

18.2

There is no unsatisfied liability to Capital Transfer Tax or Inheritance Tax attached or attributable to the assets of the Group or the shares of the Group and neither such assets nor such shares are subject to charge in favour of HM Revenue and Customs.

18.3

So far as the Sellers are aware, no person has the power under section 212 (Power to raise tax) IHTA 1984 to raise any Inheritance Tax by sale or mortgage of or by a terminable charge on any of the Group’s assets or shares.

18.4	The Group is not entitled to an interest in possession in settled property.

19.	Corporation Tax — Instalment Payments

19.1	The Group is, since 1 July 2017, a “large company” as defined by regulation 3 (Large companies) CTIP.

20.	Transfer Pricing

20.1

The Group has not at any time in the 7 years ending on the date of this agreement entered into nor is it at Closing a party to any transaction (within the meaning in section 150 TIOPA 2010) with any person other than on fully arm’s length terms and so far as the Sellers are aware there are no circumstances which could cause any Tax Authority to make or require to be made any material adjustment for Tax purposes to any provision made by means of any such transaction or transactions and no such adjustment has actually been made.

The Group has in its possession all such records as may be needed (to the extent required by Tax legislation) to demonstrate that the terms of any transaction entered into at any time by the Group is or was on fully arm’s length terms.

Part 4 – The Property Warranties

1.	Definitions

In this Part 4 of Schedule 5 in addition to the words and expressions defined in clause 1.1 the following definitions shall apply:

“Planning Acts” means the TCPA, the Planning (Listed Buildings and Conservation Areas) Act 1990, the Planning (Hazardous Substances) Act 1990, the Planning (Consequential Provisions) Act 1990 and the Planning and Compulsory Purchase Act 2004;

“Planning Permission” means a permission under the TCPA; and

“TCPA” means the Town and Country Planning Act 1990.

2.	Details of Properties

2.1	The Properties comprise all the land and buildings owned by the Group or occupied or otherwise used by the Group or its servants or agents for the purposes of the Group’s business.

2.2	Copies of all the leases and licences affecting or benefiting each Property, or to which a Property is subject, are included in the Disclosure Documents.

3.	Ownership and third party rights

3.1	Each Property is owned by the Group free from any mortgage, debenture, charge (whether specific, floating, legal and/or equitable), rent charge, lien or other Encumbrance of a financial nature.

3.2

No Property is subject to any right of pre-emption, right of first refusal, option, restrictive covenant, stipulation, easement, wayleave, licence, unregistered interest falling within any of the paragraphs of schedules 1 and 3 Land Registration Act 2002, or other similar rights vested in third parties which would inhibit its existing use.

3.3

There is no person in possession or occupation of, or who has or claims any right or interest of any kind in, any Property (whether adversely to the interests of the Group or otherwise). The Group is entitled to and has exclusive vacant possession of each Property.

3.4	Where title to the Property is unregistered, no event has occurred in consequence of which registration should have been effected at HM Land Registry.

4.	Use of Properties

4.1

So far as the Sellers are aware use of each Property is the permitted use for the purposes of the Planning Acts. The existing permitted use of each Property is not temporary or personal or subject to planning conditions of an onerous or unusual nature.

4.2

Planning Permission has been granted or is deemed to have been granted for the purposes of the Planning Acts in respect of any development, alteration, extension or other improvement of any Property which has been carried out prior to Closing. No such Planning Permission relating to any Property is of a personal or temporary nature or subject to unusual or onerous conditions. Building regulations consent has been obtained with respect to all developments, extensions, alterations and improvements to any Property.

4.3	No Planning Permission which has been obtained in relation to a Property has been suspended or called in and no application for Planning Permission is awaiting decision.

4.4	So far as the Sellers are aware no part of the Property is affected by:

4.4.1	any outstanding dispute or notice of complaint;

4.4.2

any exception, reservation, right, covenant, restriction or condition which is of an unusual or onerous nature or which affects or might in the future affect the use of that Property for the purpose for which it is now used;

4.4.3	any notice, order or proposal made or issued by or on behalf of any government or statutory authority;

4.4.4	the carrying out of any work upon any building, the modification of any Planning Permission, the discontinuance of any use or the imposition of any building or improvement line;

4.4.5	any compensation received as a result of any refusal of any application for Planning Permission or the imposing of any restrictions in relation to any Planning Permission;

4.4.6	the payment of any outgoings (other than normal rates and taxes); or

4.4.7	any commutations of rent or payment of rent in advance of the due dates for payment.

4.5	There are no disputes with any adjoining or neighbouring owner with respect to boundary walls and fences, or with respect to any easement, right or means of access to the Property.

5.	Services

Each Property enjoys main services of water, drainage, electricity, telephone and gas.

6.	Leasehold property

6.1

The Group is not and has not at any time since the date of its incorporation been the original lessee of any property other than the Property and has not given a guarantee or entered into any direct covenant with either a lessor or assignor of any property.

6.2	The Group has paid the rent and observed and performed the covenants on the part of the tenant and the conditions contained in any lease or licence under which any Property is held and:

6.2.1	all such leases and/or licences are valid and in full force;

6.2.2	all licences, consents and approvals required from the landlords or any superior landlords under any lease or licence of the Property have been obtained; and

6.2.3	the covenants on the part of the Group contained in such licences, consents and approvals have been duly performed and observed.

6.3	There are no rent reviews under the lease of any of the Property held by the Group currently in progress. No such rent review is due in the 12 months immediately following Closing.

7.	Information

So far as the Sellers are aware the replies given by or on behalf of the Sellers to enquiries before contract raised by or on behalf of the Buyer relating in any way to any Property were, when given, true and accurate.

SCHEDULE 8

WARRANTIES OF THE BUYER AND THE GUARANTOR

1.	Warranties of Buyer

1.1	Incorporation and Corporate Power

The Buyer is a limited liability company incorporated, organised and subsisting under the laws of England and Wales and the Guarantor is a limited liability company incorporated, organised and subsisting under the laws of Alberta, Canada. The Buyer and the Guarantor each has the corporate power, authority and capacity to execute and deliver this Agreement, each Ancillary Agreement to which it will be a party and all other agreements and instruments to be executed by it as contemplated herein and to perform its obligations under this Agreement, each Ancillary Agreement to which it will be a party and under all such other agreements and instruments.

1.2	Authority

The Buyer and the Guarantor each has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Buyer and the Guarantor of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by the Buyer and the Guarantor of the transactions contemplated hereby and thereby have been duly and validly authorised by all necessary corporate action. This Agreement has been, and upon their execution each of the Ancillary Agreements to which the Buyer and the Guarantor will be a party will have been, duly executed and delivered by the Buyer and the Guarantor and, assuming due execution and delivery by each of the other parties hereto and thereto, this Agreement constitutes, and upon their execution each of the Ancillary Agreements to which the Buyer and the Guarantor will be a party will constitute, the legal, valid and binding obligations of the Buyer and the Guarantor, enforceable against the Buyer and the Guarantor in accordance with their respective terms subject to applicable insolvency, reorganisation and other laws of general application limiting the enforcement of creditors’ rights generally and to the fact that specific performance is an equitable remedy available only in the discretion of the court.

1.3	No Conflict; Required Filings and Consents

The execution, delivery and performance by the Buyer and the Guarantor of this Agreement and each of the Ancillary Agreements to which the Buyer and the Guarantor will be a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not:

(a)	conflict with or violate the certificate of incorporation or constitutional documents of the Buyer or the Guarantor;

(b)	conflict with or violate any Law applicable to the Buyer or the Guarantor; or

(c)

result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under or require any consent of any Person pursuant to, any note, bond, mortgage, indenture, agreement, lease, license, permit, franchise, instrument, obligation or other Contract to which the Buyer or Guarantor is a party.

1.4	Insolvency and Bankruptcy

Neither the Buyer nor the Guarantor is insolvent within the meaning of the Insolvency Act 1998 or equivalent legislation in Canada and neither the Buyer nor the Guarantor shall not become insolvent as a result of the Closing. Neither the Buyer nor the Guarantor has made an assignment in favour of its creditors nor proposed entering into an insolvency related arrangement with its creditors or any class of them, nor had any petition for winding up of the Buyer or the Guarantor been presented. No act or proceeding has been taken or authorised by or against the Buyer or the Guarantor by any other Person in connection with the insolvency of the Buyer or the Guarantor and no such proceedings have been threatened by any other Person.

1.5	Brokers

No broker, finder or investment banker is entitled to any commission, brokerage, finder’s or other fee in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Buyer.

1.6	Reverse Warranty

Neither the Buyer nor the Guarantor are actually aware of any circumstances which they know gives rise to a Breach Claim.

1.7	Laws

The Guarantor and the Buyer has complied in all material respects with all applicable laws of any relevant jurisdiction. The facts and circumstances concerning the Buyer and the Guarantor contained within the SAR/NCA filing dated 8 February 2019 relating to this Agreement remain true.

1.8	Sundial Shares

When issued, the Sundial Shares shall be issued as fully paid and non-assessable common shares in the Capital of the Guarantor.